As filed with the U.S. Securities and Exchange Commission on October 30, 2013

Registration No. 333-191743

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IZEA, INC.
(Exact name of registrant as specified in its charter)

Nevada	7310	37-1530765
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1000 Legion Place
Suite 1600
Orlando, Florida 32801
(407) 674-6911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA, Inc.
1000 Legion Place
Suite 1600
Orlando, Florida 32801
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2234
sfeldman@olshanlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share, issued in connection with a private placement (2)	8,730,000	$0.38	$3,317,400.00	427.28
Common Stock underlying Warrants (3)	174,732	$0.38	$66,398.16	8.55
Common Stock, par value $.001 per share, issued in connection with contractual agreements (4)	411,545	$0.38	$156,387.10	20.15

Total Registration Fee	9,316,277			$455.98
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(1)
The offering price has been estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) under the Securities Act on the basis of the last reported sale price of the common stock of the registrant as quoted on the OTCQB marketplace on October 14, 2013.

(2)		We are registering 8,730,000 shares of our common stock sold between August 15, 2013 and September 23, 2013 in accordance with the terms of a Private Placement.
(3)
We are registering 174,732 shares of common stock at a price of $0.25 per share issued as warrants in a Private Placement. In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant's common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)		We are registering these shares pursuant to contractual agreements with several parties pursuant to which we issued restricted securities to pay for services.
(5)		A registration filing fee of $911.95 was previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS                      Subject to Completion, dated October 30, 2013

9,316,277 Shares of Common Stock

This prospectus relates to 9,316,277 shares of common stock of IZEA, Inc. for the sale from time to time by certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. The number of shares the selling stockholders may sell consists of 9,141,545 shares of common stock that are currently issued and outstanding and 174,732 shares of common stock that they may receive if they exercise their warrants. You can find detailed information on the selling stockholders and the transactions in which they acquired our securities in the section entitled “Selling Stockholders” beginning on page 56 of this prospectus.

The distribution of shares offered hereby may be effected in one or more transactions that may take place on the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

Our common stock is quoted on the OTC marketplace under the trading symbol IZEA. On October 29, 2013 , the closing price of our common stock was $0.39 per share.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

________________

These securities involve a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November ___, 2013 .

______________
You should rely only on the information contained in this prospectus in deciding whether or not to purchase our shares. We have not authorized anyone to provide you with information different from that contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related notes, and risk factors. Unless the context otherwise requires, the terms "IZEA," the "Company," "we," "our," "us" and similar terms used in this prospectus refer to IZEA, Inc. and its subsidiary, IZEA Innovations, Inc.

Our Company
Our Mission

Our mission is to empower everyone to value and exchange content, creativity and influence.

Business Overview
IZEA is a leading company in the social sponsorship space. We currently operate multiple online properties including our premiere platforms, SocialSpark and SponsoredTweets, as well as our legacy platform PayPerPost. Social sponsorship is when a company compensates a social media publisher or influencer such as a blogger or tweeter ("creators") to share sponsored content with their social network audience. This sponsored content is shared within the body of a content stream, a practice known as “native advertising.” We generate our revenue primarily through the sale of sponsorship campaigns to our advertisers. We fulfill these campaigns through our platforms by utilizing our creators to complete sponsorship opportunities for our advertisers. We also generate revenue from the posting of targeted display advertising and from various service fees.

Our platforms take the existing concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the sponsorship process, allowing everyone from college students and stay at home moms to celebrities the opportunity to monetize their content, creativity and influence in social media.
We believe that we pioneered the concept of a marketplace for sponsorships on the social web in 2006 with the launch of PayPerPost and have focused on scaling our offerings ever since. We compensate bloggers, tweeters and other types of social media content creators to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales, and creators earn cash compensation in exchange for their posts.
Recent Private Placement

From August 15, 2013 through September 23, 2013, we entered into Securities Purchase Agreements with 26 investors, pursuant to which we raised $2,182,500 in cash through the private placement of 87.3 units, at a price of $25,000 per unit. Each unit consisted of 100,000 shares of our common stock, together with two warrants. The warrants were composed of one warrant to purchase 50,000 shares of common stock at an exercise price of $0.25 per share and another warrant to purchase 50,000 shares of common stock at an exercise price of $0.50 per share, in each case exercisable for cash at any time during the five years following the date of issuance.

Between April 2013 and August 2013, Brian W. Brady, a director of our company, loaned us $1,270,000 for working capital through several short-term, unsecured promissory notes. On August 15, 2013, Mr. Brady converted the $1,270,000 principal plus $19,252 of accrued interest under the notes, into 51.57 units (5,157,008 shares of common stock) on the same terms and conditions as were applicable to the other investors in the private placement. Two other unaffiliated noteholders converted $75,000 in principal plus $12,366 of accrued interest, that we owed to them pursuant to an unsecured promissory note originally issued in May 2012, into 3.5 units (349,464 shares of common stock) on the same terms and conditions as other investors in the private placement.

As a result of the private placement and conversion of the notes (the "Private Placement"), we issued 14,236,472 shares of our common stock, warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.25 per share and warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.50 per share. Pursuant to the terms of the Securities Purchase Agreements issued in the Private Placement, we agreed to file a registration statement with the SEC for purposes of registering the resale of these shares of common stock and the shares underlying the warrants within four months after the final closing date (by January 23, 2014) and use our commercially reasonable efforts to have it declared effective no later than six months after the final closing date (by March 23, 2014). The net proceeds received from the Private Placement are being used for general working capital purposes.

Mr. Brady provided us with a waiver of his registration rights under the Securities Purchase Agreement in this registration statement with respect to his 5,157,008 shares of common stock and like number of shares underlying warrants.  In exchange for such waiver, we agreed to grant to Mr. Brady “piggyback” registration rights to include his shares in future registrations of ours (other than on Forms S-4 and S-8) and up to four demand registration rights to compel registration of those shares for resale. Additionally, the unaffiliated noteholders received their securities as exempt from the registration requirements since they met the required holding period of one-year based on the original issuance date of the promissory note. Therefore, we are only required to register 8,730,000 of these shares of common stock that are currently issued and outstanding and 9,079,464 shares of common stock that the investors may receive if they exercise their warrants. Due to the large number of securities issued, we are only seeking current registration of 8,730,000 shares of common stock and 174,732 shares of common stock that the investors may receive if they exercise their warrants.

Other Restricted Share Issuance

On September 30, 2013, we entered into an agreement pursuant to which we issued 823,090 shares of restricted common stock, at an effective price of $0.35 per share, to settle a $288,081 balance owed for legal services. Under the terms of the agreement, we agreed to register these shares upon filing of our next registration statement. Due to the large number of securities for which we are requesting registration, we are only seeking current registration for 411,545 of these shares.

Corporate Information

Our executive offices are located at 1000 Legion Place, Suite 1600, Orlando, FL 32801 and our telephone number is (407) 674-6911.  We maintain a corporate website at http://www.izea.com.  Information on our website and the downloadable files found there are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

The Offering

Common stock offered by selling stockholders:	9,316,277 shares of common stock.
Common stock outstanding as of October 29, 2013:	22,389,331 shares (1)
Common stock to be outstanding after the offering:	22,389,331 shares (1)
Use of proceeds:	We will receive none of the proceeds from the sale of shares by the selling stockholders, but we will receive the exercise price of the warrants if the warrants are exercised.
OTCQB symbol:	IZEA
Risk factors:
As part of your evaluation of our company, you should take into account not only our business plan and strategy, but also special risks we face in our business, including our history of net losses, substantial doubt about our ability to continue as a going concern, the competitive conditions in the social sponsorship segment in which we operate and the potential failure to popularize one or more of our marketplace platforms, including our new NAX platform. For a detailed discussion of these and other risks, see “Risk Factors” beginning on page 9.

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(1) Includes 14,236,472 shares that were issued in our Private Placement from August 15, 2013 through September 23, 2013 and 823,090 shares of common stock issued as payment for legal services.

The number of shares of our common stock to be outstanding after this offering is based on 22,389,331 shares of common stock outstanding as of October 29, 2013 , and excludes as of that date:

•	237,369 vested, yet unissued, shares of restricted common stock;

•	1,582,031 shares of unvested restricted common stock;

•	warrants to purchase an aggregate of 18,605,999 shares of common stock; and

•	stock options to purchase an aggregate of 6,921,026 shares of common stock.

Unless otherwise specifically stated, all information in this prospectus assumes (i) no issuance of the restricted stock units and (ii) no exercise of outstanding warrants or stock options to purchase common stock.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements and related notes, which are included in this prospectus.

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
Consolidated Statement of Operations Data:	2013	2012	2012	2011
Revenue	$3,100,548	$2,817,672	$4,954,239	$4,347,235
Cost of sales	1,347,003	1,159,771	2,150,379	1,951,571
Total operating expenses	3,148,420	4,237,634	7,269,316	6,682,452
Total other income (expense)	(382,425)	(176,846)	(207,182)	308,196
Net loss	$(1,777,300)	$(2,756,579)	$(4,672,638)	$(3,978,592)
Loss per common share - basic and diluted	$(0.25)	$(2.46)	$(0.99)	$(6.49)
Weighted average common shares outstanding - basic and diluted	7,020,347	1,121,466	4,736,073	612,791
The following table summarizes our balance sheet data as of June 30, 2013 as reported and as adjusted. The as adjusted information gives effect to the following items:

•	Receipt of gross proceeds of approximately $2,182,500 from the sale of 8,730,000 shares of our common stock at a price of $0.25 per share in our Private Placement in August and September 2013.

•	Conversion of notes payable and accrued interest thereon totaling $1,376,618 into 5,506,472 shares of our common stock at an effective price of $0.25 per share in our Private Placement.

•	Conversion of $288,081 in accounts payable owed for legal services into 823,090 shares of our common stock at an effective price of $0.35 per share on September 30, 2013.

	As of June 30, 2013
Consolidated Balance Sheet Data:	Actual (unaudited)	As Adjusted (unaudited)
Cash and cash equivalents	$69,862	$2,252,362
Working capital (deficit)	(2,815,015)	1,032,184
Total assets	1,649,414	3,831,914
Total liabilities	4,354,185	2,689,486
Total stockholders' equity (deficit)	(2,704,771)	1,142,428

RISK FACTORS
An investment in our shares of common stock involves a high degree of risk and should not be purchased by anyone who cannot afford to lose their entire investment. You should consider carefully the material risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our shares. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following material risks.

Risks Related to our Business

We have a history of losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $1,777,300, $4,672,638 and $3,978,592 for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, respectively, and had an accumulated deficit of $24,580,722 as of June 30, 2013. Additionally, we expect to incur a net loss for the remainder of this year.

As described in "Prospectus Summary - Recent Private Placement" above, the Private Placement provided us with a positive working capital balance and cash reserves for future periods. However, revenues and cash generated from our operations are not presently sufficient to sustain our operations for more than one year. Our ability to continue as a going concern is dependent upon raising additional capital from financing transactions, increasing revenue totals or keeping operating expenses at less than 50% of our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

We will need to obtain financing for future growth which may be difficult to obtain and may be highly dilutive.

Our continued operations are dependent on our ability to provide positive cash flow from operations and our ability to raise additional capital from financing transactions. Financing transactions may include the issuance of equity or convertible debt securities, obtaining credit facilities, or other financing alternatives. The volatility and sharp decline in the trading price of our common stock over the past year could make it more difficult to obtain financing through the issuance of equity or convertible debt securities. There can be no assurance that we will be successful in any future financing or that it will be available on terms that are acceptable to us.

Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities, warrants and restricted stock awards may include preferences, superior voting rights and privileges senior to those of existing holders. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal and accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Future financings may be impaired by such factors as the overall level of activity in the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our cash from operations, is not sufficient to satisfy our capital needs, we may have to curtail our marketing and development plans and possibly cease operations.

Our independent registered public accounting firm's report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

As of June 30, 2013, our total stockholders' deficit was $2,704,771 and we had a working capital deficit of $2,815,015. Primarily as a result of our losses and limited cash balances, our independent registered public accounting firm included in their report for the year ended December 31, 2012 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are not able to raise sufficient capital to generate positive cash flows that will sustain us for more than one year, our independent registered public accounting firm may be required to continue to include this explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their future reports. Such language in our independent registered public accounting firm's report could make it more difficult to obtain future financing.

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Because we have a limited operating history, we encounter risks and uncertainties frequently experienced by early-stage companies in rapidly evolving markets. For us, these risks include:

•	risks associated with our dependence on our platforms and related services, for the majority of our revenues for the foreseeable future;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We have experienced rapid growth over a short period in our social sponsorship platforms and we do not know whether this will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business has grown rapidly as advertisers and creators have increasingly used our social sponsorship platforms. However, the social sponsorship industry is relatively new. Given the limited history, it is difficult to predict whether our platforms will continue to grow or whether it can be maintained. We expect that the platforms will evolve in ways that may be difficult to predict. It is possible that advertisers and creators could broadly determine that they no longer believe in the value of our current platforms. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business, prospects, results of operation and financial condition could be materially harmed.

Delays in releasing enhanced versions of our products and services could adversely affect our competitive position.

As part of our strategy, we expect to periodically release enhanced versions of our premier platforms and related services. Even if our new versions contain the features and functionality our customers want, in the event we are unable to timely introduce these new product releases, our competitive position may be harmed. We cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing other future products or enhancements of our products could cause our financial results to be adversely impacted.

We are developing a new platform to process all of our existing business transactions and grow our operations, but cannot provide any assurance regarding its success.

We are currently developing a new platform called Native Ad Exchange (“NAX”). NAX is designed to provide a unified ecosystem that enables the creation of multiple types of content through a wide variety of social channels. NAX is a brand-new system, engineered from the ground-up to replace all of our current platforms with an integrated offering that is improved and more efficient for the company to operate. Our intention is to focus all of our engineering resources on the NAX platform for the foreseeable future. We are spending a significant amount of time and resources on the development of this platform, but we cannot provide any assurances of its short or long-term success or growth. A portion of the proceeds of our Private Placement is being used for completion of the NAX platform. There is no assurance that the amount of money being allocated for the platform will be sufficient to complete it, or that such completion will result in significant revenues or profit for us. If our advertisers and creators do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new advertisers and creators. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for NAX may decrease and our business, prospects, results of operations and financial condition could be negatively affected.

The social sponsorship landscape is subject to numerous changes that could cause our revenue to decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following:

•	social sponsorship is, by its nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt social sponsorship that replaces, limits or competes with their existing direct marketing efforts;

•	companies may prefer other forms of advertising we do not offer, including certain forms of search engine placements;

•	companies, such as Facebook and Twitter, may no longer grant us access to their websites in connection with our social sponsorship platforms;

•
companies may not utilize social sponsorship due to concerns of “click-fraud” particularly related to search engine placements (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link); and

•	regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability.

If the number of companies that purchase social sponsorship from us or the size of the sponsorship campaigns does not grow, our revenue could decline which would have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to retain our existing creators, our revenue and business will be harmed.

We have more than 827,000 registered creators in over 175 different countries and territories, of which approximately 80,000, 77,000 and 25,000 creators performed a social sponsorship transaction during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. We must continue to retain and acquire creators that publish sponsorships through our premier platforms in order to increase revenue and achieve profitability. These creators will be asked to create a new account with us upon the launch of NAX. If creators do not perceive our products and services to be of high value and quality or if we fail to provide value with NAX, we may not be able to acquire or retain creators. If we are unable to acquire new creators in numbers sufficient to grow our business, or if creators cease using our products and services, the revenue we generate may decrease and our operating results will be adversely affected. We believe that many of our new creators originate from word of mouth and other referrals from existing creators, and therefore we must ensure that our existing creators remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing creators are not successful, we may not be able to acquire new creators in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new creators.

If we fail to retain existing advertisers or add new advertisers, our revenue and business will be harmed.

We have more than 103,000 registered advertisers in over 135 different countries and territories, of which approximately 7,000, 5,800 and 3,000 advertisers created an sponsorship opportunity during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. These advertisers will be asked to create a new account with us upon the launch of NAX. We depend on our ability to attract and retain advertisers that are prepared to offer products or services on compelling terms through our platforms. We must continue to attract and retain advertisers in order to increase revenue and achieve profitability. If new advertisers do not find our marketing and promotional services effective, or if existing advertisers do not believe that utilizing our platforms provides them with a long-term increase in customers, revenue or profit, they may stop advertising through our platforms. In addition, we may experience attrition in our advertisers in the ordinary course of business resulting from several factors, including losses to competitors, closures or bankruptcies. If we are unable to attract new advertisers in numbers sufficient to grow our business, or if too many advertisers are unwilling to offer products or services with compelling terms to our creators through our platforms or if too many large advertisers seek extended payment terms, our operating results will be adversely affected.

We (and others) are currently defending a patent infringement claim related to peer-to-peer advertising between mobile communication devices seeking unspecified damages, which may materially impact our business.

On October 17, 2012, Blue Calypso, Inc. filed a complaint against us in the U.S. District Court for the Eastern District of Texas accusing us of infringing patents related to peer-to-peer advertising between mobile communication devices seeking unspecified damages. We made a request that the Texas court transfer the matter to the Middle District of Florida, but no ruling has yet been made on that motion. On October 4, 2013, Blue Calypso, we and the other defendants submitted to the Texas court a joint claim construction and prehearing statement containing each parties’ position with regard to the meaning of the disputed claim terms of the patents.  The court has also yet to rule on this matter. At this stage, we do not have an estimate of the likelihood or the amount of any potential exposure to us. Although we believe that there is no merit to this lawsuit, there can be no assurance that we will prevail in the suit.  In the event that a favorable outcome for us is not obtained, we could potentially be limited in certain ways in the use of our current social sponsorship platforms.  Even if the litigation is resolved in our favor, it is possible that the litigation will be protracted, resulting in substantial legal costs to defend against the action and the diversion of management's attention and other resources of our company.  In either event, the continuation of this action could have a material adverse effect on our business, financial condition and results of operations.

Intense competition in our target market could impair our ability to grow and to achieve profitability.

The market for native advertising is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with Internet advertising solutions and companies that offer pay per click search services.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and social sponsorship providers, as well as competition with other media for native advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of creators and advertisers will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "IZEA" brand is critical to expanding our base of creators and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "IZEA" brand, or if we incur excessive expenses in this effort, our business, prospects, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Unfavorable publicity or consumer perception of our platforms, applications, practices or service offerings, or the offerings of our advertisers, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of advertisers and the size of our publisher base, the loyalty of our creators and the number and variety of sponsorships we offer each day. As a result, our business, prospects, results of operation and financial condition could be materially and adversely affected.

Our total number of registered creators may be higher than the number of our actual individual creators and may not be representative of the number of persons who are active potential creators.

Our total number of registered creators may be higher than the number of our actual individual creators because some creators have multiple registrations, other creators may have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these creators, we do not have a reliable system to accurately identify the number of actual individual creators, and thus we rely on the number of total registered creators as our measure of the size of our publisher base. In addition, the number of creators includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively create to fulfill the sponsorships offered through our platforms.

Our total number of registered advertisers may be higher than the number of our actual individual advertisers and may not be representative of the number of persons or companies who are active potential advertisers.

Our total number of registered advertisers may be higher than the number of our actual individual advertisers because some advertisers have multiple registrations and other advertisers may no longer have a need for advertising or be in business. Given the challenges inherent in identifying these advertisers, we do not have a reliable system to accurately identify the number of actual individual advertisers, and thus we rely on the number of total registered advertisers as our measure of the size of our advertiser base. In addition, the number of advertisers includes the total number of advertisers that have completed registration through a specific date, less advertisers who have unsubscribed, and should not be considered as representative of the number of advertisers who continue to actively create to fulfill the sponsorships offered through our platforms.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the social media, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

•	truth-in-advertising;

•	user privacy;

•	taxation;

•	right to access personal data;

•	copyrights;

•	distribution; and

•	characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property, encryption, taxation, libel, export or import matters and personal privacy to social media platforms is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of social media platforms and related technologies. As a result, they do not contemplate or address the unique issues of social media and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the social media marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Our social sponsorship business is subject to the risks associated with word of mouth advertising and endorsements, such as violations of the “truth-in-advertising,” FTC Guides and other similar regulatory requirements and, more generally, loss of consumer confidence.

We do not engage in targeted or online behavioral advertising practices, nor do we compile or use information concerning consumer behavior on an individual level, but we may do so from time to time in the aggregate and on an anonymous basis to analyze our services and offerings, and better optimize them for improved business results.  As the practice of targeted advertising has become increasingly scrutinized by both regulators and the industry alike, a greater emphasis has been placed on educating consumers about their privacy choices on the Internet, and providing them with the right to opt in or opt out of certain industry practices, such as targeted advertising. The common thread throughout both targeted advertising and the FTC requirements described in detail in the section "Business - Government Regulation" is the increased importance placed on transparency between the advertiser and the consumer to ensure that consumers know the difference between “information” and “advertising” on the Internet, and are afforded the opportunity to decide how their data will be used in the manner to which they are marketed. There is a risk regarding negative consumer perception “of the practice of undisclosed compensation of social media users to endorse specific products” which pertains to a risk of overall general public confidence in the FTC's ability to enforce its Guides Concerning the Use of Endorsements and Testimonials in Advertising in social media.  As described in the section "Business - Government Regulation," we undertake various measures through controls across our platforms and by monitoring and enforcing our code of ethics to ensure that advertisers and creators comply with the FTC Guides when utilizing our sites, but if competitors and other companies do not, it could create a negative overall perception for the industry. Not only will readers stop relying on blogs for useful, timely and insightful information that enrich their lives by having access to up-to-the-minute information that often bears different perspectives and philosophies, but a lack of compliance will almost inevitably result in greater governmental oversight and involvement in an already-highly regulated marketplace.  If there is pervasive overall negative perception caused by others not complying with FTC Guides among its other acts, regulations and policies, then this could result in reduced revenue and results of operations and higher compliance costs for us.

New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of social media, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our creators to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over social media. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over social media. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of publisher data on our websites and platforms. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of creators or advertisers and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service on our platforms and applications could result in a loss of creators or advertisers.

Creators and advertisers access our services through our platforms and applications. Our reputation and ability to acquire, retain and serve our creators and advertisers are dependent upon the reliable performance of our platforms and applications and the underlying network infrastructure. As our creator base continues to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts for data centers and equipment and related network infrastructure to handle the traffic on our platforms and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our publisher base or the amount of traffic on our platforms and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our platforms and applications, and prevent our creators and advertisers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential creators and advertisers, which could harm our operating results and financial condition.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, advertisers and creators may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platforms and applications and the network infrastructure that is hosted by third-party providers involve the storage and transmission of advertiser and publisher proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon or any number of other reasons, and, as a result, an unauthorized party may obtain access to our data or our advertisers' or creators' data. Additionally, outside parties may attempt to fraudulently induce employees, advertisers or creators to disclose sensitive information in order to gain access to our data or our advertisers' or creators' data.  Although we do have security measures in place, we have had instances where some customers have used fraudulent credit cards in order to pay for our services. While these breaches of our security did not result in material harm to our business, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain and use unauthorized credit cards, obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose advertisers and creators and vendors and have difficulty obtaining merchant processors or insurance coverage essential for our operations.

If our technology platforms contain defects, we may need to suspend their availability and our business and reputation would be harmed.

Platforms as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial release of new platforms or enhancements to existing platforms. Although we attempt to resolve all errors that we believe would be considered serious by our customers before making our platforms available to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. We cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors, considered minor by us, will not be considered serious by our customers, resulting in a decrease in our revenues.

We may be subject to lawsuits for information by our advertisers and our creators, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers or of social media content creators and for the content of their advertisers' listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our platforms. These types of claims have been brought, sometimes successfully, against online services, as well as print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers or our creators. Our potential liability for unlawful activities of our advertisers or our creators or for the content of our advertisers' listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we fail to detect click-fraud, we could lose the confidence of our advertisers and advertising partners as a result of lost revenue to advertisers or misappropriation of proprietary and confidential information, thereby causing our business to suffer.

“Click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link. We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. The security measures we have in place, which are designed to reduce the likelihood of click-fraud, detect click-fraud from time to time. While the instances of click-fraud that we have detected to date have not had a material effect on our business, click-fraud could result in an advertiser experiencing a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary and confidential information or could cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

If third parties claim that we infringe their intellectual property rights, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims, such as the pending Blue Calypso lawsuit described above. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

Historically, we have not relied upon patents to protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We do not have patents on any of our current platforms and because we determined that the costs of patent prosecution outweighed the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. In addition to copyright laws, we rely upon service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We are currently developing a new platform called the Native Ad Exchange (“NAX”). NAX is designed to provide a unified ecosystem that enables the creation of multiple types of content including blog posts, status updates, videos and photos through a wide variety of social channels including blogs, Twitter, Facebook, Instagram, Tumblr and LinkedIn, among others. We have filed a patent application covering important features of this platform and have submitted a trademark application for “Native Ad Exchange,” which are currently pending approval. We are not aware of any reason why such applications will not be granted, although there can be no assurance thereof.

Our market is subject to rapid technological change and, to compete, we must continually enhance our products and services.

We must continue to enhance and improve the performance, functionality and reliability of our products and services. The social sponsorship industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our products. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We have experienced a period of growth that has placed, and if such growth continues, will continue to place, a strain on our managerial and financial resources. As our business needs expand, we intend to hire new employees. To manage the expected growth of our operations and personnel, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Edward H. (Ted) Murphy, our President and Chief Executive Officer, and Ryan S. Schram, our Chief Operating Officer. We maintain key-man life insurance for our benefit on the life of Mr. Murphy in the amount of $1.5 million.

Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified graphic designers, computer scientists, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Orlando, Florida area where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, including key management, technical, sales and marketing personnel, would have a material adverse effect on our business and potential growth.

Having only two executive officers and one independent director limits our ability to establish effective independent corporate governance procedures and increases the control of our executive officers.

We have only two executive officers and four directors, only one of whom is considered independent.  Accordingly, we cannot establish effective board committees comprised of independent members to oversee functions like compensation or audit issues.  In addition, our two executive officers are also directors, including Edward H. (Ted) Murphy, who is the President, Chief Executive Officer and the Chairman of the Board of Directors.  This structure gives our executive officers significant control over all corporate issues.

Unless and until we have a larger board of directors that would include three or more independent members, there will be limited oversight of our executive officers’ decisions and activities and little ability for you to challenge or reverse those activities and decisions, even if they are not in your best interests.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly.  As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult and costly for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

International operations could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.

While international operations are not significant to our revenues near-term, we plan to further expand internationally. In certain international markets, we may not benefit from any first-to-market advantages or otherwise succeed. In addition to risks described elsewhere in this section, our international operations expose us to additional risks, including the following:

•	changes in local political, economic, social, and labor conditions, which may adversely harm our business;

•	restrictions on foreign ownership and investments, and stringent foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

•	import and export requirements that may prevent us from offering products or providing services to a particular market and may increase our operating costs;

•	currency exchange rate fluctuations and our ability to manage these fluctuations;

•	longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

•	uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of legal precedent; and

•
different employee/employer relationships, existence of workers' councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions.

In addition, compliance with complex foreign and U.S. laws and regulations that may apply to international operations increases may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy and filtering requirements, anti-corruption laws, such as the Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, and anti-competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

Risks Relating to our Common Stock

 Exercise of stock options, warrants and other convertible securities will dilute your percentage of ownership and could cause our stock price to fall.

As of October 29, 2013 , we have outstanding stock options to purchase 6,921,026 shares of common stock at an average price of $0.54 per share, outstanding warrants to purchase 18,605,999 shares of common stock at an average price of $0.36 per share, 1,582,031 shares of unvested restricted common stock and 237,369 shares of vested, yet unissued, shares of restricted common stock. Additionally, we have available shares to issue stock options, restricted stock or other awards to purchase up to 4,728,955 shares of common stock under our May 2011 Equity Incentive Plan and up to 50,000 shares of common stock under our August 2011 Equity Incentive Plan. In the future, we may grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

 Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and creators; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and creators.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results. The change in our earnings or general economic conditions may cause the market price of our common stock to fluctuate.

Our stock price may be volatile.

The stock market in general, and the stock prices of technology-based companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company.  The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited "public float" in the hands of a small number of persons who sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;

•	expiration of any Rule 144 holding periods or registration of unregistered securities issued by us;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments; and

•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or other purposes.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Investor relations activities and supply and demand factors may affect the price of our common stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our business.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  Our investors may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our shareholders may be subjected to enhanced regulatory scrutiny due to the limited trading markets in which our shares may be offered or sold which have been associated with improper activities concerning penny stocks, such as the OTCQB marketplace.

The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that our third-parties’ activities or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock.

Until we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will be a "voluntary filer."

            We are not required under Section 13(a) or 15(d) of the Exchange Act to file periodic reports with the SEC.  We nevertheless file these reports to ensure that sufficient information about our company is publicly available for our shareholders and investors.  Because we are a voluntary filer, we are considered a non-reporting issuer.  Detriments of such status include (i) for shareholders, they cannot use the six-month holding period of Rule 144 for restricted securities, but must wait one year before public resales under Rule 144, and (ii) for us, we will not be able to uplist to a national securities exchange (if and when we first satisfy initial eligibility criteria) until we file a Form 8-A with the SEC and are then required to comply with the proxy rules and our officers and directors are required to file ownership reports.

NOTE ON FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.
Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future results, acquisitions of new creditor clients, settlement volumes or amounts, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	our ability to raise additional funding,

•	our ability to maintain and grow our business,

•	variability of operating results,

•	our ability to maintain and enhance our brand,

•	our expansion and development of new products and services,

•	marketing and other business development initiatives,

•	competition in the industry,

•	general government regulation,

•	economic conditions,

•	dependence on key personnel,

•	the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients,

•	our ability to protect our intellectual property,

•	the potential liability with respect to actions taken by our existing and past employees,

•	risks associated with international sales, and

•	other risks described in this prospectus and in our other filings with the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered in this prospectus by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus, but we will receive the exercise price of the warrants if the warrants are exercised.

The exercise price of outstanding warrants covered by this prospectus representing 4,539,732 shares of our common stock is $0.25 per share and 4,539,732 shares of our common stock is $0.50 per share. If all of the warrants are exercised for cash, we will receive proceeds of $3,404,799, which we will use for general corporate purposes.

We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Market Information

Since May 2012, our common stock has been quoted on the OTCQB marketplace under the trading symbol IZEA. From June 2011 to April 2012, our common stock was quoted on the OTC Bulletin Board. Prior to June 2011, there was no trading of our common stock. All current and historical information contained herein related to the share and per share information for our common stock or stock equivalents issued on or after May 12, 2011 reflects the 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

The following table sets forth, for the calendar periods indicated, the range of the high and low closing prices reported for our common stock. The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. The quotations may be rounded for presentation.

Fiscal year ended December 31, 2012	High	Low
First quarter	$34.00	$16.80
Second quarter	$25.80	$3.20
Third quarter	$3.60	$0.81
Fourth quarter	$0.82	$0.14

Fiscal year ending December 31, 2013	High	Low
First quarter	$0.46	$0.16
Second quarter	$0.35	$0.16
Third quarter	$0.40	$0.25
Fourth quarter (through October 29, 2013)	$0.40	$0.32
On October 29, 2013 , the closing price of our common stock, as reported by the OTCQB marketplace, was $0.39 per share.

Holders

As of October 29, 2013 , we had approximately 101 stockholders of record of our common stock.  This number does not include beneficial owners whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Dividend Policy

We have never declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we expect to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus.

Special Note Regarding Forward-Looking Information

The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, our consolidated financial statements and related notes included elsewhere in this Report. Historical results and percentage relationships among any amounts in these financial statements are not necessarily indicative of trends in operating results for any future period. This report contains “forward-looking statements.” The statements, which are not historical facts contained in this report, including this Management's Discussion and Analysis of Financial Condition and Results of Operations, and notes to our consolidated financial statements, particularly those that utilize terminology such as “may” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to various risks and uncertainties. Future events and our actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, our ability to raise additional funding, our ability to maintain and grow our business, variability of operating results, our ability to maintain and enhance our brand, our expansion and development of new products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients, our ability to protect our intellectual property, the potential liability with respect to actions taken by our existing and past employees, risks associated with international sales, and other risks described herein and in our other filings with the Securities and Exchange Commission.

The safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934 excludes issuers of “penny stock” (as defined in Rule 3a51-1 under the Securities Exchange Act of 1934). Our common stock currently falls within that definition. All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Company History

IZEA, Inc., formerly known as IZEA Holdings, Inc., and before that Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, we completed a share exchange pursuant to which we acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA"), which became our wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, we discontinued our former business and continued the social sponsorship business of IZEA as our sole line of business (collectively, the "company").

On July 30, 2012, we filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, our total authorized shares of common stock were decreased from 500,000,000 shares to 12,500,000 shares and subsequently increased to 100,000,000 shares in February 2013. All current and historical information contained herein related to the share and per share information for our common stock or stock equivalents issued on or after May 12, 2011 reflects the 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

Company Overview

We are a leading company in the social sponsorship space. We currently operate multiple online properties including our premiere platforms, SocialSpark and SponsoredTweets, as well as our legacy platform PayPerPost. In 2012, we launched a new platform called Staree and a display-advertising network to use within our platforms called IZEAMedia. Social sponsorship is when a company compensates a social media publisher or influencer such as a blogger or tweeter ("creators") to share sponsored content with their social network audience. This sponsored content is shared within the body of a content stream, a practice known as “native advertising.” We generate our revenue primarily through the sale of sponsorship campaigns to our advertisers. We fulfill these campaigns through our platforms by utilizing our creators to complete sponsorship opportunities for our advertisers. We also generate revenue from the posting of targeted display advertising and from various service fees.

Results of Operations for the Six Months Ended June 30, 2013 Compared to the Six Months Ended June 30, 2012

	Unaudited
	Six Months Ended
	June 30, 2013	June 30, 2012	$ Change	% Change
Revenue	$3,100,548	$2,817,672	$282,876	10.0%
Cost of sales	1,347,003	1,159,771	187,232	16.1%
Gross profit	1,753,545	1,657,901	95,644	5.8%
Operating expenses:
General and administrative	2,939,161	3,471,752	(532,591)	(15.3)%
Sales and marketing	209,259	765,882	(556,623)	(72.7)%
Total operating expenses	3,148,420	4,237,634	(1,089,214)	(25.7)%
Loss from operations	(1,394,875)	(2,579,733)	1,184,858	45.9%
Other income (expense):
Interest expense	(37,996)	(44,267)	6,271	(14.2)%
Loss on exchange	(732)	(764,513)	763,781	(99.9)%
Change in fair value of derivatives, net	(343,777)	631,479	(975,256)	(154.4)%
Other income (expense), net	80	455	(375)	(82.4)%
Total other income (expense)	(382,425)	(176,846)	(205,579)	(116.2)%
Net loss	$(1,777,300)	$(2,756,579)	$979,279	35.5%

Revenues

We derive revenue from three sources: revenue from an advertiser for the use of our network of social media content creators to fulfill advertiser sponsor requests for a blog post, tweet, click or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and creators for services, maintenance and enhancement of their accounts ("Service Fee Revenue").

Revenues for the six months ended June 30, 2013 increased by $282,876, or 10.0%, compared to the same period in 2012. The increase was attributable to a $297,000 increase in our Sponsored Revenue, a $40,000 increase from Media Revenue and a $54,000 decrease in Service Fee Revenue. In the six months ended June 30, 2013, Sponsored Revenue was 88%, Media Revenue was 5% and Service Fee Revenue was 7% of total revenue compared to Sponsored Revenue of 86%, Media Revenue of 5% and Service Fee Revenue of 9% of total revenue in the six months ended June 30, 2012. The increase in Sponsored Revenue was primarily attributable to our concentrated sales efforts toward larger campaigns and focus on existing customers. Media revenue increased primarily due to coupling of media sales with larger sponsorship campaigns. Service fees decreased in the six months ended June 30, 2013 due to less fees received from inactive advertisers and publisher enhancements.

Our net bookings for the six months ended June 30, 2013 are 31% higher than the comparable prior year period. We received $3.4 million in net bookings during the first half of 2013, or $6.9 million on an annualized run-rate basis. We anticipate that our revenue will continue to exceed prior year levels. Net bookings is a measure of sales and contracts minus any cancellations or refunds in a given period. Management uses net bookings as a leading indicator of future revenue recognition as revenue is typically recognized within 90 days of booking. We experienced higher bookings as a result of new customers, larger campaigns and an increase in repeat clients.

Cost of Sales and Gross Profit

Our cost of sales is comprised primarily of amounts paid to our social media content creators for fulfilling an advertiser’s sponsor request for a blog post, tweet, click or action.

Cost of sales for the six months ended June 30, 2013 increased by $187,232, or 16.1%, compared to the same period in 2012.   Cost of sales increased as a direct result of the decrease in our Sponsored Revenue and the direct publisher costs to generate such revenue.

Gross profit for the six months ended June 30, 2013 increased by $95,644, or 5.8%, compared to the same period in 2012.  Additionally, our gross margin declined by two percentage points from 59% for the six months ended June 30, 2012 to 57% for the same period in 2013. The gross margin decrease was primarily attributable to higher spending on our managed advertiser campaigns and for the use of higher cost celebrity creators during the six months ended June 30, 2013.

Operating Expenses

Operating expenses consist of general and administrative, and sales and marketing expenses.  Total operating expenses for the six months ended June 30, 2013 decreased by $1,089,214, or (25.7)%, compared to the same period in 2012. The decrease was primarily attributable to lower payroll, travel and rent expenses along with decreases in promotional marketing expenses.

General and administrative expenses consist primarily of payroll, general operating costs, public company costs, facilities costs, insurance, depreciation, professional fees, and investor relations fees.  General and administrative expenses for the six months ended June 30, 2013 decreased by $532,591 or (15.3)%, compared to the same period in 2012. The decrease was primarily attributable to a $108,000 decrease in rent and office related expense with the reduction of outside office locations in mid-2012 and the move of our corporate headquarters in December 2012, a $277,000 decrease in payroll, personnel and related benefit expenses due to fewer outside sales personnel and capitalized development costs, and a $164,000 decrease in professional fees for legal and accounting services. During the six months ended June 30, 2013, we capitalized $117,928 in legal fees to prepaid equity financing costs. These costs were incurred for our equity financing that is anticipated to close in our third quarter of 2013. Additionally, we capitalized $98,847 in payroll and benefit costs to software development costs during the six months ended June 30, 2013. We are in the process of developing a new platform called the Native Ad Exchange (NAX). This platform will be utilized both internally and externally to facilitate native advertising campaigns on a greater scale. We have filed a patent application covering important features of this platform and have submitted a trademark application for “Native Ad Exchange,” which are currently pending approval.

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the six months ended June 30, 2013 decreased by $556,623 or (72.7)%, compared to the same period in 2012.   The decrease was primarily attributable to lower promotional expenses incurred for our WeRewards program that we discontinued in November 2012 offset by expenses incurred to launch our new products and services from 2012. During May and July 2012, we entered into seven agreements to issue a total of 135,548 shares of restricted common stock for celebrity endorsements of our products and services (primarily related to the launch of our new Staree platform). In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following 12 months. In addition to the shares, we made cash payments of $100,000. We recorded a total of $44,055 in marketing expense for the value of cash payments earned and the restricted awards vested during the six months ended June 30, 2013 compared to a total of $254,223 in the six months ended June 30, 2012. Future compensation related to nonvested restricted awards expected to vest and unearned cash compensation of $955 is estimated to be recognized over the remaining individual contract terms of up to one month.

Other Income (Expense)

Other income (expense) consists primarily of interest expense, a loss on exchange of warrants and the change in the fair value of derivatives.

Interest expense during the six months ended June 30, 2013 decreased by $6,271 compared to the same period in 2012 primarily due lower debt balances as a result of the conversion of our $550,000 senior secured promissory note from October 2012 through February 2013. The carrying value and the direct finance costs on the notes are subject to amortization, through charges to interest expense, over their terms to maturity using the effective interest method.

During the six months ended June 30, 2013, we recognized a $732 loss on exchange when we redeemed certain warrants to purchase an aggregate of 5,001 shares of common stock for the same number of shares of our common stock without receiving any cash consideration for the exchange. During the six months ended June 30, 2012, we recognized a $764,513 loss on exchange when we redeemed certain warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares of our common stock without receiving any cash consideration for the exchange.

We entered into financing transactions that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in our financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income (expense) in the period of change. We recorded income of $220 and $727,725, resulting from the decrease in the fair value of certain warrants during the six months ended June 30, 2013 and 2012, respectively. Additionally, we recorded expense resulting from the increase in the fair value of the compound embedded derivatives during the six months ended June 30, 2013 and 2012 in the amount of $644 and $96,246, respectively and expense resulting from the increase in fair value of certain notes payable of $343,353 during the three months ended June 30, 2013. The net effect of these changes in fair values resulted in expense of $343,777 and income of $631,479 during the six months ended June 30, 2013 and 2012, respectively. We have no control over the amount of change in the fair value of our derivative instruments as this is a factor based on fluctuating interest rates and stock prices and other market conditions outside of our control.

Net Loss

Net loss for the six months ended June 30, 2013 was $1,777,300 which decreased from the net loss of $2,756,579 for the same period in 2012.  We were able to reduce the overall net loss through our 46% reduction in operating costs as discussed above.

Results of Operations for the Twelve Months Ended December 31, 2012 Compared to December 31, 2011

	Twelve Months Ended
	December 31, 2012	December 31, 2011	$ Change	% Change
Revenue	$4,954,239	$4,347,235	$607,004	14.0%
Cost of sales	2,150,379	1,951,571	198,808	10.2%
Gross profit	2,803,860	2,395,664	408,196	17.0%
Operating expenses:
General and administrative	6,287,774	5,859,087	428,687	7.3%
Sales and marketing	981,542	823,365	158,177	19.2%
Total operating expenses	7,269,316	6,682,452	586,864	8.8%
Loss from operations	(4,465,456)	(4,286,788)	(178,668)	(4.2)%
Other income (expense):
Interest expense	(115,799)	(24,392)	(91,407)	374.7%
Loss on exchange of warrants	(802,123)	—	(802,123)	100.0%
Change in fair value of derivatives, net	711,379	332,484	378,895	114.0%
Other income (expense), net	(639)	104	(743)	(714.4)%
Total other income (expense)	(207,182)	308,196	(515,378)	167.2%
Net loss	$(4,672,638)	$(3,978,592)	$(694,046)	(17.4)%

Revenues

We derive revenue from three sources: revenue from an advertiser for the use of our network of social media content creators to fulfill advertiser sponsor requests for a blog post, tweet, click, or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and creators for services, maintenance and enhancement of their accounts ("Service Fee Revenue").

Revenues for the twelve months ended December 31, 2012 increased by $607,004, or 14.0%, compared to the same period in 2011. The increase was attributable to a $537,000 increase in our Sponsored Revenue, a $300,000 increase from our new revenue stream, Media Revenue, offset by a $230,000 decrease in Service Fee Revenue. In the twelve months ended December 31, 2012, Sponsored Revenue was 87%, Media Revenue was 7% and Service Fee Revenue was 6% of total revenue compared to Sponsored Revenue of 87%, Media Revenue of 1% and Service Fee Revenue of 12% in the twelve months ended December 31, 2011. The increase in Sponsored Revenue was primarily attributable to increased sales growth in our premier social media platforms, Social Spark and SponsoredTweets, mainly due to our focus on campaign management for our customers. This growth was brought about by a focus on localized client development through the increase in number of our executive sales team in Orlando, New York City, Chicago, Seattle and Dallas. This resulted in an increase in the number of customers starting campaigns and an increase in the average revenue per customer. The increase in Media Revenue was due to the implementation of IZEAMedia, our display advertising solution, for our platforms.  IZEAMedia is a new feature that allows our creators to place targeted display advertising in three of our platforms, SocialSpark, PayPerPost and Staree, for which we share revenue with the publisher. Service fees declined during the period because a majority of the fees were initially assessed to our customers in the second and third quarters of 2011 when our new service fee policies were implemented.

While we expect that revenue from our legacy platforms, PayPerPost and InPostLinks, will continue to decline in amount and as a percentage of our total revenue, we expect to increase our total revenue in 2013 by increasing average revenue per customer, adding features to our existing platforms and introducing new platforms to take advantage of social media activities. We believe that locating outside sales executives in close proximity to our customers will help drive a closer relationship with our customers resulting in increased repeat spending and an increase in average revenue per customer. We continuously review our existing platforms and our industry in order to add new features and additional revenue streams. Two current examples are the new revenue stream from IZEAMedia and the introduction of our new platform, www.staree.com. Our Staree platform allows us to further our efforts in social sponsorships with a site that allows the sharing of sponsored photos and videos.

Cost of Sales and Gross Profit

Our cost of sales comprise primarily of amounts paid to our social media content creators for fulfilling an advertiser’s sponsor request for a blog post, tweet, click, purchase or action.

Cost of sales for the twelve months ended December 31, 2012 increased by $198,808, or 10.2%, compared to the same period in 2011.   Cost of sales increased as a direct result of the increase in our Sponsored Revenue and the direct publisher costs to generate such revenue. Publisher costs typically range from 50% to 80% of the advertising campaign depending on the type of publisher used in the campaign. Celebrity creators typically used in our SponsoredTweets and Staree marketplace cost more than our average publisher cost of 50% in other marketplaces.

Gross profit for the twelve months ended December 31, 2012 increased by $408,196, or 17.0%, compared to the same period in 2011.  Additionally, our gross margin improved by two percentage points from 55% for the twelve months ended December 31, 2011 to 57% for the same period in 2012. The gross margin increase was primarily attributable to increased campaign management of our advertiser accounts which generates a higher profit than those managed directly by the advertiser.

Operating Expenses

Operating expenses consist of general and administrative, and sales and marketing expenses.  Total operating expenses for the twelve months ended December 31, 2012 increased by $586,864, or 8.8%, compared to the same period in 2011. The increase was primarily attributable to increased payroll expenses, professional fees, costs of being a public company and increases in sales and marketing expenses, primarily promotional marketing expenses, offset by a decrease in investor relations fees.

General and administrative expenses consist primarily of payroll, general operating costs, public company costs, facilities costs, insurance, depreciation, professional fees, and investor relations fees.  General and administrative expenses for the twelve months ended December 31, 2012 increased by $428,687 or 7.3%, compared to the same period in 2011. The increase was primarily attributable to a $64,000 increase in rent and office related expense with the addition of three new office space locations in mid-2011 and the move of our corporate headquarters in December 2012, a $706,000 increase in payroll, personnel and related benefit expenses due to salary increases and additional employees, a $101,000 increase in travel related to additional personnel in multiple locations, a $485,000 increase in professional fees and reporting costs as a result of being a public company, an increase in stock-based compensation of $106,000 and a $25,000 increase in amortization and depreciation expenses from higher acquisition costs and new equipment purchases. The increase was offset by a decrease of $1,093,000 in costs for investor relations due to the non-recurrence of a large investor relations campaign that was initiated in the second half of 2011 after our reverse merger.

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the twelve months ended December 31, 2012 increased by $158,177 or 19.2%, compared to the same period in 2011.   The increase was primarily attributable to promotional expenses to launch our new products and services, Staree in particular. During May and July 2012, we entered into seven agreements to issue a total of 135,548 shares of restricted common stock for celebrity endorsements of our products and services (primarily related to the launch of our new Staree platform). In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months. In addition to the shares, we made cash payments of $100,000. We recorded a total of $382,184 in marketing expense for the value of the restricted awards vested and the cash payments earned during the twelve months ended December 31, 2012. Future compensation related to nonvested restricted awards expected to vest and unearned cash compensation of $41,938 is estimated to be recognized over the remaining individual contract terms of up to six months.

Other Income (Expense)

Other income (expense) consists primarily of interest expense, a loss on exchange of warrants and the change in the fair value of derivatives.

Interest expense during the twelve months ended December 31, 2012 increased by $91,407 compared to the same period in 2011 primarily due to the issuance of a senior secured promissory note in the principal amount of $550,000 in February 2012 and a $75,000 promissory note in May 2012. The carrying value and the direct finance costs on the notes are subject to amortization, through charges to interest expense, over their terms to maturity using the effective interest method.

During the twelve months ended December 31, 2012, we recognized an $802,123 loss on exchange when we redeemed certain warrants to purchase an aggregate of 135,782 shares of common stock for the same number of shares of our common stock without receiving any cash consideration for the exchange.

We entered into financing transactions during the years ended December 31, 2012 and 2011 that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in our financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income (expense) in the period of change. We recorded income resulting from the change in the fair value of certain warrants during the twelve months ended December 31, 2012 and 2011 in the amount of $779,083 and $332,484, respectively. Additionally, we recorded $67,704 in expense resulting from the change in the fair value of our compound embedded derivatives in our promissory notes during the twelve months ended December 31, 2012. The net effect of these changes in fair values resulted in income of $711,379 and $332,484 during the twelve months ended December 31, 2012 and 2011, respectively. We have no control over the amount of change in the fair value of our derivative instruments as this is a factor based on fluctuating interest rates and stock prices and other market conditions outside of our control.

Net Loss

Net loss for the twelve months ended December 31, 2012 was $4,672,638, which increased from the net loss of $3,978,592 for the same period in 2011.  As discussed above, although gross profit increased over the prior year due to increased revenue, these improvements were exceeded by the large increase in operating expenses attributable to increased headcount, professional fees, public company and other sales and marketing expenses.

Liquidity and Capital Resources

Our cash position was $69,862 as of June 30, 2013 as compared to $657,946 as of December 31, 2012, a decrease of $588,084 as a result of continued losses from operations.  We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $1,777,300 and $4,672,638 for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, and had an accumulated deficit of $24,580,722 as of June 30, 2013.   The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended December 31, 2012 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

Cash used for operating activities was $1,469,708 during the six months ended June 30, 2013 and was primarily a result of our net loss during the period of $1,777,300.  Cash provided by financing activities was $887,521 during the six months ended June 30, 2013 and was primarily a result of proceeds of $920,000 in unsecured loans from Brian W. Brady, a director of our company, and $169,798 received from the issuance of a secured credit facility agreement with Bridge Bank, N.A., as further discussed below. Financing activities were reduced by principal payments of $202,277 on our notes and capital leases.

To date, we have financed our operations through internally generated revenue from operations, the sale of our equity and the issuance of notes and loans from stockholders as detailed below.

On February 3, 2012, we issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of our existing shareholders.  In connection with the note, we incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,700. The holders were permitted to convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of our common stock. From October 2012 through December 2012, the holders of this promissory note converted $437,850 of note value into 2,069,439 shares of our common stock at an average conversion rate of $.21 per share. On February 4, 2013, we satisfied all of our remaining obligations under this note when the holders converted the final balance owed of $112,150 into 773,983 shares of our common stock at an average conversion rate of $.145 per share.

On January 3, 2013, we issued 60,000 shares of restricted stock pursuant to a twelve-month compensation arrangement with Mitchel J. Laskey for his service as a director and chairman of our Board of Directors. On January 3, 2013, we also issued 20,000 shares of restricted stock valued at $4,820 in order to pay for a small asset purchase.

Effective January 3, 2013, we entered into an agreement to pay $4,000 per month for twelve months beginning January 2013 to a firm who would provide investor relations services. In accordance with the agreement, we issued 100,000 shares of restricted common stock on January 15, 2013 and agreed to issue an additional 100,000 restricted shares on or before July 15, 2013. This agreement was mutually terminated on May 1, 2013 for no further cash consideration with our company agreeing to issue the final installment of 100,000 shares of restricted common stock upon the termination of the agreement.

On March 1, 2013, we entered into a secured credit facility agreement with Bridge Bank, N.A. of San Jose, California. Pursuant to this agreement, we may submit requests for funding up to 80% of our eligible accounts receivable up to a maximum total outstanding advanced amount of $1.5 million. This agreement is secured by our accounts receivable and substantially all of our other assets. The agreement requires us to pay an annual facility fee of $7,500 (0.5% of the credit facility) and an annual due diligence fee of $1,000. Interest accrues on the advances at the prime rate plus 2% per annum. The default rate of interest is prime plus 7%. If the agreement is terminated prior to March 1, 2014, then we will be required to pay a termination fee of $18,750 (1% of the credit limit divided by 80%). We incurred $31,301 in costs related to this loan acquisition. These costs have been capitalized in our consolidated balance sheet as deferred finance costs and are being amortized to interest expense over one year. As of June 30, 2013, there was no outstanding balance under this agreement.

On May 16, 2013, we issued 30,000 shares of restricted common stock valued at $6,000 to settle an outstanding balance with a vendor.

On April 11, 2013 and May 22, 2013, we entered into unsecured loan agreements with Brian W. Brady, a director of our company. Pursuant to these agreements,we received short-term loans totaling $750,000 due on May 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. On May 31, 2013,we signed an extension and conversion agreement that extended the due date to August 31, 2013. Additionally, we agreed to allow these notes and all accrued interest thereon to be converted into equity upon closing of the next private placement expected to occur in the third quarter of 2013 on the same terms and conditions that will be applicable to other investors in the private placement. In consideration for the extension and conversion agreement, we issued Mr. Brady a warrant to purchase 1,000,000 shares of our common stock at $0.25 per share for a period of five years. We also agreed that upon the first closing of our next private placement, we would issue Mr. Brady an additional warrant to purchase 3,187,500 shares of our common stock at $0.25 per share for a period of five years and 1,687,500 restricted stock units which vest upon the earlier of two years after issuance or completion of a transaction resulting in a change of control of our company.

On June 7, June 14, July 25, and August 12, 2013, we entered into additional unsecured loan agreements with Mr. Brady. Pursuant to these agreements, we received short-term loans totaling $520,000 due on August 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. The note issuances and the modification were approved by the disinterested members of our Board of Directors.

On August 15, 2013, Mr. Brady converted the $1,270,000 principal plus $19,252 of accrued interest, into 51.57 Units (5,157,008 shares of common stock) on the same terms and conditions as were applicable to the other investors our the private placement.

On May 4, 2012, we issued a 30-day promissory note to two of our existing shareholders in the principal amount of $75,000 incurring $6,000 in expenses for legal fees which resulted in net proceeds of $69,000. In June 2012, the note was extended until December 4, 2012. The note bore interest at a rate of 8% per annum. We were not able to pay the balance owed upon the maturity on December 4, 2012. Therefore, the conversion feature expired and the note was in default bearing interest at the default rate of 18% per annum. On August 15, 2013, the noteholders converted the $75,000 in principal plus $12,366 of accrued interest into 3.5 Units (349,464 shares of common stock) on the same terms and conditions as other investors in our private placement.

From August 15, 2013 through September 23, 2013, we raised $2,182,500 in cash through the sale of 8,730,000 shares of our common stock at a price of $0.25 per share in our Private Placement. Additionally, as discussed above, we converted notes payable and accrued interest thereon totaling $1,376,618 into 5,506,472 shares of our common stock at an effective price of $0.25 per share. We also issued fully-exercisable, five-year warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.25 per share and fully-exercisable, five-year warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.50 per share. Pursuant to the terms of the Securities Purchase Agreements issued in the Private Placement, we agreed to file a registration statement with the SEC for purposes of registering the resale of these shares of common stock and the shares underlying the warrants within four months after the final closing date (by January 23, 2014) and use our commercially reasonable efforts to have it declared effective no later than six months after the final closing date (by March 23, 2014). The net proceeds received from the Private Placement are being used for general working capital purposes.

On September 30, 2013, we converted $288,081 in accounts payable owed for legal services into 823,090 shares of our common stock at an effective price of $0.35 per share. Under the terms of the agreement, we agreed to register these shares upon filing of our next registration statement.

On October 1, 2013, we issued 50,000 shares of restricted common stock for investor relations services.

The effect of the above transactions has provided us with a positive working capital balance and cash reserves for future periods. However, revenues and cash generated from our operations are not presently sufficient to sustain our operations for more than one year. Our ability to continue as a going concern is dependent upon raising additional capital from financing transactions, increasing revenue totals or keeping operating expenses at less than 50% of our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

Financing transactions may include the issuance of equity or convertible debt securities, obtaining credit facilities, or other financing alternatives. The volatility and sharp decline in the trading price of our common stock over the past year could make it more difficult to obtain financing through the issuance of equity or convertible debt securities. There can be no assurance that we will be successful in any future financing or that it will be available on terms that are acceptable to us.

Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities, warrants and restricted stock awards may include preferences, superior voting rights and privileges senior to those of existing holders. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal and accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Future financings may be impaired by such factors as the overall level of activity in the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our cash from operations, is not sufficient to satisfy our capital needs, we may have to curtail our marketing and development plans and possibly cease operations.

Off-Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes.  The preparation of these financial statements requires managements to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances.  Actual results could differ from these estimates.  The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements.

Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund us for all the costs of an “opportunity,” defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, we will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. We do not have a reserve for doubtful accounts as of June 30, 2013. We believe that this estimate is reasonable, but there can be no assurance that the estimate will not change as a result of a change in economic conditions or business conditions within the industry, the individual customers or our company. Any adjustments to this account are reflected in the consolidated statements of operations as a general and administrative expense. We did not have any bad debt expense for the six months ended June 30, 2013 and 2012.

We derive revenue from three sources: revenue from an advertiser for the use of the our network of social media content creators to fulfill advertiser sponsor requests for a blog post, tweet, click or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and creators ("Service Fee Revenue"). Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on our online platform and their request was completed and content listed, as applicable, by our creators for a requisite period of time. The requisite period ranges from 3 days for a tweet to 30 days for a blog. Advertisers may prepay for services by placing a deposit in their account with us.  The deposits are typically paid by the advertiser through the use of checks, wire transfers or credit cards. Deposits are recorded as unearned revenue until earned as described above. Media Revenue is recognized and considered earned when our creators place targeted display advertising in blogs. Service fees are recognized immediately when the maintenance, enhancement or other service is performed for an advertiser or creator.   Service fees charged to advertisers are primarily related to inactivity fees for dormant accounts and fees for additional services outside of sponsored revenue. Service fees charged to creators include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash-out fees if a publisher wishes to take proceeds earned for services from their account when the account balance is below certain minimum balance thresholds and inactivity fees for dormant accounts. All of our revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. We consider our revenue as generally realized or realizable and earned once (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) our price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and (iv) collectability is reasonably assured. We record revenue on the gross amount earned since we generally are the primary obligor in the arrangement, establish the pricing and determine the service specifications.
Stock-based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes pricing model.  Options typically vest ratably over four years with one-fourth of options vesting one year from the date of grant and the remaining options vesting monthly, in equal increments over the remaining three-year period  and generally have five-year contract lives.  We estimate the fair value of our common stock using the closing stock price of our common stock as quoted in the OTCQB marketplace on the date of the agreement.  Prior to April 1, 2012, due to limited trading history and volume, we estimated the fair value of our common stock using recent independent valuations or the value paid in equity financing transactions. We estimate the volatility of our common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded and have had a longer trading history than us. We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. We use the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We estimate forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change. Changes also impact the amount of unamortized compensation expense to be recognized in future periods.

The following table shows the number of options granted under our May and August 2011 Equity Incentive Plans and the assumptions used to determine the fair value of those options during the quarterly periods in 2012 and through June 30, 2013:

2011 Equity Incentive Plans - Options Granted

Period Ended	Total Options Granted	Weighted Average Fair Value of Common Stock	Weighted Average Expected Term	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Weighted Average Fair Value of Options Granted
March 31, 2012	2,751	$12.50	5 years	54.85%	0.82%	$3.36
June 30, 2012	347,667	$5.18	5 years	54.93%	0.76%	$2.26
September 30, 2012	26,625	$2.20	5 years	54.46%	0.65%	$1.03
December 31, 2012	1,250	$0.39	5 years	52.75%	0.65%	$0.18
March 31, 2013	2,170,834	$0.25	10 years	52.72%	1.91%	$0.16
June 30, 2013	975,250	$0.25	6 years	51.84%	0.91%	$0.12

There were 2,439,940 options outstanding as of June 30, 2013 with a weighted average exercise price of $1.08 per share.  There is no aggregate intrinsic value on the exercisable, outstanding options as of June 30, 2013 since the weighted average exercise price per share exceeded the market price of $0.27 of our common stock on such date.

We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging , which requires additional disclosures about the our objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

We record a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized (a) for convertible debt as interest expense over the term of the debt, using the effective interest method or (b) for preferred stock as dividends at the time the stock first becomes convertible.

Recent Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will have a material impact on our financial position or operating results.

BUSINESS
Overview

IZEA, through its wholly owned subsidiary, IZEA Innovations, Inc. is a leading company in the social sponsorship space. We currently operate multiple online properties including our premiere platforms, SocialSpark and SponsoredTweets, as well as our legacy platform PayPerPost. Social sponsorship is when a company compensates a social media publisher or influencer such as a blogger or tweeter ("creators") to share sponsored content with their social network audience. This sponsored content is shared within the body of a content stream, a practice known as “native advertising.” We generate our revenue primarily through the sale of sponsorship campaigns to our advertisers. We fulfill these campaigns through our platforms by utilizing our creators to complete sponsorship opportunities for our advertisers. We also generate revenue from the posting of targeted display advertising and from various service fees.

Our platforms take the existing concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the sponsorship process, allowing everyone from college students and stay at home moms to celebrities the opportunity to monetize their content, creativity and influence in social media.

We believe that we pioneered the concept of a marketplace for sponsorships on the social web in 2006 with the launch of PayPerPost and have focused on scaling our offerings ever since. We compensate bloggers, tweeters and other types of social media content creators to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales, and creators earn cash compensation in exchange for their posts.
Our Platforms

     Our platforms are currently designed to facilitate sponsored transactions in one social media channel each. For example, SocialSpark and PayPerPost allow advertisers to sponsor bloggers while SponsoredTweets allows advertisers to sponsor Twitter users.

Below is an overview of our core revenue-generating platforms:

SocialSpark is our premier blog marketing platform. Through SocialSpark, we provide targeting and detailed analytics to advertisers. The site allows advertisers to develop large lists of high-quality blogs based on various criteria, such as relevancy, traffic and demographic data. The platform also enables advertisers to create targeted, large-scale social media campaigns with the click of a button and to observe campaign results in real time.  SocialSpark is also used by larger brands interested in engaging in conversations with their consumer bases. SocialSpark goes beyond manual outreach services conducted by public relations agencies, such as Porter Novelli, Edelman and Ketchum, by offering an automated, scalable marketplace that aggregates opportunities for bloggers and provides a single source for advertisers to review work, compensation and analytics.

SponsoredTweets is an online marketplace that allows consumers to connect directly with advertisers to engage in sponsored conversations through Twitter. Marketers pay for Twitter advertising campaigns on either a cost per tweet (CPT) or cost per click (CPC) basis.  SponsoredTweets allows advertisers to hand-pick individual tweeters, including celebrities, to participate in Twitter advertising campaigns. We believe this platform is unique in that it offers a marketplace for tweeters with varying levels of social influence, unlike Adly's, which focuses solely on celebrity endorsements.

PayPerPost is an online marketplace designed to facilitate search engine optimization efforts and allow advertisers to connect directly with bloggers to develop relevant blog post content and place text link advertising within blog posts. This system allows advertisers to compensate bloggers with cash in exchange for content and links back to websites. It is similar to eBay for content generation and text link advertising in that it connects a buyer with our creators (a seller) at an agreed upon price.

NAX. We are currently developing a new platform called the Native Ad Exchange (“NAX”). NAX is designed to provide a unified ecosystem that enables the creation of multiple types of content including blog posts, status updates, videos and photos through a wide variety of social channels including blogs, Twitter, Facebook, Instagram, Tumblr and LinkedIn, among others. The system will be available to our customers and partners via a self-serve portal, as a managed service or in white-label fashion.

NAX is a brand-new system, engineered from the ground-up to replace all of our current platforms with an integrated offering that is improved and more efficient for the company to operate. Our intention is to focus all of our engineering resources on the NAX platform for the foreseeable future.
We have filed a patent application covering important features of this platform and have submitted a trademark application for “Native Ad Exchange,” which are currently pending approval. We are not aware of any reason why such applications will not be granted, although there can be no assurance thereof. We intend to soft-launch NAX during the fourth quarter of this year, with an official launch in the first quarter of 2014. The platform is currently in limited beta testing and is accepting new user signups at www.izea.com. Our existing platforms will remain the primary source of revenue generation until such time we determine that the NAX system is sufficiently ready to deliver an exceptional end-user experience.
Our NAX system and all of our existing platforms are designed to streamline the process of social sponsorship. We utilize our proprietary technology to create efficiencies and economies of scale for both advertisers and creators. Each platform provides advertisers with access to a large network of creators along with complete workflow management, content control, payment processing, performance tracking and integrated Federal Trade Commission ("FTC") legal compliance. In particular, the integrated FTC compliance framework requires creators to provide disclosure to their followers with respect to the sponsored nature of the content and allows advertisers to review the content for FTC compliance. If the advertiser chooses, sponsorships can be managed end-to-end without the need for interaction with one of our team members through a self-service interface.
In addition to our self-service platforms, we also offer turnkey account management services to manage advertising campaigns on behalf of the customer. This includes working with advertisers to optimize the opportunity that is presented to creators, providing clear instructions on what is required to fill the advertiser's opportunity, identifying and sourcing the creators that are the best fit for the opportunity, managing the offer and acceptance process with the creators, verifying that the creators' content, once submitted, meets the requirements of the opportunity and managing the overall campaign to meet the goals of the advertiser. Account managers also provide clients with progress updates on their campaign that include campaign metrics and all postings created throughout the campaign. Additionally, they assemble comprehensive campaign recaps at the conclusion of the campaign and work with the advertisers on plans for follow-up strategies after the initial campaign has ended.
In all platforms, advertisers, or our account management staff, acting on the advertisers' behalf as part of the account management services we offer, have the ability to review the creators' content to verify whether or not it conforms to the requirements of the advertising opportunity. Our SocialSpark, SponsoredTweets and future NAX platforms provide for the ability to review creators' content prior to publishing, and all the other platforms provide for a review after the content is published. If the content does not conform, the publisher is requested to make any necessary adjustments. If the publisher refuses, the advertising opportunity is deemed to have been withdrawn. Neither the advertiser nor our account management staff modifies creators' content without the creators' involvement and consent.

The value-proposition we offer to both advertisers and social media content creators strengthens our position as a trusted partner and allows us to derive revenue from both customer bases. As more brand advertisers utilize our marketplaces, we increase the breadth and depth of monetization opportunities for creators, attracting more creators and further enhancing value for our advertisers.
We have more than 103,000 registered advertisers in over 135 different countries and territories, of which approximately 7,000, 5,800 and 3,000 advertisers created an sponsorship opportunity during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. Advertisers that have used our services include top brands such as Coca-Cola, AT&T, Microsoft, Kraft, KIA, Unilever, Lenovo, Walmart, LG, Audi, Hilton, Walgreens, Hershey and Sony. We have more than 827,000 registered creators in over 175 different countries and territories, of which approximately 80,000, 77,000 and 25,000 creators performed a social sponsorship transaction during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively, including high-profile celebrities such as Neil Patrick Harris, Ceelo Green, Kim Kardashian, Diddy, Nick Cannon, Tia Mowery, Mario Lopez, Daddy Yankee and Michael Ian Black.
Our total number of registered creators may be higher than the number of our actual individual creators because some creators have multiple registrations, other creators may have died or become incapacitated and others may have registered under fictitious names. Our creators currently publish sponsored content to blogs and Twitter and reach other existing platforms such as Facebook and Pinterest, Tumblr, LinkedIn, Google and Bing through syndication or sharing of that content. In the future, NAX will allow for direct publishing and sponsorship on many of these platforms.

We are currently limited in our ability to service the needs of all advertisers and creators. We have a large number of advertisers and creators that we cannot currently match for sponsorship opportunities. We believe that NAX should significantly impact our ability to more efficiently match marketplace participants by providing access to more social media channels and by offering a larger inventory of quality advertisers and quality creators through our partners. Additionally, our creators will have an ability to make offers to our advertisers through our new two-way bidding process.
To date, we have completed over 3.3 million social sponsorship transactions for customers ranging from small local businesses to Fortune 500 companies. We consider each individual sponsored blog post, tweet or other status update as an individual transaction so long as the creator of that content is being compensated for such post, tweet or other status update.
Industry Background and Trends

Despite the inherently conversational nature of social media marketing as part of the larger digital marketing landscape, many brand budgets are currently allocated towards traditional display advertising, including banner ads and text links on social sites. While most advertisers understand the value of word of mouth marketing, peer recommendations and product reviews, few understand how to efficiently engage social media content creators appropriately for these purposes. Those who effectively attempt an approach are quickly limited by the amount of effort required to adequately manage and measure a truly integrated campaign.
The social sponsorship space has been limited primarily by the current inefficiencies of the market. The social media advertiser universe is large and highly fragmented among topic, quality and platform. Brands have been forced to utilize a variety of highly inefficient sources and processes to navigate the complicated landscape of sponsorship, often resulting in low returns on their time investment or worse-yet, questionable results. We believe this is largely due to advertisers and creators lacking an efficient way to identify and engage each other in the marketplace.
At the same time, social media content creators that would like to monetize their community are faced with significant challenges in making advertisers aware of their blog, twitter or Facebook profile and finding quality advertisers who are motivated to sponsor them. In addition, those creators with smaller networks simply lack the individual influence and audience needed to warrant the processing of a micro-transaction. In many cases, it costs an advertiser more money to issue a check to a small publisher than the value of the sponsorship payment itself.
Further complicating the sponsorship process for both parties are FTC regulations around social media endorsements, IRS tax reporting generally applicable to anyone receiving income for services, and the associated campaign tracking required to provide compliance. While many advertisers would prefer to be “part of the conversation,” we believe the complexity and cost of individual sponsorship often deters them from doing so.
We believe that the current state of social sponsorship represents a significant opportunity for us. We address these common problems with targeted, scalable marketplaces that aggregate social media content creators and advertisers. In doing so, we offer an efficient, innovative way for creators and advertisers of all sizes to find each other and complete a sponsorship transaction.
Our Strengths

Since our inception in 2006, we have worked diligently to establish and leverage key strengths in our business model, including:

     A culture of innovation and creativity. We believe the only way to survive and thrive in our rapidly changing world is to change ahead of it. We are in a state of constant evolution and re-invention; this is “The IZEA Way.” We have created a culture committed to innovation and creativity that challenges convention and breaks new ground. IZEA team members are protective and proud of our culture by applying its “humble, yet hungry” attitude to all facets of our business. Our people and their innovations ultimately provide us with our largest competitive advantage.

First-mover advantage with a highly disruptive business model. We believe that by pioneering the social sponsorship space and investing heavily in innovation and marketing, we were first to develop positive rapport among creators and brand marketers alike. This loyalty has resulted in consistent growth of underlying revenue and gross profit margin, as well as increasing levels of repeat business. In our second quarter ended June 30, 2013, repeat customers accounted for 61% of bookings, up from 44% in the second quarter of 2012.

Powerful network effect. As more brand marketers contribute opportunities into our marketplaces, we believe we will increase the breadth and depth of the monetization value offered to our creators, attracting more creators to enroll into our platforms and thereby enhancing the value of our platforms to future brand advertisers. Our premium platforms have referral programs designed to further enhance the network effect for each publisher who signs up. Directly trackable publisher referrals represent approximately 45%, 49% and 47% of new Twitter publisher sign-ups in the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. Directly trackable publisher referrals are new publisher signups that we receive as the result of a current publisher sharing a unique tracking link to one of our platforms. The link allows us to determine how a new publisher learned about our platform. The referral program in SocialSpark.com has accounted for 36%, 32% and 33% of all new blog publisher sign-ups in the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. We paid referral fees to creators approximating $39,000, $42,000 and $27,000 in the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. These programs amplify our marketing dollars and decrease the investment required to attract new creators. Our new NAX platform will leverage the success of these programs and further expand on this concept.
Scalable and leverageable operations. Our unique business model allows revenue to be derived in a variety of ways, all of which rely on our marketplace approach as a hub. We have replicated this business model across multiple new product offerings without substantially increasing our operations and support expense. Moving forward, our goal is to further leverage our experience in building sponsorship marketplaces through the launch and operation of NAX.
Our Growth Strategy

After seven years of working in and developing the social sponsorship category, we believe our business model is market-tested and ready for growth. Our development efforts have included assembling a diverse and experienced senior management team and advisory board, launching and optimizing our proprietary marketplaces, developing a cross-platform sales force and refining our message to the market. Key elements of our strategy to accelerate revenue growth and continue product development include:
Bringing Native Ad Exchange to market. The launch of NAX will allow us to increase deal flow to our creators, provide a more diverse and expansive offering of creators to our advertisers, and streamline our back-office operations. NAX will also allow us to aggressively expand our white label and reseller relationships around the world.
Bolster our client development team. We expect the growth of our client development team to be the primary driver of near-term revenues. For the past year, we have been developing a comprehensive on-boarding and on-going education curriculum that has lead to record bookings in 2012 and in each of the first two quarters of 2013. We intend to add additional client development personnel who receive a commission for meeting sales targets to more effectively service clients throughout North America and Europe. The majority of these team members will be located in our headquarters in Orlando, Florida and will conduct sales activities through phone, email and videoconferencing. Beyond our expanded presence domestically, we entered into a reseller agreement with IZEA UK, Ltd. in January 2013 to target the Western European market.

Develop strategic partnerships. We intend to develop additional strategic partnerships and reseller agreements with companies that can provide additional growth in our base of creators and advertisers. In May 2013, we announced a strategic partnership with Handpicked Media, a leading, female-focused network of social creators in the United Kingdom. In August 2011, we announced an exclusive alliance with India's Disney-UTV Television Group to create new monetization opportunities for the over 16 million estimated Twitter users in India. Under the terms of the Disney-UTV agreement, we created a co-branded version of our SponsoredTweets platform. We intend to replicate this model with other partners soon after the official launch of NAX. NAX is designed to be easily “white labeled”, allowing partners such as Disney-UTV to operate their own “node” on the exchange. NAX is also designed to be resold by partners that do not require a custom-branded solution.
Continue emphasis on product innovation. We have recruited additional engineering and product innovation team members to enhance NAX to develop new technology ideas within this platform that complement our mission as a company.
Seek complementary acquisitions. We continually seek to identify and acquire companies, technologies and assets to add to our portfolio of software services that will drive additional near and long-term revenue. In July 2011, we acquired Germany's Magpie Twitter advertising network that included approximately 12,000 advertisers and 20,000 Twitter creators in 143 countries. In December 2012, we acquired FeaturedUsers, one of the first advertising networks specifically designed to help Twitter users grow their followers.

Customers

We have more than 827,000 registered creators in over 175 different countries and territories, of which approximately 80,000, 77,000 and 25,000 creators performed a social sponsorship transaction during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively, including high-profile celebrities such as Neil Patrick Harris, Ceelo Green, Kim Kardashian, Diddy, Nick Cannon, Tia Mowery, Mario Lopez, Daddy Yankee and Michael Ian Black.
Our total number of registered creators may be higher than the number of our actual individual creators because some creators have multiple registrations, other creators may have died or become incapacitated and others may have registered under fictitious names. Our creators currently publish sponsored content to blogs and Twitter and reach other existing platforms such as Facebook, Pinterest, Tumblr, LinkedIn, Google and Bing through syndication or sharing of that content. In the future, NAX will allow for direct publishing and sponsorship on many of these platforms.

We have more than 103,000 registered advertisers in over 135 different countries and territories, of which approximately 7,000, 5,800 and 3,000 advertisers created an sponsorship opportunity during the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013, respectively. Advertisers that have used our services include top brands such as Coca-Cola, AT&T, Microsoft, Kraft, KIA, Unilever, Lenovo, Walmart, LG, Audi, Hilton, Walgreens, Hershey and Sony. In the case of our managed advertisers, we typically enter into a master agreement, which incorporates the online terms of service of the specified IZEA website, with each of our advertiser customers. Under the master agreement, the advertiser may submit one or more insertion orders pursuant to which such advertiser provides advertising submissions relating to its website, product or service for posting through the specified IZEA website or service. The master agreement is terminable by us or our customers upon 30 days prior written notice or immediately if a material breach has occurred and is not promptly cured. Each party indemnifies the other with regard to various representations made by such party, including the advertiser's representations that its content does not violate any law, or infringe any intellectual property right of another, is not false or deceptive, or defamatory or libelous, and is free of viruses and other computer programming that could damage any system data or personal information, and that it is not engaging in spamming. Fees under the master agreement are typically payable within 30 days after the date of our invoice in accordance with the terms agreed to in the applicable insertion order. The master agreement additionally provides for standard service disclaimers and limitations of liability for our benefit, as well as a reciprocal confidentiality provision. We also enter into browsewrap and clickwrap agreements with “self-service" advertisers who agree to the terms of service available on the applicable online platform. These self-service advertisers do not separately enter into a master agreement with us.

We provide services to advertising customers in multiple industry segments, including consumer products, retail/eTail, technology and travel. Our customers are predominantly located in the United States followed by the United Kingdom, Canada, Europe, Russia and over 150 other countries. None of our customers accounted for more than 10% of our revenue in the years ended December 31, 2011 and 2012. We had one customer, Starcom Worldwide, that accounted for 12% of our revenue in the six months ended June 30, 2013.

Our business serves advertising and public relations agencies, as well as brands and businesses directly. In many cases, social media marketing dollars flow through the advertising or public relations agency, even when we have a direct relationship with the brand. Below are our top customers in each category based on 2012 and 2013 booked business:

Agencies Representing Brands	Brands Direct
Barkley	Apartments.com
Booyah Online Advertising	Arby's
Cramer-Krasselt	Badoo
Edelman	Bellisio Foods, Inc.
Golin Harris	Brinker Restaurants
Hill Holiday	Buffalo Wild Wings
Initiative	Dollar General
JSHA	Fossil
Ketchum	Fresh from Florida
McGarryBowen	Lenovo
MEC	Limited Brands
Mindshare	My Life Registry
Ogilvy	Revlon
Spark Communications	ShurTech Brands
Starcom Worldwide	The Quaker Oats Company
Triad Retail Media	The Walgreen Company
VML	VTech
Watauga Group	Zenni Optical
Woodbine
XenoPsi
Zocalo Group

In addition to the agencies listed above, we have done business with the following agencies in 2012 and 2013:

1080 Communications	Jacobson Rost
Acquirgy	M80
Bernstein-Rein	MindSmack
Bolin Marketing & Advertising	MMGY Global
BRG Communications	Moroch Partners
Cole & Weber United	OMD - New York City
Digitas	PHD
Euro RSCG Edge	Rhino Marketing, Inc.
EVOK Advertising	Web.com Search Agency
FKM	Zimmerman

Sales and Marketing

We primarily sell social sponsorship campaigns through our sales team, our self-service platforms and, to a lesser extent, by utilizing distribution relationships such as resellers, affiliates and white label partners. We target regional, national and global brands and advertising agencies in the following ways:

Self-Service Platforms.  Each of our platforms has been developed as a self-service marketplace to enable advertisers and agencies of all sizes to independently access our network of social media content creators and implement their own social sponsorship campaigns. Self-service customers extend our global reach and increase deal flow. NAX has been designed to streamline the self-service process found in our existing platforms, making it easier for advertisers to complete transactions without any interaction required from our customer service team.

Client Development Team.  We have a client development team each of whom is assigned a geographic region or specific brands, primarily within the United States and Europe. The team members are responsible for identifying and managing sales opportunities in their respective target areas.

Resellers and White Label Partners.  We have developed a group of independent resellers and distribution partners who are responsible for selling one or more of our platforms under an independent contractor relationship. We maintain two types of reseller relationships: resellers and white label partners. Resellers focus their efforts on selling a variety of brands throughout the United States. White label partners, such as Disney-UTV, are complementary relationships that add additional advertisers and creators to our network. We intend to increase our number of resellers and white label partners after the launch of NAX.

Affiliates.  Two of our platforms, SocialSpark and SponsoredTweets, contain self-service affiliate programs designed to compensate social media content creators for referring other creators to join these platforms. In these programs, we incur the cost to pay a referral fee to the referrer equal to 5%-15% of the referee's earnings for a two-year period. To date, this has proven to be an efficient method of attracting new social media content creators into our creator network. Our upcoming NAX platform will include a system similar to what is currently available in SocialSpark and SponsoredTweets.

Industry Accumen. Our team possesses a strong marketing background. We focus our corporate marketing efforts on increasing brand awareness, communicating each of our platform advantages, generating qualified leads for our sales team and growing our social media creator network. Our corporate marketing plan is designed to continually elevate awareness of our brand and generate demand for social sponsorship. We rely on a number of channels in this area, including tradeshows, third party social media platforms (e.g., Facebook and Twitter), IZEA-hosted community events, paid searches, public relations and our corporate websites.

Revenue Model

We derive the majority of our revenue from advertisers for the use of our network of social media content creators to fulfill advertiser sponsor requests for a blog post, tweet, click or action (sponsored revenue). We derive the remaining portion of our revenue from the posting of targeted display advertising (media revenue) and from various service fees charged to advertisers and creators for services, maintenance and enhancement of their accounts (service fee revenue).

We earn sponsored revenue either on a per blog post, tweet, click or action basis from opportunities created by advertisers using our platforms or on an advertising campaign basis where we manage the entire campaign for our customers, often using multiple platforms to accomplish a full social media campaign. Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be activated and used in a self-service fashion or with the assistance of our account management team.

Advertisers may prepay for services by placing a deposit in their account with us.  The deposits are typically paid by the advertiser through the use of checks, wire transfers or credit cards. Deposits are recorded as unearned revenue until earned as described below. Typically, for each dollar an advertiser spends with us for sponsored services, approximately 50% of it goes to our social media content creators. Celebrity creators, often used in our SponsoredTweets marketplace, typically retain a higher percentage of each transaction.
The fulfillment of an advertiser opportunity is considered successful and earned after the requested blog post, click or action is approved or verified (either by the advertiser, our platforms automatically or by an account management team member, if we are managing the advertiser account) and listed for the requisite period of time, as applicable. The requisite period ranges from 3 days for a tweet to 30 days for a blog. Revenue is only recorded upon successful completion of these actions. If the action was not successful, the advertiser's account would not be charged and no revenue would be recorded. Sponsored revenue accounted for 87%, 87%, 88% of our total revenue in the years ended December 31, 2011 and 2012 and in the six months ended June 30, 2013, respectively.

Media revenue occurs when a creator posts targeted display advertising next to sponsored blog content using IZEAMedia, our display advertising solution, found in three of our platforms - SocialSpark, PayPerPost and Staree. Revenue for ad placement is received from the advertiser when the creator places the ad within their blog. Targeted display advertising is the ability to segment audiences individually by demographic, behavioral, contextual, or geographic means to display the most relevant advertisement to the segment. This display advertising is designed to complement a social sponsorship campaign within our platforms. Launched in November 2011, IZEAMedia currently delivers approximately 50 million advertising displays per month. IZEAMedia revenue accounted for 1%, 7% and 5% of our total revenue in the years ended December 31, 2011 and 2012 and in the six months ended June 30, 2013, respectively.

Service fees charged to advertisers are primarily related to inactivity fees for dormant accounts and fees for additional services outside of sponsored revenue. Service fees charged to creators include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash-out fees if a publisher wishes to take proceeds earned for services from their account when the account balance is below certain minimum balance thresholds and inactivity fees for dormant accounts. We set certain minimum cash-out balance thresholds, typically $50, to encourage creators to help us better manage the time, Paypal fees and administrative costs that are associated with each cash-out by creators. Once a creator's account balance exceeds the minimum balance, they can request to be paid without incurring a fee. Service fee revenue accounted for 12%, 6%, and 7% of our total revenue in the years ended December 31, 2011 and 2012 and in the six months ended June 30, 2013, respectively.

As NAX is deployed to our advertisers, creators and partners in future periods, we anticipate additional forms of revenue streams including subscription fees, listing fees, licensing fees and sponsored search fees as a result of new functionality built into the platform.

We were able to achieve gross margins on all our products of approximately 55%, 57% and 55% for the years ended December 31, 2011 and 2012 and in the six months ended June 30, 2013, respectively. As part of our commitment to increasing shareholder value, we are constantly seeking methods to further increase margins by implementing technology advancements, rebalancing our revenue mix to focus on new releases and entering new high-margin social media markets. While NAX will add new revenue streams, it will also create partnerships that have different economic models. White label partners will receive a percentage of each transaction, which will affect the gross profit margin on sponsorships over time. As a result, we expect that our total revenue will increase but our margins may decrease. This is an intentional dynamic that we seek to off-set with the benefit of increased deal-flow through NAX.

Strategic Advisory Board

We believe that we have assembled a world-class team of strategic advisors to assist our company as we continue to grow. The members of our strategic advisory board and their primary professional affiliations are listed below:

John Caron - Mr. Caron served as the President of Olive Garden at Darden Restaurants Inc. from May 2011 to January 2013 and also served as its Chief Marketing Officer from March 2010 to May 30, 2011. A member of Darden’s Operating Team, Mr. Caron led brand growth strategy across the enterprise to help ensure each Darden brand was appropriately positioned and had clearly identified plans in place to drive sustainable growth. Mr. Caron has 25 years of marketing experience in the consumer packaged goods and restaurant industries. He joined Olive Garden as Executive Vice President of Marketing in April 2003. During his tenure leading brand management for the $3 billion brand, he oversaw the successful launch of a national Hispanic advertising campaign, the first for a casual dining brand, provided strategic leadership around the development of a digital media strategy and delivered relevant new promotions and new advertising campaigns, all leading to results that far outpaced the casual dining industry. Before joining Olive Garden, Mr. Caron served as Vice President and General Manager of Lipton Beverages for Unilever Bestfoods North America. His 17-year tenure with Unilever also included leadership roles for a variety of food businesses and international assignments in Canada and Germany leading the company’s portfolio of margarine brands. Mr. Caron received a B.A. degree in Political Science from The Colorado College and an M.A. degree in American Politics from New York University School of Politics. Mr. Caron earned an MBA in Marketing from New York University School of Business.

Lindsay Gardner - Mr. Gardner has 25 years of executive management and leadership experience at companies ranging from technology startups to the world’s largest media and entertainment companies. Currently, he is a Senior Advisor to Oaktree Capital Management, a Los Angeles-based private equity firm with $80 billion under management. Since May 2010, he has focused on global buyout opportunities in the technology, media and telecommunications sectors, as well as providing strategic support to several Oaktree portfolio companies. Mr. Gardner maintains a strategic advisory practice focused on media acquisition, distribution and partnerships. During 2011-12 alone, he advanced the business plans of companies such as Miramax, Tribune Broadcasting, AMC Networks, Armstrong Cable, Northwest Broadcasting, multiple NBA teams, and Brazil’s and Portugal’s Ongoing Media. Mr. Gardner is a co-owner of the Memphis Grizzlies NBA basketball team. Mr. Gardner has also co-founded several new media companies, including Porto Media (technology to transfer a movie to a memory card in 18 seconds), China-based multi-platform Reach Media, and Channel Islands, which sells targeted advertising systems to cable operators. Until mid-2007, Mr. Gardner was President of Affiliate Sales and Marketing for Fox Networks. During his tenure, he built Fox’s cable network portfolio from a handful of small channels into one of the industry’s largest, launching more than a dozen channels. Mr. Gardner received an M.B.A. degree from the Wharton School of the University of Pennsylvania and a B.A. degree from Brandeis University.

Andy Batkin - Mr. Batkin has led Innovative Media Solutions, creating dynamic events that effectively blend TV, print, online, database development, event marketing and hospitality benefits, since 2002. His most recent venture, Social TV Summit, focuses on the use of technologies that allow viewers to socialize, search, share and purchase content they watch on TV or online. Previously, Mr. Batkin was Vice Chairman/Chief Revenue Officer of Spot411, an interactive and social TV company, and CEO of Prolink Media, a leader in digital out-of-home marketing solutions. A prolific entrepreneur, Batkin launched his career by founding Interactive Marketing, Inc. (IMI), the first internet media “rep firm,” in 1992. After selling $50,000,000 of media in the businesses’ first year and servicing clients such as the NFL, Playboy and Yahoo, IMI was sold to

Softbank Corporation of Japan in 1996. Mr. Batkin is a graduate of Boston University and was the 1999 recipient of the Albert Einstein Technology Medal, which recognizes individuals who have made significant creative contributions in the technology industry.

D.A. Wallach - Mr. Wallach is best known as one-half of Chester French, a critically-acclaimed duo discovered by Kanye West and Pharrell Williams. A 2007 graduate of Harvard College, Mr. Wallach has been featured in GQ, Rolling Stone, Vogue and numerous other publications. He has toured with Lady Gaga, Blink 182, N*E*R*D and Weezer, and has appeared on many TV shows, including Jimmy Kimmel Live and Late Night with Jimmy Fallon. In addition to Chester French, Mr. Wallach is one-half of D.A. & The Supa Dups, and as a solo vocalist, he has written and performed on recordings with Diddy, Rick Ross, Janelle Monae, Macklemore, Clinton Sparks, Wale and others. When not recording, Mr. Wallach collaborates as a songwriter with a diverse array of producers and artists. Beyond music, he is a recognized social media pioneer, having been the first artist ever to use Facebook and among the most followed artists on twitter (@dachesterfrench). Mr. Wallach advises or invests in several start-up technology companies, and is the official Artist In Residence at Spotify. Forbes has selected Mr. Wallach as one of its 30 Under 30 and Fast Company has named him one of the 100 Most Creative People in Business.

Rich Masterson - Mr. Masterson serves as Audience Partners’ Chairman, leveraging his experience as a serial entrepreneur and pioneer in online marketing to build the company’s culture and identify large market opportunities. Audience Partners is the largest online political advertising network in the country and has recently expanded into healthcare advertising with the nation's only HIPAA compliant addressable advertising solution. Prior to co-founding Audience Partners in 2007, Mr. Masterson focused his energy on a variety of active investments in technology, real estate, hospitality and private equity. Earlier in his career, Mr. Masterson co-founded US Interactive, one of the nation’s first internet professional services firms with clients including Microsoft, IBM, American Express, Disney, Toyota and the US Senate.  Mr. Masterson served as USI’s President through 1999, driving the company’s growth from start-up through successful IPO.  Mr. Masterson then served as the Chairman of GivingCapital, providing organizations with the capability to increase their assets through the creation, distribution and processing of complex wealth management products and services.  Under Mr. Masterson’s leadership, GivingCapital helped its clients raise over $600 million for charity before being acquired by Kintera, a publicly-held company focused on philanthropic services. Mr. Masterson is active philanthropically, and has previously served on the boards of charitable organizations including The National Philanthropic Trust, The Philadelphia Orchestra and The Wellness Community of Philadelphia. He has also served on the Board of Advisors of Radnor Trust Company and as a trustee to Emerald Mutual Family of Funds.

Rick Milenthal - Mr. Milenthal is an internationally recognized leader in building marketing services companies that leverage technology and creativity to fuel growth. He was co-founder and Chairman of Engauge, the leading full service agency for the social age from its inception in1982 until August 2013. Engauge is one of the United States' largest independent marketing agencies serving clients like Coca-Cola, Nationwide, Hershey, Abbott, Mars, The Home Depot, Nestle and UPS. Mr. Milenthal is co-founder and past chairman of Worldwide Partners, Inc., the largest network of independent agencies in the world, with 87 agencies in 53 countries. He is Chairman of Fugent, the leader in communications technology for the financial services industry. He is also Chairman of People to My Site, the leader in digital services that drives local demand for national brands. He is Chairman and co-founder of Loyalty Commerce, a leader in connecting online shoppers and retailers. Our strategic advisory board will meet periodically with our Board of Directors and management to discuss matters relating to our business activities, including formulating business strategies, establishing commercial business alliances and identifying potential acquisitions.  Members of the advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on the advisory board.  Upon their appointment, each member received a five-year stock option to purchase up to 50,000 shares of our common stock at the market price on the grant date. To our knowledge, none of the advisory board members has any conflicts of interest between their obligations to our company and their obligations to others.

Technology

Our marketplaces span multiple social networks as well as blogs and YouTube. We aggregate our social media content creators in our online marketplaces which allows us to create scale and targeting for our advertisers. We provide the ability to target our creators based on a variety of software rules and filters. We provide self-service platforms that service all business types and sizes. Advertisers can choose between a cost per post model or cost per click model. Unlike traditional public relations, advertisers only pay for completed posts, clicks or individual actions as determined by the advertiser. We provide trackable results by automatically embedding tracking links and pixels, as well as support, for third-party tracking (such as DART). We also provide dashboards for real-time reporting, providing immediate feedback. We have the ability to seed thousands of conversations overnight, with room to grow.

Product Development

Our product development team is responsible for platform and infrastructure development, application development, user interface and application design, enterprise connectivity, Internet applications and design, quality assurance, documentation and release management. One of our core strengths is our knowledge of and experience in launching and operating scalable social media marketplaces. Our product development expenses, consisting primarily of salaries paid to development personnel and included in general and administrative expenses, were approximately $886,000, $974,000 and $355,000 for the years ended December 31, 2011 and 2012 and in the six months ended June 30, 2013, respectively. We also incurred and capitalized in our balance sheet an additional $98,847 in development costs for NAX during the six months ended June 30, 2013.

Our team believes that constant innovation is the only way to achieve long-term growth. As a result, we encourage our engineering team members to continuously develop new platforms and technologies to bring to market. Some of these platforms succeed. Others fail to deliver the results required to warrant ongoing support and development. Much like Google and other successful technology companies, we invest heavily in the platforms that prove themselves, and regularly shutdown the initiatives that fail to deliver value for the organization. We intend to continue to invest in the creation of new technology platforms that complement our core offerings.

Competition

We face competition from multiple companies in the social sponsorship industry. Direct and indirect competitors in the social sponsorship space include Facebook, Glam Media, Federated Media, BlogHer, Adly, TapInfluence and Collective Bias. In addition, there are a number of agencies, public relations firms and niche consultancies that provide social media programs and conduct manual influencer outreach programs.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and social sponsorship providers, as well as competition with other media for native advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services with NAX, we may compete with a greater number of other companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected.

We also compete with traditional advertising media such as direct mail, television, radio, cable and print for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources.

Proprietary Rights

Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on copyright, service marks and trade secret laws, confidentiality procedures and contractual provisions.

We have filed a patent application covering important features of our Native Ad Exchange platform and have submitted a trademark application for “Native Ad Exchange,” which are currently pending approval. We have registered eight service marks to date, including “IZEA,” “SocialSpark,” "We Reward," "PayPerPost," "InPostLinks," “Blogger's Choice Awards,” “Get Everyone Talking” and “Postie,” and have applied for several other registrations including "Native Ad Exchange," "Staree," "FanAds," "Influence Upfront," "Influence Rank," "InRank," "Sponsored Music," "Sponsorship Marketplace" and "Selective Syndication," in the United States and intend to seek to register additional service marks as appropriate.  There can be no assurance that we will be successful in obtaining the service marks for which we have applied. Even if these applications are approved, the marks may be successfully challenged by others or invalidated. If the applications are not approved because third parties own the service marks, the use of the marks will be restricted unless we enter into arrangements with the third parties that may be unavailable on commercially reasonable terms. We also own more than 450 domain names.

We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or have value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of such rights by others.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet-related industries. We can and have been subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management's attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all. See "Legal Proceedings" below for information on our current lawsuit in this regard.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, publisher privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not entirely clear how existing laws which govern issues such as property ownership, taxation, export or import matters and personal privacy apply to the Internet, as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our platforms or may even attempt to completely block access to our platforms. Accordingly, adverse legal or regulatory developments could substantially harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personally identifiable data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States can be more restrictive than those within the United States, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change and/or abandon certain of our then-existing data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that contain materials which infringe copyrights or other intellectual property rights of third parties, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We, and the advertisers and creators that use our platforms, are subject to Federal Trade Commission ("FTC") and various state rules and regulations on advertising and marketing on the Internet, including the FTC's Dot Com Disclosures - Information about Online Advertising and its Guides Concerning the Use of Endorsements and Testimonials in Advertising (known as the Guides) that were updated and reissued by the FTC in 2013. Each of the foregoing are sub-categories that have been taken up by the FTC under the FTC Act to prevent “unfair or deceptive acts and practices” within advertising. These new Guides, for example, significantly extend the scope of potential liability associated with the use of testimonials and endorsements, including injecting endorsement requirements into new advertising methods such as blogging. In particular, the Guides provide that bloggers must always disclose the consideration they receive for blogging about a particular product, service, brand or the like, whether the consideration comprises something tangible (i.e., cash, objects that are provided to them at no cost, even for testing purposes) or intangible such as accolades and more prominent future blogging opportunities. In the event a publisher, blogger or advertiser should fail to comply with the Dot Com Disclosures, the Guides or any other FTC rule, regulation or policy, which may be manifest by making deceptive, misleading or unsubstantiated claims and representations, failing to disclose a sponsorship relationship or otherwise, then various parties related to the advertising campaign (including the service provider of the platform over which the campaign is managed) may be subject to liability as a result of such non-

compliance. The Guides further provide that in order to limit its potential liability, the advertiser should ensure that its bloggers are provided guidance and training needed to ensure their claims, statements and representations are truthful, transparent and properly substantiated. Our failure to comply with both FTC and state advertising rules may result in the potential imposition of penalties that could include monetary damages and an order to cease our operations.

In certain cases, we are retained by advertisers to manage their advertising campaigns through our platforms, thereby increasing our exposure as not only the service provider but also the medium through which advertisements are broadcast. More generally, if there is negative consumer perception and mistrust of the practice of undisclosed compensation to creators to endorse the advertisers' specific products, then this could result in a reduction by advertisers in the use of social media marketing platforms like ours as a means for advertising which could have a material adverse effect on our business and financial results.

We comply with the 1995 European Union Data Protection Directive with regard to data we collect from users located in the European Union.  We do not transfer data collected from users located in the European Union outside of the European Union without first obtaining their express consent.  We are currently monitoring potential changes to the 1995 European Union Data Protection Directive to ensure that we are compliant with relevant requirements when and to the extent they are implemented.

As a governing member of a leading marketing and advertising industry association, the Word of Mouth Marketing Association (WOMMA), we are committed to promoting ethical social sponsorship practices and have established codes of ethics for our platforms which include one or more of the following:

Mandatory Disclosure. We mandate disclosure of the sponsored relationship between the advertiser and publisher. In the case of SponsoredTweets and SocialSpark a sponsorship cannot be published through the platform unless a phrase or paragraph disclosing the sponsored relationship is included. For example, in SponsoredTweets, a publisher is required to select one of a number of disclosure phrases such as “sponsored,” “advertisement” or “ad” prior to the publication of the tweet. Additionally, each SocialSpark campaign includes a Disclosure Audit tool for advertisers that provides them with a report that monitors posts on an ongoing basis to make sure that posts continue to include disclosure after the initial posts are approved. In the case of PayPerPost, publications are made outside of the platform, thus monitoring such posts are considerably more difficult, but users of these services are similarly required to adhere to our terms of service and code of ethics applicable to them, or risk being terminated. However, as is the case with SponsoredTweets and SocialSpark, failure to disclose the sponsored relationship is a violation of our terms of service, which may result in the withholding of payment for the sponsorship, and the publisher being removed from our network. NAX will adopt the same disclosure process as SponsoredTweets and SocialSpark. It will eventually replace the technology utilized to power SponsoredTweets, SocialSpark and PayPerPost.

Freedom of Choice. Creators are free to choose which sponsorships to publish. Our platforms never auto-inject an advertiser's message into a influencer's social media network.

Authentic Voice. We encourage honesty of opinion in the selection of sponsorships by a publisher and similarly we encourage advertisers to create opportunities that allow the publisher to write the sponsorship in their own words, provided that a publisher always adheres to our terms of service and code of ethics which includes disclosing their sponsored relationships at all times while using any of the platforms.

Transparency of Identity. Our platforms are designed to be open, safe environment for our advertisers, creators and users. In fact, we do not cloak the identities of advertisers or creators. Both parties involved in a potential transaction can see each other's profiles and make informed decisions before engaging with each other.

Pre-Publication Advertiser Review. In the case of SponsoredTweets and SocialSpark, advertisers have the ability to review their sponsored content before it is published and to request a change to the sponsored content prior to publication in the case of factual inaccuracies. This feature will also be included in our NAX platform.

Reporting Violations. We have zero tolerance for violation of our code of ethics and encourage the reporting of violations through a special page on our websites dedicated to reporting violations. If violations are reported, they are promptly investigated by us and in appropriate cases, advertisers, creators and users are removed from our network and prohibited from using our sites. In addition, we take an active role in reporting spam accounts to Twitter and Facebook.

In addition to the compliance and monitoring programs described above, we have created an FTC Survival Guide for our platform users that is available on our corporate website. We also believe, and have subsequently included requirements within our code of ethics, based on positions taken by certain federal courts and the FTC, that communications and messages disseminated by creators through social media networks are subject to and must comply at all times with CAN-SPAM Act (Controlling the Assault of Non-Solicited Pornography and Marketing Act) requirements.

To date, we have not been materially impacted by the rules governing messaging over social media networks and social sponsorship, including the CAN-SPAM Act and the Telephone Consumer Protection Act of 1991. However, we cannot predict the impact of future regulations on us, our advertisers or our creators that use our platforms or the impact of attempts to circumvent our mechanisms that are designed to ensure compliance.

Employees

As of October 29, 2013 , we had a total of 46 full-time employees, including 34 in sales and marketing, 9 in product engineering and 3 in administration and finance. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good. Our future success depends on our continuing ability to attract and retain highly qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel.

Properties

In December 2012, we moved our corporate headquarters to a new space consisting of approximately 10,000 square feet at 1000 Legion Place, Suite 1600, in Orlando, Florida upon the expiration of our former lease. We entered into a one-year sublease agreement for these premises with total rent owed of $85,000 payable in two equal installments. We are currently in the process of negotiating a lease for new office space upon the expiration of our sublease in December 2013.

In July 2011, we entered into three separate agreements to rent satellite sales office space in New York City, Chicago and Los Angeles through short-term rental agreements. The leases for Chicago and Los Angeles expired in 2012 and the lease for New York City ended in July 2013. We no longer maintain an office in any city outside of Orlando.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is, however, subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On October 17, 2012, Blue Calypso, Inc. filed a complaint against us in the U.S. District Court for the Eastern District of Texas accusing us of infringing a patent related to peer-to-peer advertising between mobile communication devices seeking unspecified damages. We made a request that the Texas court transfer the matter to the Middle District of Florida, but no ruling has yet been made on that motion. On October 4, 2013, Blue Calypso, we and the other defendants submitted to the Texas court a joint claim construction and prehearing statement containing each parties’ position with regard to the meaning of the disputed claim terms of the patents.  The court has also yet to rule on this matter. At this stage, we do not have an estimate of the likelihood or the amount of any potential exposure to us.

MANAGEMENT

Executive Officers, Directors and Key Employees
The names and ages of our executive officers, directors and key employees, and their positions with us, are as follows:

Name	Age	Position
Edward H. (Ted) Murphy	37	Founder, President, Chief Executive Officer and Chairman of the Board
Ryan S. Schram	33	Chief Operating Officer and Director
Brian W. Brady	55	Director
Daniel R. Rua	44	Director
Tom Geraghty	49	Senior Vice President of Products and Partnerships

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

Executive Officers

Edward H. (Ted) Murphy, Founder, President, Chief Executive Officer and Chairman of the Board, founded IZEA in February 2006 as part of MindComet Corp., an interactive advertising agency that he started in 1999 and served as Chief Executive Officer. IZEA was later spun out of MindComet in September 2006. Mr. Murphy is a serial entrepreneur who is recognized as a pioneer in paid blogging and a catalyst behind the social sponsorship industry. As the Founder, President and Chief Executive Officer, Mr. Murphy leads our company, both with his day-to-day operational leadership and with his strategic vision for the company and its products. His efforts have received recognition from media outlets including The Wall Street Journal, CNBC, Wired, USA Today, Forbes, The New York Times, Business Week, PC World, CNN Money, Fortune, Fortune Small Business and Business 2.0. In addition to media coverage, Mr. Murphy has spoken and keynoted panels at a variety of events including Blog World Expo, Always On, Florida Venture Forum, SMX and Dow Jones Venture One Summit. Mr. Murphy attended Florida State University before starting MindComet and several other earlier Internet-related businesses. Mr. Murphy was appointed as a director based on his extensive social sponsorship industry knowledge and a deep background in social media, mobile technology and e-commerce, as well as significant experience in financing technology growth companies.

Ryan S. Schram, Chief Operating Officer and Director, joined us in September 2011 as a senior executive leading our client development, account management, brand marketing, public relations and publisher alliance organizations. Prior to joining us, from 2005 to 2011, Mr. Schram served in various leadership roles, most recently as Group Vice President, at ePrize, the industry leader in integrated engagement marketing.  Prior to that, Mr. Schram held roles of increasing responsibility at CBS/Westwood One and Clear Channel Interactive.  Mr. Schram holds a B.A. degree in management from the Eli Broad College of Business at Michigan State University. Mr. Schram was appointed as a director of our company due to his substantial knowledge and working experience in marketing and client development in quickly evolving industries.

Directors

Brian W. Brady, Director, joined our Board of Directors on August 7, 2012. Mr. Brady is the Founder and Chief Executive Officer of Northwest Broadcasting, Inc., which owns and operates seven television stations including FOX affiliates in four U.S. markets, since 1995. Mr. Brady has also been the President of Eagle Creek Broadcasting, which owns and operates a CBS affiliate in Laredo, Texas, since 2002. Mr. Brady served on the FOX Affiliate Board for nine years, serving as Chairman for four of those years. The FOX Affiliate Board is a representative body of independent stations affiliated with the FOX Network, part of News Corporation. He currently serves on the Boards of the National Association of Broadcasters (NAB) and Syncbak, Inc. Mr. Brady previously served on the Board of Directors of The Ferris Foundation and Saga Communications, a publicly-traded media company. Mr. Brady holds a B.S. degree in advertising from Ferris State University. Mr. Brady was selected to serve as a member of our Board of Directors due to his more than 25 years of experience in the multi-media industry making his input invaluable to us as we expand our portfolio of clients and platform offerings.

Daniel R. Rua, Director, rejoined our Board of Directors on July 31, 2012. Mr. Rua was previously the executive Chairman from September 2006 to May 2011 and an early investor in our predecessor entity IZEA Innovations, Inc. Mr. Rua has been a Managing Partner of Inflexion Partners, an early-stage venture capital fund, since January 2002. Prior to Inflexion, Mr. Rua was a Partner with Draper Atlantic, the east coast fund of Silicon Valley's early-stage venture firm Draper Fisher Jurvetson, from 1999 to 2002. Prior to Draper Atlantic, Mr. Rua led internet protocol development at IBM's Networking

Labs in Research Triangle, from 1991 to 1999. Mr. Rua is a former director of InphoMatch (acquired by Sybase) and AuctionRover (acquired by Overture/Yahoo), and serves other board and operating roles as part of his technology investing. Mr. Rua holds a B.S. degree in computer engineering from the University of Florida. He also earned a J.D. from the University of North Carolina School of Law and an M.B.A. from the Kenan-Flagler Business School of the University of North Carolina. Mr. Rua was selected to serve as a member of our Board of Directors due to his extensive knowledge of our products and services as a director and early inventor in our predecessor, as well as his many years of experience in venture capital investing and operational leadership of other technology growth companies.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Key Employees

Tom Geraghty, Senior Vice President of Products and Partnerships, joined us in July 2012 and leads our product development, software engineering and strategic partnerships organizations.  Mr. Geraghty was most recently the Chief Privacy Officer of Channel Intelligence, where he managed multiple product groups and initiatives, from February 2000 to June 2012.  He also led Channel Intelligence's leading "Where-to-Buy" service that helped drive double digit year-over-year growth for two fiscal years, while also managing the integration of an acquired company.  During this time he also served as Senior Vice President of Commerce for MyList, a subsidiary of Channel Intelligence.  Mr. Geraghty received a B.A. degree from Penn State University and is a Certified Internet Privacy Professional (CIPP-US), recognized by the International Association of Privacy Professionals.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading SEC to have violated a federal or state securities or commodities law.

Compliance with Section 16(a) of the Exchange Act

Our directors, officers and principal stockholders are not currently required to make Section 16(a) ownership filings.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all our directors, officers (including our chief executive officer, chief financial officer and any person performing similar functions) and employees. We have made our Code of Ethics available on our website at www.izea.com.

Corporate Governance

We have established an audit committee, compensation committee and nominating committee. To date, our entire Board has performed all of the duties and responsibilities which might be contemplated by each committee. We intend to utilize the committees at such time as we expand our Board.

Audit Committee. The audit committee's duties are to recommend to the Board of Directors the engagement of independent auditors to audit our financial statements and to review our accounting policies and financial statements.  The audit committee reviews the scope and fees for the annual audit and the results of audit examinations performed by our independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee will at all times to be composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The compensation committee reviews and approves our compensation policies, including compensation of executive officers.  The compensation committee also reviews and administers our stock option plans, and recommends and approves grants of stock options under that plan.

Nominating Committee.  The purpose of the nominating committee is to select, or recommend for our entire Board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our Board.  The nominating committee's duties also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table sets forth the cash compensation, as well as certain other compensation earned during the last two fiscal years, for (i) each person who served as our principal executive officer (“PEO”) during our year ended December 31, 2012; (ii) our two other most highly compensated executive officers other than the PEO who was serving as an executive officer as of December 31, 2012; and (iii) up to two individuals for whom disclosure would have been required but for the fact that they were not serving as an executive officer as of December 31, 2012 (collectively referred to as the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Edward H. Murphy	2012	195,000	30,000	—	422,625	—	—	—	647,625
President and Chief Executive Officer	2011	181,875	40,000	—	37,876	—	—	—	259,751
Donna L. Mackenzie (2)	2012	195,000	15,000	—	72,909	—	—	—	282,909
Former Chief Financial Officer and Secretary/Treasurer	2011	189,375	40,000	—	24,748	—	—	—	254,123
Ryan S. Schram	2012	230,000	73,937	—	168,900	—	—	—	472,837
Chief Operating Officer	2011	70,621	19,213	—	61,650	—	—	—	151,484
_________________
(1) Represents the aggregate grant date fair value of stock options issued during the year as calculated in accordance with FASB ASC Topic 718. See "Critical Accounting Policies and Use of Estimates" under "Management’s Discussion and Analysis of Financial Condition and Results of Operations" for additional information, including valuation assumptions used in calculating the fair value of the awards.
(2) Ms. Mackenzie left employment with us on May 23, 2013.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each named executive officer as of December 31, 2012 pursuant to our equity incentive plans:

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Edward H. (Ted) Murphy (1)	56,147	6,520	—	$6.00	5/25/2017
President and Chief Executive Officer	—	125,000	—	$6.00	5/25/2017
Donna L. Mackenzie (2)	6,713	662	—	$6.00	5/25/2017
Former Chief Financial Officer and Secretary/Treasurer	—	25,000	—	$6.00	5/25/2017
Ryan S. Schram (3)	4,688	7,812	—	$6.00	5/25/2017
Chief Operating Officer	—	62,500		$6.00	5/25/2017
_________________

(1)
Options to acquire 45 shares of common stock were originally issued with an exercise price of $44 per share and vested equally over 4 years from the grant date of April 3, 2008. Options to acquire 62,622 shares of common stock were originally issued with an exercise price of $1.20 per share and vested immediately as to 26,301 shares with the remaining balance vesting equally over 28 months from the grant date of February 16, 2011. These options were originally issued under the 2007 Equity Incentive Plan and in connection with the share exchange in May 12, 2011, such options were canceled and subsequently reissued to Mr. Murphy by us pursuant to our 2011 Equity Incentive Plan resulting in the issuance of options to acquire 45 and 62,622 shares of common stock at an exercise price of $20 per share each expiring on May 12, 2016. The option to acquire 45 shares of common stock vests immediately as to 36 shares on May 12, 2011 and less than one share per month thereafter. The option to acquire 62,622 shares of common stock vests immediately as to 30,215 shares on May 12, 2011 and approximately 1,305 shares per month thereafter. On May 25, 2012, all of these options were canceled and subsequently reissued as a single non-qualified option to purchase 62,667 shares of common stock at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This reissued option vests immediately on May 25, 2012 as to 47,012 shares and approximately 1,305 shares per month thereafter. The modification of these options did not result in any incremental compensation cost. On May 25, 2012, Mr. Murphy was granted a non-qualified option to purchase 125,000 shares of common stock at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This option vests as to 31,250 shares on May 25, 2013 and approximately 2,604 shares per month thereafter. On March 1, 2013, Mr. Murphy received a stock option to purchase 187,667 shares of common stock at an exercise price of $0.25 per share. The option vests 100% on March 1, 2014 and expires on March 1, 2023. Additionally on March 1, 2013, Mr. Murphy received a stock option to purchase 500,000 shares of common stock at an exercise price of $0.25 per share. The option vests in equal monthly installments over three years from the grant date and expires on March 1, 2023. In connection with the Private Placement, Mr. Murphy received a stock option to purchase 4,398,978 shares of common stock at an exercise price of $0.25 per share, expiring ten years from the issuance date. The option vests immediately as to 1,099,745 shares (25%) and in equal installments of approximately 68,734 shares per month over four years beginning on November 1, 2013.

(2)
Options to acquire 1,000 shares of common stock were originally issued with an exercise price of $44 per share and vested equally over 4 years from the grant date of September 14, 2007. Options to acquire 6,375 shares of common stock were originally issued with an exercise price of $6 per share and vested immediately as to 2,678 shares with the remaining balance vesting equally over 28 months from the grant date of February 16, 2011. These options were originally issued under the 2007 Equity Incentive Plan and in connection with the share exchange in May 12, 2011, such options were canceled and subsequently reissued to Ms. Mackenzie by us pursuant to our 2011 Equity Incentive Plan resulting in the issuance of options to acquire 1,000 and 6,375 shares of common stock at an exercise price of $20 per share each expiring on May 12, 2016. The option to acquire 1,000 shares of common stock vests immediately as to 3,667 shares on May 12, 2011 and approximately 21 shares per month thereafter. The option to acquire 6,375 shares of common stock vests immediately as to 3,076 shares on May 12, 2011 and approximately 133 shares per month thereafter. On May 25, 2012, all of these options were canceled and subsequently reissued as a single non-qualified option to purchase 7,375 shares of common stock at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This option vests immediately on May 25, 2012 as to 5,782 shares and approximately 133 shares per month thereafter. The modification of these options did not result in any incremental compensation cost. On May 25, 2012, Ms. Mackenzie was granted a non-qualified option to purchase

25,000 shares of common stock at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This option vests as to 6,250 shares on May 25, 2013 and approximately 521 shares per month thereafter. On March 1, 2013, Ms. Mackenzie received a stock option to purchase 32,375 shares of common stock at an exercise price of $0.25 per share. The option vests 100% on March 1, 2014 and expires on March 1, 2023. Additionally on March 1, 2013, Ms. Mackenzie received a stock option to purchase 100,000 shares of common stock at an exercise price of $0.25 per share. The option vests in equal monthly installments over three years from the grant date and expires on March 1, 2023. All of the above mentioned options expired, unexercised 90 days after Ms. Mackenzie left employment with us on May 23, 2013.

(3)
On July 1, 2011, Mr. Schram was issued a five-year option to purchase 12,500 shares of common stock at an exercise price of $20 per share, which will vest as to 3,125 on July 1, 2012 and the remaining balance in equal monthly installments over a period of three years beginning one year from the date of issuance. On May 25, 2012, this option was canceled and subsequently reissued at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This option vests as to 3,125 shares on June 30, 2012 and approximately 260 shares per month thereafter. The modification of this option did not result in any incremental compensation cost. On May 25, 2012, Mr. Schram was granted a non-qualified option to purchase 62,500 shares of common stock at an exercise price of $6 per share (110% of the closing stock price on such date) expiring on May 25, 2017. This option vests as to 15,625 shares on May 25, 2013 and approximately 1,302 shares per month thereafter. On March 1, 2013, Mr. Schram received a stock option to purchase 75,000 shares of common stock at an exercise price of $0.25 per share. The option vests 100% on March 1, 2014 and expires on March 1, 2023. Additionally on March 1, 2013, Mr. Schram received a stock option to purchase 100,000 shares of common stock at an exercise price of $0.25 per share. The option vests in equal monthly installments over three years from the grant date and expires on March 1, 2023. On May 20, 2013, Mr. Schram received a stock option to purchase 200,000 shares of common stock at an exercise price of $0.25 per share. The option vests in equal monthly installments over five years from the grant date and expires on May 20, 2019.

Employment Agreements

On May 14, 2011, we entered into an employment agreement with Edward H. (Ted) Murphy pursuant to which Mr. Murphy serves as our President and Chief Executive Officer, and with Donna L. Mackenzie pursuant to which Ms. Mackenzie served as our Chief Financial Officer.

Pursuant to the employment agreement with our company, Mr. Murphy serves as our President and Chief Executive Officer until December 31, 2014 in consideration for an annual salary of $195,000 and, at the discretion of our Board, a cash bonus in an amount to be determined by the Board of up to 50% of his annual base salary and a bonus composed of stock options of up to 200% of his annual base salary, based on Mr. Murphy meeting and exceeding mutually agreed upon annual performance goals. For the year ended December 31, 2011, Mr. Murphy was awarded a bonus of $40,000 that was paid in 2012. For the year ended December 31, 2012, Mr. Murphy was awarded a contingent bonus of $30,000 to be paid in 2013 only if we raised gross proceeds of $1,000,000 in a private placement offering in 2013. In May 2013, the Board voted to cancel this bonus award due to the financial state of the company. In connection with the Private Placement, the Board awarded to Mr. Murphy a bonus of $50,000 and granted him a stock option to purchase 4,398,978 shares of common stock at an exercise price of $0.25 per share, expiring ten years from the issuance date. The option vests 25% immediately and the remainder in equal monthly installments over four years beginning on November 1, 2013.

Mr. Murphy's employment agreement is subject to early termination for any reason upon written notice to the him and in the case of death, disability and cause. If terminated, for any reason other than death, disability or cause, Mr. Murphy will be entitled to a severance of six months current salary. In the case of termination due to disability, Mr. Murphy will be entitled to a severance of current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the employment agreements) and Mr. Murphy's employment terminates within six months following the change of control for reasons other than for cause, then Mr. Murphy will be entitled to such amount equal to his then current compensation and the time remaining between the change of control and the six month anniversary of the change of control subject to reduction by compensation received by Mr. Murphy from any other permitted employment.

Pursuant to the employment agreement with our company, Ms. Mackenzie served as our Chief Financial Officer until May 23, 2013, when she left employment with us. She previously received an annual salary of $195,000 and, at the discretion of our Board, a cash bonus in an amount to be determined by the Board of up to 50% of her annual base salary and a bonus composed of stock options of up to 200% of her annual base salary, based on Ms. Mackenzie meeting and exceeding mutually agreed upon annual performance goals. For the year ended December 31, 2011, Ms. Mackenzie was awarded a bonus of $40,000 that was paid in 2012. For the year ended December 31, 2012, Ms. Mackenzie was awarded a contingent bonus of

$15,000 to be paid in 2013 only if we raised gross proceeds of $1,000,000 in a private placement offering in 2013. In May 2013, the Board voted to cancel this bonus award due to the financial state of the company.

On July 30, 2011, we entered into an employment agreement with Ryan S. Schram pursuant to which Mr. Schram originally served as our Chief Marketing Officer and currently serves as our Chief Operating Officer.  Pursuant to the employment agreement with Mr. Schram, Mr. Schram will serve as our Chief Marketing Officer until December 31, 2014, subject to renewal, in consideration for an annual salary of $230,000. Mr. Schram also received a signing bonus of $12,000 and will be eligible for a bonus and override bonus based on meeting certain performance indicators set forth in his employment agreement. For the year ended December 31, 2011, Mr. Schram was awarded bonuses totaling $19,213 of which $7,213 was remaining to be paid in 2012. For the year ended December 31, 2012, Mr. Schram was awarded bonuses totaling $73,937 of which $5,988 was remaining to be paid in 2013. Mr. Schram was awarded bonuses totaling $65,428 through the six months ended June 30, 2013.

If Mr. Schram is terminated for any reason other than death, disability or cause, or if he resigns for good reason (as defined in the employment agreement), Mr. Schram will be entitled to severance of six months' current salary and bonus and override bonus as in effect on the date of termination. A change of control, under which Mr. Schram fails to retain his title and responsibilities, will be deemed good reason under his employment agreement. The employment agreement also provides that Mr. Schram may be an observer to our Board of Directors and, under certain conditions, he may either be appointed or nominated to the Board of Directors. On October 31, 2012, Mr. Schram was appointed to the position of Chief Operating Officer and was elected to be a member of our Board of Directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compen-sation ($)	Total ($)
Mitchel J. Laskey (2)	—	—	—	—	—
Brian W. Brady (3)	—	—	11,650	—	11,650
Daniel R. Rua (4)	—	—	13,950	—	13,950
_________________

(1)
Represents the aggregate grant date fair value of stock options issued during the year as calculated in accordance with FASB ASC Topic 718. See "Critical Accounting Policies and Use of Estimates" under "Management’s Discussion and Analysis of Financial Condition and Results of Operations" for additional information, including valuation assumptions used in calculating the fair value of the awards.

(2)
On December 26, 2012, Mitchel J. Laskey was appointed to our Board of Directors and elected to be the Chairman of the Board and Chairman of the Audit Committee. Mr. Laskey served on our Board of Directors until his resignation on April 24, 2013.

(3)
On August 7, 2012, we appointed Brian W. Brady to our Board of Directors. In consideration of his service as a director, we granted Mr. Brady stock options to purchase 12,500 shares of our common stock at an exercise price of $2 per share, vesting 12 months after the date of grant and expiring five years after the date of grant, under our 2011 B Equity Incentive Plan. We also agreed to reimburse Mr. Brady for all reasonable expenses in attending Board and Board committee meetings. Mr. Brady will be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year he serves as our director.

(4)
On July 31, 2012, we appointed Daniel R. Rua to our Board of Directors. In consideration of his service as a director, we granted Mr. Rua stock options to purchase 12,500 shares of our common stock at an exercise price of $2.40 per share, vesting 12 months after the date of grant and expiring five years after the date of grant, under our 2011 B Equity Incentive Plan. We also agreed to reimburse Mr. Rua for all reasonable expenses in attending Board and Board committee meetings. Mr. Rua will be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year he serves as a director.

For the years ended December 31, 2012 and 2011, we did not compensate our directors in cash for their service. Additionally, none of our employee directors receive compensation for their service as directors.

On December 26, 2012, in consideration of Mr. Laskey's service as a director and chairman, the Board approved a twelve month compensation arrangement whereby Mr. Laskey would receive $10,000 per month, 60,000 restricted stock units in January 2013, 60,000 restricted stock units on June 27, 2013 and up to 120,000 additional restricted stock units to be issued at the discretion of the disinterested members of the compensation committee for Mr. Laskey's service as Chairman of the Board. Until his resignation on April 24, 2013, Mr. Laskey received total compensation of $50,000 and 60,000 shares of restricted stock for his director and chairman services.

Effective March 1, 2013, the disinterested members of the Board implemented a compensation program for the directors that entitles each serving non-employee director to receive the following compensation:

•
An annual board retainer fee of $25,000 to be paid in restricted stock on January 1st of each year. This fee is be earned in equal monthly increments over the ensuing one-year period and will be forfeited to the extent of any unearned portion in the event the director leaves the Board for any reason.

•	A cash retainer fee of $20,000 per year, payable in cash or restricted stock.

•	Reimbursement of actual and necessary travel and related expenses in connection with attending in-person Board meetings.

•	A $1,000 per meeting fee for all meetings of the Board of Directors, subject to a $6,000 annual cap.

•	A $1,000 per audit committee meeting fee, subject to a $4,000 annual cap.

As of September 30, 2013, Messrs. Brady and Rua had earned $41,750 and $42,750, respectively, in compensation pursuant to the above compensation plan. Additionally, on March 1, 2013, they each received a stock option to purchase 12,500 shares of our common stock at an exercise price of $0.25 per share. The options vest 100% on March 1, 2014 and expire on March 1, 2023.

Equity Compensation Plan Information

In February 2007, the Board of Directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed us to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with a share exchange on May 12, 2011, all of the outstanding stock options to purchase (3,712,365) shares of Series A common stock under the 2007 Plan were canceled, effectively terminating the 2007 Plan. We simultaneously issued new stock options for 92,823 shares of common stock to the same employees under a new 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Plan”). The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was a minimal incremental difference required to be recorded on 2,743 shares where the fair value of the replacement options exceeded the fair value of the canceled options at the date of cancellation and replacement. On May 25, 2012, upon consent from holders of a majority of our outstanding voting capital stock, we increased the number of common shares available for issuance under the May 2011 Plan from 177,500 to 613,715 shares and, on February 6, 2013, it was increased again to a total of 11,613,715 shares. As of October 29, 2013 , 6,883,526 option shares have been granted and are outstanding and 1,234 have been exercised, leaving an aggregate of 4,728,955 shares of common stock available for future grants under the May 2011 Plan.

On August 22, 2011, we adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of October 29, 2013 , 37,500 option shares have been granted and are outstanding, leaving 50,000 shares of common stock available for for future grants under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, our Board of Directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of our common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option must be equal to or exceed 110% of fair market value.

The following table sets forth information regarding our equity compensation plans as of October 29, 2013 :

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,921,026	$0.54	4,778,955
Equity compensation plans not approved by security holders	—	—	—
Total	6,921,026	$0.54	4,778,955

PRINCIPAL STOCKHOLDERS
The table and accompanying footnotes set forth information as of October 29, 2013 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	our executive officers, and

•	all of our directors and executive officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible securities have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants and convertible securities, but not with respect to any other persons.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them and that person’s address is c/o IZEA, Inc., 1000 Legion Place, Suite 1600, Orlando, FL 32801.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Edward H. (Ted) Murphy (2)	1,702,206	7.2%
Ryan S. Schram (3)	86,416	0.4%
Brian W. Brady (4)	14,831,547	46.8%
Daniel R. Rua (5)	84,450	0.4%
Perry A. Sook (6)	4,000,000	16.4%
Michael Brauser (7)	1,542,175	6.9%

All executive officers and directors as a group (4 persons)	15,604,874	50.4%
_________________

(1)	Applicable percentage of ownership for each holder is based on 22,389,331 shares outstanding as of October 29, 2013 .

(2)	Includes exercisable stock options to purchase 1,334,287 shares of common stock under our May 2011 Equity Incentive Plan.

(3)	Includes exercisable stock options to purchase 75,990 shares of common stock under our May 2011 Equity Incentive Plan.

(4)
Includes 171,419 vested shares of restricted common stock, exercisable warrants to purchase 9,344,508 shares of common stock and exercisable stock options to purchase 12,500 shares of common stock under our August 2011 Equity Incentive Plan.

(5)
Includes 65,950 vested shares of restricted common stock, exercisable stock options to purchase 6,000 shares of common stock under our May 2011 Equity Incentive Plan and exercisable stock options to purchase 12,500 shares of common stock under our August 2011 Equity Incentive Plan.

(6)	Includes exercisable warrants to purchase 2,000,000 shares of common stock owned by Perry Sook at 5215 N. O'Connor Blvd., Suite 1400 Irving, TX 75039.

(7)	Includes exercisable warrants to purchase 174,732 shares of common stock owned by Michael Brauser at 4400 Biscayne Blvd., Suite 850, Miami, FL 33137.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

We review all transactions involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers must notify us of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either the Board as a whole or the Audit Committee, which determines whether or not to approve the transaction. After such review, the reviewing body approves the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders.

Certain Transactions

Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members, that exceeded $120,000.

As part of the May 2011 Offering, we sold an aggregate of $50,000 worth of units to our Chief Executive Officer and an entity under the control of the Chief Executive Officer, at the same terms as the other issuances.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders, Michael Brauser and Barry Honig, for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the note matured on February 2, 2013. The holders were permitted to convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. From October 2012 through December 2012, the holders of this promissory note converted $437,850 of note value into 2,069,439 shares of our common stock at an average conversion rate of $.21 per share. On February 4, 2013, we satisfied all of our remaining obligations under this note when the holders converted the final balance owed of $112,150 into 773,983 shares of our common stock at an average conversion rate of $.145 per share.

On May 4, 2012, we issued a 30-day promissory note to two of our existing shareholders, Michael Brauser and Barry Honig, in the principal amount of $75,000 incurring $6,000 in expenses for legal fees which resulted in net proceeds of $69,000. In June 2012, the note was extended until December 4, 2012. The note bore interest at a rate of 8% per annum. We were not able to pay the balance owed upon the maturity on December 4, 2012. Therefore, the conversion feature expired and the note was in default bearing interest at the default rate of 18% per annum. On August 15, 2013, the noteholders converted the $75,000 in principal plus $12,366 of accrued interest into 3.5 Units (349,464 shares of common stock) on the same terms and conditions as other Investors in our private placement.

On August 1, 2012, Edward H. (Ted) Murphy, our President and Chief Executive Officer, purchased 8,000 shares of our common stock directly from us in a private transaction approved by disinterested members of our Board of Directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, our Chief Operating Officer, purchased 8,000 shares of our common stock directly from us in a private transaction approved by our Board of Directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 6, 2012.

On August 6, 2012, Brian W. Brady, a private investor who became a director of our company on August 7, 2012, made a private investment of $100,000 for the purchase of 41,667 shares of our common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if our public offering was priced and sold below $2.40 per share within 120 days following the closing of his investment, we would issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $0.50 per share. Mr. Brady also received 35,000 shares of our restricted common stock and received a $10,000 cash finance fee upon the closing of the public offering. On September 11, 2012, we issued an additional 69,445 shares of common stock to Mr. Brady, so that he received a total of 111,112 shares at an effective price of $0.90 per share.

On April 11, 2013 and May 22, 2013, we entered into unsecured loan agreements with Brian W. Brady, a director of our company. Pursuant to these agreements, we received short-term loans totaling $750,000 due on May 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. On May 31, 2013,we signed an extension and conversion agreement that extended the due date to August 31, 2013. Additionally, we agreed to allow these notes and all accrued interest thereon to be converted into equity upon closing of the next private placement on the same terms and conditions that will be applicable to other investors in the private placement. In consideration for the extension and conversion agreement, we issued Mr. Brady a warrant to purchase 1,000,000 shares of our common stock at $0.25 per share for a period of five years. We also agreed that upon the first closing of our next private placement, we would issue Mr. Brady an additional warrant to purchase 3,187,500 shares of our common stock at $0.25 per share for a period of five years and 1,687,500 restricted stock units which vest upon the earlier of two years after issuance or completion of a transaction resulting in a change of control of our company.

On June 7, June 14, July 25, and August 12, 2013, we entered into additional unsecured loan agreements with Mr. Brady. Pursuant to these agreements, we received short-term loans totaling $520,000 due on August 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. The note issuances and the modification were approved by the disinterested members of our Board of Directors.

On August 15, 2013, Mr. Brady converted the $1,270,000 principal plus $19,252 of accrued interest, into 51.57 units (5,157,008 shares of common stock) on the same terms and conditions as were applicable to the other investors in the Private Placement.

Director Independence

Our shares are not currently listed for trading on a national securities exchange and, as such, are not subject to any director independence standards.  However, Mr. Rua qualifies as “independent” in accordance with the published listing requirements of Nasdaq. As provided by the Nasdaq rules, the Board has made a subjective determination as to the independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors with regard to the director's business and personal activities as they may relate to us and our management.

SELLING STOCKHOLDERS
A total of up to 9,316,277 shares may be offered by certain stockholders who purchased shares of our common stock in connection with our private placement in August through September 2013 or who obtained restricted shares of common stock for services during the past 12 months. The number of shares the selling stockholders may sell consists of 9,141,545 shares of common stock that are currently issued and outstanding and 174,732 shares of common stock that they may receive if they exercise their warrants.
2013 Private Placement

From August 15, 2013 through September 23, 2013, we entered into Securities Purchase Agreements with 26 investors, pursuant to which we raised $2,182,500 in cash through the private placement of 87.3 units, at a price of $25,000 per unit. Each unit consisted of 100,000 shares of our common stock, together with two warrants. The warrants were composed of one warrant to purchase 50,000 shares of common stock at an exercise price of $0.25 per share and another warrant to purchase 50,000 shares of common stock at an exercise price of $0.50 per share, in each case exercisable for cash at any time during the five years following the date of issuance.

Between April 2013 and August 2013, Brian W. Brady, a director of our company, loaned us $1,270,000 for working capital through several short-term, unsecured promissory notes. On August 15, 2013, Mr. Brady converted the $1,270,000 principal plus $19,252 of accrued interest under the notes, into 51.57 units (5,157,008 shares of common stock) on the same terms and conditions as were applicable to the other investors in the private placement. Two other unaffiliated noteholders converted $75,000 in principal plus $12,366 of accrued interest, that we owed to them pursuant to an unsecured promissory note originally issued in May 2012, into 3.5 units (349,464 shares of common stock) on the same terms and conditions as other investors in the private placement.

As a result of the private placement and conversion of the notes (the "Private Placement"), we issued 14,236,472 shares of our common stock, warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.25 per share and warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.50 per share. Pursuant to the terms of the Securities Purchase Agreements issued in the Private Placement, we agreed to file a registration statement with the SEC for purposes of registering the resale of these shares of common stock and the shares underlying the warrants within four months after the final closing date (by January 23, 2014) and use our commercially reasonable efforts to have it declared effective no later than six months after the final closing date (by March 23, 2014). The net proceeds received from the Private Placement are being used for general working capital purposes.

Mr. Brady provided us with a waiver of his registration rights under the Securities Purchase Agreement in this registration statement with respect to his 5,157,008 shares of common stock and like number of shares underlying warrants.  In exchange for such waiver, we agreed to grant to Mr. Brady “piggyback” registration rights to include his shares in future registrations of ours (other than on Forms S-4 and S-8) and up to four demand registration rights to compel registration of those shares for resale. Additionally, the unaffiliated noteholders received their securities as exempt from the registration requirements since they met the required holding period of one-year based on the original issuance date of the promissory note. Therefore, we are only required to register 8,730,000 of these shares of common stock that are currently issued and outstanding and 9,079,464 shares of common stock that the investors may receive if they exercise their warrants. Due to the large number of securities issued, we are only seeking current registration of 8,730,000 shares of common stock and 174,732 shares of common stock that the investors may receive if they exercise their warrants.

Other Restricted Stock Issuance

On September 30, 2013, we entered into an agreement pursuant to which we issued 823,090 shares of restricted common stock, at an effective price of $0.35 per share, to settle a $288,081 balance owed for legal services to Greenberg Traurig LLP. Under the terms of the agreement, we agreed to register these shares upon filing of our next registration statement. Due to the large number of securities for which we are requesting registration, we are only seeking current registration for 411,545 of these shares.

Selling Stockholder Table
The table below sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of October 29, 2013 ,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus,

•
the number of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus, and

•	the percentage of common stock beneficially owned by the selling stockholders based on 22,389,331 shares of common stock outstanding on October 29, 2013 .

No material relationships exist between any of the selling stockholders and us, nor have any such material relationships existed within the past three years, except as disclosed regarding Michael Brauser and Barry Honig under the section "Certain Relationships and Related Transactions and Director Independence" above. None of the selling stockholders are members of the Financial Industry Regulatory Authority (FINRA), or affiliates of such members.
None of the selling stockholders are members of management, insiders or affiliates of our company. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus.  None of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Based on representations made to us by the selling stockholders, except as noted in the footnotes to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.  Additionally, any selling stockholder that is a broker-dealer or an affiliate of a broker-dealer purchased their shares in the ordinary course of business, and at the time of the purchase of the shares being offered, such selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered in this registration statement.

The term “selling stockholders” also includes any pledgees, donees, transferees or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 29, 2013 . The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Selling Stockholder Table

Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number to be Sold	Number of Shares Beneficially Owned after the Offering	Percent Beneficially Owned after the Offering
Perry A. Sook	4,000,000	(1)	2,000,000	2,000,000	8.9%
John Pappajohn	2,000,000	(2)	1,000,000	1,000,000	4.5%
Midsummer Small Cap Master Ltd.	1,600,000	(3)	800,000	800,000	3.6%
William M. Smith Revocable Trust	1,600,000	(4)	800,000	800,000	3.6%
Incandela Investment Group LLC	800,000	(5)	400,000	400,000	1.8%
Brian A. Bradley Revocable Trust	800,000	(6)	400,000	400,000	1.8%
David R. Bradley Revocable Trust	800,000	(7)	400,000	400,000	1.8%
Eric A. Bradley Revocable Trust	800,000	(8)	400,000	400,000	1.8%
Andrew Gomer	800,000	(9)	400,000	400,000	1.8%
Fred Levy	800,000	(9)	400,000	400,000	1.8%
Plough Penny Partners	400,000	(10)	200,000	200,000	0.9%
John H. Caron 1999 Family Trust	400,000	(11)	200,000	200,000	0.9%
James and Maureen Watts	400,000	(12)	200,000	200,000	0.9%
Bruce Fox	400,000	(12)	200,000	200,000	0.9%
Ramnarain Jaigobind	400,000	(13)	200,000	200,000	0.9%
Michael Brauser	1,542,175	(14)	87,366	1,454,809	6.5%
Barry Honig	349,464	(14)	87,366	262,098	1.2%
Michael J. Riddle, Jr.	280,000	(15)	140,000	140,000	0.6%
Doug Fries	200,000	(16)	100,000	100,000	0.4%
Richard Golden	200,000	(16)	100,000	100,000	0.4%
Mark and Janet Behrendt	200,000	(16)	100,000	100,000	0.4%
Richard Molinsky	200,000	(16)	100,000	100,000	0.4%
Jonathan Gazdak	200,000	(17)	100,000	100,000	0.4%
Steven Farber	100,000	(18)	50,000	50,000	0.2%
Timothy Bush	80,000	(19)	40,000	40,000	0.2%
Greenberg Traurig, LLP	823,090	(20)	411,545	411,545	1.8%

Total			9,316,277
________________

(1)	Includes 2,000,000 shares underlying warrants to purchase common stock.

(2)	Includes 1,000,000 shares underlying warrants to purchase common stock.

(3)
Includes 800,000 shares underlying warrants to purchase common stock. Alan Benaim, as authorized signatory for Midsummer Small Cap Master Ltd., has voting power and investment power over securities held by Midsummer Small Cap Master Ltd.

(4)	Includes 800,000 shares underlying warrants to purchase common stock. William M. Smith, as trustee, has voting power and investment power over securities held by the William M. Smith Revocable Trust.

(5)
Includes 400,000 shares underlying warrants to purchase common stock. Richard S. Incandela, Managing Member of Incandela Investment Group LLC, has voting power and investment power over securities held by Incandela Investment Group LLC.

(6)	Includes 400,000 shares underlying warrants to purchase common stock. Brian A. Bradley, as trustee, has voting power and investment power over securities held by the Brian A. Bradley Revocable Trust.

(7)	Includes 400,000 shares underlying warrants to purchase common stock. David R. Bradley, as trustee, has voting power and investment power over securities held by the David R. Bradley Revocable Trust.

(8)	Includes 400,000 shares underlying warrants to purchase common stock. Eric A. Bradley, as trustee, has voting power and investment power over securities held by the Eric A. Bradley Revocable Trust.

(9)	Includes 400,000 shares underlying warrants to purchase common stock.

(10)
Includes 200,000 shares underlying warrants to purchase common stock. Judson Traphagen, General Partner of Plough Penny Partners, has voting power and investment power over securities held by Plough Penny Partners.

(11)	Includes 200,000 shares underlying warrants to purchase common stock. John H. Caron, as trustee, has voting power and investment power over securities held by the John H. Caron 1999 Family Trust.

(12)	Includes 200,000 shares underlying warrants to purchase common stock.

(13)
Includes 200,000 shares underlying warrants to purchase common stock. Mr. Jaigobind is the Head of Global Equity Capital Markets of Aegis Capital Corp., a registered broker-dealer. Aegis Capital Corp. did not participate in the transactions described in this section.

(14)	Includes 174,732 shares underlying warrants to purchase common stock acquired upon the conversion of promissory notes.

(15)	Includes 140,000 shares underlying warrants to purchase common stock.

(16)	Includes 100,000 shares underlying warrants to purchase common stock.

(17)
Includes 100,000 shares underlying warrants to purchase common stock. Mr. Gazdak is a Managing Director in Investment Banking of Aegis Capital Corp., a registered broker-dealer. Aegis Capital Corp. did not participate in the transactions described in this section.

(18)	Includes 60,000 shares underlying warrants to purchase common stock.

(19)	Includes 40,000 shares underlying warrants to purchase common stock.

(20)
These shares were acquired in settlement of legal services. Richard A. Rosenbaum, Chief Executive Officer of Greenberg Traurig, LLP, has voting power and investment power over securities held by that firm.

PLAN OF DISTRIBUTION

The sale of shares of common stock by the selling stockholders or their respective heirs, successors, assigns, donees or other successors-in-interest may be effected from time to time in transactions (which may include block transactions by or for the account of the selling stockholders or such persons) on the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.
Selling stockholders or such persons may effect such transactions by selling their shares underlying private financings notes and warrants directly to purchasers, through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase such shares as principals and thereafter sell the shares from time to time in the over-the-counter market or wherever the shares are then traded or quoted, in negotiated transactions or otherwise in any single transaction or series of related transactions permitted by law, rule or regulation. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The maximum compensation to be received by any FINRA member or independent broker-dealer will not be greater than 8% for the sale of any securities set forth in the selling stockholder table contained within this prospectus.
We are required to pay all fees and expenses incident to the registration of the shares registered hereunder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholders.

The selling stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 110,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 100,000,000 shares are common stock and 10,000,000 shares are “blank-check” preferred stock.

Capital Stock Issued and Outstanding

We have the following issued and outstanding securities as of October 29, 2013 :

•	22,389,331 shares of common stock;

•	237,369 vested, yet unissued, shares of restricted common stock;

•	1,582,031 shares of unvested restricted common stock;

•	warrants to purchase an aggregate of 18,605,999 shares of common stock; and

•	stock options to purchase an aggregate of 6,921,026 shares of common stock.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our Board of Directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. We do not currently have any outstanding shares of preferred stock.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Clearwater, Florida.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law
Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws
Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 29, 2013 , we currently have 22,389,331 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, we believe that approximately 8,594,292 shares will be freely transferable. Our executive officers and directors own 5,681,465 shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional 8,113,574 shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

We also have the following additional issued and outstanding securities as of October 29, 2013 :

•	237,369 vested, yet unissued, shares of restricted common stock;

•	1,582,031 shares of unvested restricted common stock;

•	warrants to purchase an aggregate of 18,605,999 shares of common stock; and

•	stock options to purchase an aggregate of 6,921,026 shares of common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible debentures could materially adversely affect the market price of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus as our counsel.

EXPERTS

Our audited financial statements as of December 31, 2012 and 2011 and for the years then ended have been included in this Prospectus in reliance on the report of Cross, Fernandez & Riley, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.izea.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

FINANCIAL STATEMENTS

QUARTERLY PERIOD ENDED JUNE 30, 2013

IZEA, Inc.
Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$69,862	$657,946
Accounts receivable	970,303	426,818
Prepaid expenses	119,068	162,565
Prepaid equity financing costs	182,903	—
Software development costs	98,847	—
Deferred finance costs, net of accumulated amortization of $38,233 and $25,923	20,868	1,877
Other current assets	74,789	11,627
Total current assets	1,536,640	1,260,833

Property and equipment, net	98,596	113,757
Intangible assets, net of accumulated amortization of $68,276 and $59,276	9,000	18,000
Security deposits	5,178	9,048
Total assets	$1,649,414	$1,401,638

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,301,290	$1,163,307
Accrued expenses	437,093	187,868
Unearned revenue	1,185,254	1,140,140
Compound embedded derivative	—	11,817
Notes payable carried at fair value	1,163,555	—
Current portion of capital lease obligations	19,463	17,638
Current portion of notes payable	245,000	75,000
Total current liabilities	4,351,655	2,595,770

Capital lease obligations, less current portion	—	10,212
Notes payable, less current portion	—	106,355
Warrant liability	2,530	2,750
Total liabilities	4,354,185	2,715,087

Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 5 shares issued and outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 7,275,981 and 6,186,997 issued and outstanding	728	619
Additional paid-in capital	21,875,223	21,489,354
Accumulated deficit	(24,580,722)	(22,803,422)
Total stockholders’ deficit	(2,704,771)	(1,313,449)

Total liabilities and stockholders’ deficit	$1,649,414	$1,401,638

See accompanying notes to the unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$1,715,273	$1,204,018	$3,100,548	$2,817,672
Cost of sales	770,901	500,490	1,347,003	1,159,771
Gross profit	944,372	703,528	1,753,545	1,657,901

Operating expenses:
General and administrative	1,364,569	1,687,771	2,939,161	3,471,752
Sales and marketing	115,090	604,056	209,259	765,882
Total operating expenses	1,479,659	2,291,827	3,148,420	4,237,634

Loss from operations	(535,287)	(1,588,299)	(1,394,875)	(2,579,733)

Other income (expense):
Interest expense	(22,530)	(27,523)	(37,996)	(44,267)
Loss on exchange of warrants	—	(764,513)	(732)	(764,513)
Change in fair value of derivatives and notes payable carried at fair value, net	(335,653)	540,492	(343,777)	631,479
Other income (expense), net	—	454	80	455
Total other income (expense)	(358,183)	(251,090)	(382,425)	(176,846)

Net loss	$(893,470)	$(1,839,389)	$(1,777,300)	$(2,756,579)

Weighted average common shares outstanding – basic and diluted	7,226,745	1,276,595	7,020,347	1,121,466

Loss per common share – basic and diluted	$(0.12)	$(1.44)	$(0.25)	$(2.46)

See accompanying notes to the unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statement of Stockholders’ Deficit
(Unaudited)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2012	5	$—	6,186,997	$619	$21,489,354	$(22,803,422)	$(1,313,449)
Conversion of notes payable into common stock	—	—	773,983	77	124,534	—	124,611
Exchange of warrants for common stock	—	—	5,001	1	731	—	732
Fair value of warrants issued	—	—	—	—	7,209	—	7,209
Stock issued for payment of services	—	—	310,000	31	85,021	—	85,052
Stock-based compensation	—	—	—	—	168,374	—	168,374
Net loss	—	—	—	—	—	(1,777,300)	(1,777,300)
Balance, June 30, 2013	5	$—	7,275,981	$728	$21,875,223	$(24,580,722)	$(2,704,771)

See accompanying notes to the unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,777,300)	$(2,756,579)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	46,238	56,554
Stock-based compensation	168,374	118,984
Stock issued for payment of services	94,785	225,473
Loss on exchange of warrants	732	764,513
Change in fair value of derivatives, net	343,777	(631,479)
Cash provided by (used for):
Accounts receivable, net	(543,485)	75,880
Prepaid expenses and other current assets	(246,173)	33,962
Accounts payable	137,983	293,755
Accrued expenses	260,247	42,676
Unearned revenue	45,114	6,561
Deferred rent	—	(9,185)
Net cash used for operating activities	(1,469,708)	(1,778,885)

Cash flows from investing activities:
Purchase of equipment	(9,767)	(9,009)
Security deposits	3,870	3,650
Net cash used for investing activities	(5,897)	(5,359)

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	1,089,798	543,700
Proceeds from issuance of common and preferred stock and warrants, net	—	1,221,858
Proceeds from exercise of stock options	—	1,099
Payments on notes payable and capital leases	(202,277)	(17,465)
Net cash provided by financing activities	887,521	1,749,192

Net decrease in cash and cash equivalents	(588,084)	(35,052)
Cash and cash equivalents, beginning of year	657,946	225,277

Cash and cash equivalents, end of period	$69,862	$190,225

Supplemental cash flow information:
Cash paid during period for interest	$7,286	$4,532

Non-cash financing and investing activities:
Fair value of compound embedded derivative in promissory notes	$—	$27,776
Fair value of common stock issued for future services	$47,220	$170,995
Fair value of warrants issued	$95,209	$—
Conversion of notes into common stock	$124,611	$—

See accompanying notes to the unaudited consolidated financial statements.

IZEA, Inc.
Notes to Consolidated Financial Statements

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information
The accompanying consolidated balance sheet as of June 30, 2013, the consolidated statements of operations for the three and six months ended June 30, 2013 and 2012, the consolidated statement of stockholders' deficit for the six months ended June 30, 2013 and the consolidated statements of cash flows for the six months ended June 30, 2013 and 2012 are unaudited but include all adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position at such dates and our results of operations and cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles (“US GAAP”). The consolidated balance sheet as of December 31, 2012 has been derived from the audited consolidated financial statements at that date but, in accordance with the rules and regulations of the United States Securities and Exchange Commission ("SEC"), does not include all of the information and notes required by US GAAP for complete financial statements. Operating results for the six months ended June 30, 2013 are not necessarily indicative of results that may be expected for the entire fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012 included in the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2013.

Nature of Business and Reverse Merger and Recapitalization
IZEA, Inc. (the "Company"), formerly known as IZEA Holdings, Inc. and before that, Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, the Company completed a share exchange pursuant to which it acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA"), which became its wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, the Company discontinued its former business and continued the social media sponsorship business of IZEA as its sole line of business. The Company's headquarters are in Orlando, FL.

The Company is a leading company in the sponsored influence space, a subset of native advertising. The Company currently operates multiple properties including its premiere platforms, SocialSpark and SponsoredTweets, as well as its legacy platforms PayPerPost and InPostLinks. In 2012, the Company launched a new platform called Staree and a display-advertising network to use within its platforms called IZEAMedia. The practice of sponsored influence is when a company compensates a social media influencer or publisher to share sponsored content within their social network. This sponsored content is shared within the body of a content stream, a practice known as “native advertising.” The Company generates its revenue primarily through the sale of native advertising through sponsored influence campaigns to its advertisers. The Company's advertisers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies. The Company fulfills the native advertising transaction through its marketplace platforms by connecting its social media publishers such as bloggers and tweeters with its advertisers. The Company also generates revenue from the posting of targeted display advertising and from various service fees.

Reverse Stock Split
On July 30, 2012, the Company filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, the Company's total authorized shares of common stock were decreased from 500,000,000 shares to 12,500,000 shares and subsequently increased to 100,000,000 shares in February 2013. All current and historical information contained herein related to the share and per share information for the Company's common stock or stock equivalents issued on or after May 12, 2011 reflects the 1-for-40 reverse stock split of the Company's outstanding shares of common stock that became market effective on August 1, 2012.

Principles of Consolidation
The consolidated financial statements include the accounts of IZEA, Inc. as of the date of the reverse merger, and its wholly owned subsidiary, IZEA Innovations, Inc. (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management’s Plans
The opinion of the Company's independent registered public accounting firm on the audited financial statements as of and for the year ended December 31, 2012 contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

The Company has incurred significant losses from operations since inception and has a working capital deficit of $2,815,015 and an accumulated deficit of $24,580,722 as of June 30, 2013.  Net losses for the six months ended June 30, 2013 and for the year

IZEA, Inc.
Notes to Consolidated Financial Statements

ended December 31, 2012 were $1,777,300 and $4,672,638, respectively. The Company's ability to continue as a going concern is dependent upon raising capital from financing transactions. The Company’s financial statements have been prepared on the basis that it is a going concern, which assumes continuity of operations and the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments that might result if the Company was forced to discontinue its operations.

Revenues generated from the Company's operations are not presently sufficient to sustain its operations. Therefore, the Company will need to raise additional capital to fund its operations and repay its $75,000 promissory note (see Note 2) through various financing transactions in order to continue its operations. Financing transactions may include the issuance of equity or convertible debt securities, obtaining credit facilities, or other financing alternatives. On February 4, 2013, the Company issued 773,983 shares of its common stock to settle the remaining balance owed of $112,150 on its $550,000 senior secured promissory note. On March 1, 2013, the Company secured a credit facility with Bridge Bank N.A. whereby it can receive advances up to $1.5 million based on 80% of eligible accounts receivable. Additionally, from April 2013 through August 2013, the Company entered into several unsecured loan agreements with a director of the company. Pursuant to these agreements, the Company received short-term loans totaling $1,270,000 due on August 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360 day year. On May 31, 2013, the Company agreed to allow these notes to be converted into equity upon closing of the next private placement expected to occur in the third quarter of 2013 on the same terms and conditions that will be applicable to other investors in the private placement. The volatility and sharp decline in the trading price of the Company's common stock over the past year could make it more difficult to obtain financing through the issuance of equity or convertible debt securities. There can be no assurance that the Company will be successful in any future financing or that it will be available on terms that are acceptable.

Future financings through equity investments are likely to be dilutive to existing stockholders. The terms of securities the Company may issue in future capital transactions may be more favorable for its new investors. Newly issued securities, warrants and restricted stock awards may include preferences, superior voting rights and privileges senior to those of existing holders. Further, the Company may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal and accounting fees, printing and distribution expenses and other costs. The Company may also be required to recognize non-cash liabilities in connection with certain securities it may issue, such as convertible notes and warrants, which will adversely impact the Company's financial condition. The Company's ability to obtain needed financing may be impaired by such factors as the overall level of activity in the capital markets and the Company's history of losses, which could impact the availability or cost of future financings. If the amount of capital the Company is able to raise from financing activities, together with its revenues from operations, is not sufficient to satisfy its capital needs, the Company may need to curtail its marketing and development plans and possibly cease operations.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk
Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company does not have a reserve for doubtful accounts as of June 30, 2013 and December 31, 2012. Management believes that this estimate is reasonable, but there can be no assurance that the estimate will not change as a result of a change in economic conditions or business conditions within the industry, the individual customers or the Company. Any adjustments to this account are reflected in the consolidated statements of operations as a general and administrative expense. The Company did not have any bad debt expense for the six months ended June 30, 2013 and 2012.

Concentrations of credit risk with respect to accounts receivable are typically limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At June 30, 2013, three customers accounted for 47% of total accounts receivable in the aggregate, each of which accounted for more than 10% of the Company’s accounts receivable. At December 31, 2012, the Company had two different customers which accounted for 46% of total accounts receivable in the aggregate. The Company had two and one customers that accounted for 32% and 12% of its revenue during the three and six months ended June 30, 2013, respectively. The Company had no customers that accounted for more than 10% of its revenue

IZEA, Inc.
Notes to Consolidated Financial Statements

during the three months ended June 30, 2012, and it had one customer that accounted for 11% of its revenue during the six months ended June 30, 2012.

Property and Equipment
Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	5 - 10 years
Software	3 years
Leasehold improvements	3 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense.

Software Costs
The Company is in the process of developing a new platform called the Native Ad Exchange (NAX). This platform will be utilized both internally and externally to facilitate native advertising campaigns on a greater scale. In accordance with ASC 350-40, Internal Use Software and ASC 985-730, Computer Software Research and Development, research phase costs should be expensed as incurred and development phase costs including direct materials and services, payroll and benefits and interest costs may be capitalized. The Company determined that on April 15, 2013, the project became technologically feasible and the development phase began. The Company capitalized $98,847 in payroll and benefit costs to software development costs in the consolidated balance sheet during the three months ended June 30, 2013.

Revenue Recognition
The Company derives its revenue from three sources: revenue from an advertiser for the use of the Company's network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and publishers ("Service Fee Revenue"). Service fees charged to advertisers are primarily related to inactivity fees for dormant accounts and fees for additional services outside of sponsored revenue. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in the Company's platforms, early cash out fees if a publisher wishes to take proceeds earned for services from their account when the account balance is below certain minimum balance thresholds and inactivity fees for dormant accounts. Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on the Company's websites and their request was completed and content listed, as applicable, by the Company's publishers for a requisite period of time. The requisite period ranges from 3 days for an action or tweet to 30 days for a blog. Customers may prepay for services by placing a deposit in their account with the Company.  In these cases, the deposits are recorded as unearned revenue until earned as described above. Media Revenue is recognized and considered earned when the Company's publishers place targeted display advertising in blogs. Service fees are recognized immediately when the maintenance or enhancement service is performed for an advertiser or publisher.   All of the Company's revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. The Company considers its revenue as generally realized or realizable and earned once i) persuasive evidence of an arrangement exists, ii) services have been rendered, iii) the price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and iv) collectability is reasonably assured. The Company records revenue on the gross amount earned since it generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.

Advertising Costs
Advertising costs are charged to expense as they are incurred, including payments to contact creators to promote the Company.  Advertising expense charged to operations for the three months ended June 30, 2013 and 2012 were approximately $19,000 and $237,000, respectively. Advertising expense charged to operations for the six months ended June 30, 2013 and 2012 were approximately $44,000 and $299,000, respectively. Advertising costs are included in sales and marketing expense in the accompanying consolidated statements of operations.

Income Taxes
The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected

IZEA, Inc.
Notes to Consolidated Financial Statements

future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2009 through 2011.

Convertible Preferred Stock
The Company accounts for its convertible preferred stock under the provisions of Accounting Standards Codification ("ASC") on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The ASC requires an issuer to classify a financial instrument that is within the scope of the ASC as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Series A Convertible Preferred Stock of the Company issued in May 2011 does not have a redemption feature. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments
The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Fair Value of Financial Instruments
The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect certain market assumptions. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.

•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company does not have any Level 1 or 2 financial assets or liabilities. The Company’s Level 3 financial liabilities measured at fair value consisted of certain notes payable and the warrant liability as of June 30, 2013 (see Note 3).

Significant unobservable inputs used in the fair value measurement of the warrants include the estimated term. Significant increases (decreases) in the estimated remaining period to exercise would result in a significantly higher (lower) fair value measurement.

In developing our credit risk assumption, consideration was made of publicly available bond rates and US Treasury Yields. However, since the Company does not have a formal credit-standing, management estimated its standing among various reported levels and grades for use in the model. During all periods, management estimated that the Company's standing was in the speculative to high-risk grades (BB- to CCC in the Standard and Poor's Rating). A significant increase (decrease) in the risk-adjusted interest rate could result in a significantly lower (higher) fair value measurement.

IZEA, Inc.
Notes to Consolidated Financial Statements

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Unless otherwise disclosed, the fair value of the Company’s notes payable and capital lease obligations approximate their carrying value based upon current rates available to the Company.

Certain convertible promissory notes are recorded at the fair value of the hybrid instrument as a whole and are recorded at their common stock equivalent value. Significant unobservable inputs used in the fair value of the hybrid instruments include the estimated number of common shares underlying the promissory notes and the fair value of the common stock to be issued upon conversion. Generally, an increase (decrease) in the estimated number of shares underlying the promissory notes or the fair value of the common stock to be issued upon conversion would result in a (higher) lower fair value measurement.

Stock-Based Compensation
Stock-based compensation cost related to stock options granted under the May 2011 and August 2011 Plans (together the "2011 Equity Incentive Plans") (see Note 4) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the fair value of its common stock using the closing stock price of its common stock as quoted in the OTCQB marketplace on the date of the agreement.  Prior to April 1, 2012, due to limited trading history and volume, the Company estimated the fair value of its common stock using recent independent valuations or the value paid in equity financing transactions. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded and have had a longer trading history than itself. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted under the 2011 Equity Incentive Plans during the three and six months ended June 30, 2013 and 2012:

	Three Months Ended		Six Months Ended
2011 Equity Incentive Plan Assumptions	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Expected term	6 years	5 years	9 years	5 years
Weighted average volatility	51.84%	54.93%	52.45%	54.93%
Weighted average risk free interest rate	0.91%	0.76%	1.60%	0.76%
Expected dividends	—	—	—	—

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.  Current average expected forfeiture rates were 50.21% during the three and six months ended June 30, 2013 and 2012.

Non-Employee Stock-Based Compensation
The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, “Equity-Based Payments to Non-Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. The fair value of equity instruments issued to consultants that vest immediately is expensed when issued. The fair value of equity instruments issued to consultants that have future vesting and are subject to forfeiture if performance does not occur is recognized as expense over the vesting period. Fair values for the unvested portion of issued instruments are adjusted each reporting period. The change in fair value is recorded to additional paid-in capital. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or the fair value of the services, whichever is more readily determinable.

Segment Information
The Company does not identify separate operating segments for management reporting purposes. The results of operations are the basis on which management evaluates operations and makes business decisions.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

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Notes to Consolidated Financial Statements

of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on the Company's financial position or operating results.

Reclassifications
Certain items have been reclassified in the 2012 financial statements to conform to the 2013 presentation.

NOTE 2.      NOTES PAYABLE

Notes Payable – Related Parties
On February 3, 2012, the Company issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of its existing shareholders.  In connection with the note, the Company incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,700. The holders were permitted to convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of the Company's common stock, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like, without limitation on the number of shares that could potentially be issued. From October 2012 through December 2012, the noteholders of this promissory note, converted $437,850 of note value into 2,069,439 shares of common stock at an average conversion rate of $.21 per share. On February 4, 2013, the Company satisfied all of its remaining obligations under this note when the noteholders converted the final balance owed of $112,150 into 773,983 shares of common stock at an average conversion rate of $.145 per share.

Proceeds from the note financings were allocated first to the embedded conversion option (see Note 3) that required bifurcation and recognition as a liability at fair value and then to the carrying value of the notes. The carrying value of the notes is subject to amortization, through charges to interest expense, over the term to maturity or conversion using the effective interest method.

On May 4, 2012, the Company issued an unsecured 30-day promissory note to two of its existing shareholders in the principal amount of $75,000, incurring $6,000 in expenses for legal fees, which resulted in net proceeds of $69,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of the Company's common stock for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum. The noteholders did not elect to convert this note and the Company was not able to pay the balance owed upon its maturity on December 4, 2012. Therefore, the conversion feature expired and the note is currently in default bearing interest at the default rate of 18% per annum. The amount owed on this note as of June 30, 2013 was $75,000, plus $10,701 in accrued interest.

Bridge Bank Credit Agreement
On March 1, 2013, the Company entered into a secured credit facility agreement with Bridge Bank, N.A. of San Jose, California. Pursuant to this agreement, the Company may submit requests for funding up to 80% of its eligible accounts receivable up to a maximum total outstanding advanced amount of $1.5 million. This agreement is secured by the Company's accounts receivable and substantially all of the Company's other assets. The agreement requires the Company to pay an annual facility fee of $7,500 (0.5% of the credit facility) and an annual due diligence fee of $1,000. Interest accrues on the advances at the prime rate plus 2% per annum. The default rate of interest is prime plus 7%. If the agreement is terminated prior to March 1, 2014, then the Company will be required to pay a termination fee of $18,750 (1% of the credit limit divided by 80%). The Company incurred $31,301 in costs related to this loan acquisition. These costs have been capitalized in the Company's consolidated balance sheet as deferred finance costs and are being amortized to interest expense over one year. As of June 30, 2013, the Company had no balances outstanding under this agreement.

Brian Brady Promissory Notes
On April 11, 2013 and May 22, 2013, the Company entered into unsecured loan agreements with Brian W. Brady, a director of the Company. Pursuant to these agreements, the Company received short-term loans totaling $750,000 due on May 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. On May 31, 2013, the Company signed an extension and conversion agreement that extended the due date to August 31, 2013. Additionally, the parties

IZEA, Inc.
Notes to Consolidated Financial Statements

agreed to allow these notes and all accrued interest thereon to be converted into equity upon closing of the next private placement on the same terms and conditions that will be applicable to other investors in the private placement. In consideration for the extension and conversion agreement, the Company issued Mr. Brady a warrant to purchase 1,000,000 shares of the Company's common stock at $0.25 per share for a period of five years. The Company also agreed that upon the first closing of its next private placement it would issue Mr. Brady an additional warrant to purchase 3,187,500 shares of the Company's common stock at $0.25 per share for a period of five years and 1,687,500 restricted stock units which vest upon the earlier of two years after issuance or completion of a transaction resulting in a change of control of the Company. Upon modification of these loans on May 31, 2013 the Company elected that the notes should be recorded at fair value as discussed further in Note 3. As of June 30, 2013, the fair value of these two notes was $1,163,555.

On June 7, 2013 and June 14, 2013, the Company entered into additional unsecured loan agreements with Mr. Brady. Pursuant to these agreements, the Company received short-term loans totaling $170,000 due on August 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year. The amount owed on these notes as of June 30, 2013 was $170,000, plus $683 in accrued interest.

The proceeds from the loans from Mr. Brady were used to pay off the outstanding balance on the Bridge Bank facility and to pay for operating expenses. The terms of the agreements are consistent or better than the terms of other note agreements that the Company has issued in . The note issuances and the modification were approved by the disinterested members of the Company's Board of Directors.

During the three months ended June 30, 2013 and 2012, interest expense on all the notes amounted to $9,275 and $18,331, respectively. During the six months ended June 30, 2013 and 2012, interest expense on all the notes amounted to $18,399 and $28,702, respectively. Direct finance costs allocated to the embedded derivatives were expensed in full upon issuance of the notes. Direct finance costs allocated to the notes are subject to amortization, through charges to interest expense, using the effective interest method. During the three months ended June 30, 2013 and 2012, interest expense related to the amortization of finance costs amounted to $7,826 and $7,141, respectively. During the six months ended June 30, 2013 and 2012, interest expense related to the amortization of finance costs amounted to $12,311 and $11,034, respectively.

NOTE 3.     DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company entered into financing transactions in prior periods that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in the Company's financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income in the period of change. Accordingly, all income and expense amounts discussed below are reflected in the Company's consolidated statements of operations in other income under loss on exchange of warrants, change in fair value of derivatives, or change in notes payable carried at fair value.

The following table summarizes the Company's activity and fair value calculations of its derivative warrants for the six months ended June 30, 2013:

	Linked Common Shares to Derivative Warrants	Warrant Liability
Balance, December 31, 2012	128,350	$2,750
Exchange of warrants for common stock	(4,546)	—
Conversion of notes into common stock	—	—
Change in fair value of derivatives	—	(220)
Balance, June 30, 2013	123,804	$2,530

The following table summarizes the Company's activity and fair value calculations of its derivative notes payable for the six months ended June 30, 2013:

IZEA, Inc.
Notes to Consolidated Financial Statements

	Linked Common Shares to Convertible Notes Payable	Bifurcated Compound Embedded Derivatives	Convertible Notes Payable, Carried at Fair Value
Balance, December 31, 2012	537,146	$11,817	$—
Issuance of $750,000 promissory note with compound embedded derivative - May 31, 2013	6,042,000	—	820,202
Conversion of notes into common stock	(773,983)	(12,461)	—
Change in fair value of derivatives	270,837	644	343,353
Balance, June 30, 2013	6,076,000	$—	$1,163,555

The Company calculated the fair value of its warrant liability, its embedded derivatives in which the compound embedded derivatives were bifurcated and recorded at fair value, and the notes payable, carried at fair value, using the valuation methods and inputs described below.

Warrant Liability
In applying current accounting standards to153,882 warrant shares issued in its May 2011 Offering, 110,000 warrant shares issued in its September 2012 public offering and 250 warrant shares issued in July 2011 during a customer list acquisition, the Company determined that these warrants require classification as a liability due to certain registration rights and listing requirements in the agreements.

In May and June 2012, pursuant to separate private transactions with nineteen warrant holders, the Company redeemed warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares without the Company receiving any further cash consideration. The redemptions were treated as an exchange wherein the fair value of the newly issued common stock was recorded and the difference between that and the carrying value of the warrants received in the exchange is recorded in the Company's consolidated statements of operations in other income under loss on exchange and change in fair value of derivatives. As a result of the exchange, the Company recognized a loss on the exchange of these warrants in the amount of $764,513 during the three and six months ended June 30, 2012.

In February 2013, pursuant to a private transaction with a warrant holder, the Company redeemed a warrant to purchase 5,001 shares of common stock for the same number of shares without the Company receiving any further cash consideration. The redemption was treated as an exchange wherein the fair value of the newly issued common stock was recorded and the difference between that and the zero carrying value of the warrant received in the exchange was recorded in the Company's consolidated statements of operations in other income under loss on exchange of warrants. As a result of the exchange, the Company recognized a loss on the exchange of the warrants in the amount $732 during the three months ended March 31, 2013.

During the three months ended June 30, 2013 and 2012, the Company recorded income of $7,700 and $623,028, respectively, due to the change in the fair value of its warrants. During the six months ended June 30, 2013 and 2012, the Company recorded income of $220 and $727,725, respectively, due to the change in the fair value of its warrants.

The warrants were valued using a Binomial Lattice Option Valuation Technique (“Binomial”). Significant inputs into this technique as of December 31, 2012 and June 30, 2013 are as follows:

Binomial Assumptions	December 31, 2012	June 30, 2013
Fair market value of asset (1)	$0.22	$0.27
Exercise price	$1.25	$1.25
Term (2)	4.7 years	4.2 years
Implied expected life (3)	4.6 years	4.2 years
Volatility range of inputs (4)	45.82%--84.21%	47.13%--61.51%
Equivalent volatility (3)	60.20%	54.84%
Risk-free interest rate range of inputs (5)	0.11%--0.72%	0.04%--1.41%
Equivalent risk-free interest rate (3)	0.32%	0.35%
(1)  The fair market value of the asset was determined by using the Company's closing stock price as reflected in the over-the-counter market.

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Notes to Consolidated Financial Statements

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free interest rate amounts are derived from the Binomial.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (2), above.

(5)  Note 3 Table 2 FN1

Compound Embedded Derivative
The Company concluded that the compound embedded derivative in its $550,000 senior secured promissory note issued on February 3, 2012 and its $75,000 convertible promissory note as modified on June 6, 2012 (see Note 2) required bifurcation and liability classification as derivative financial instruments because they were not considered indexed to the Company's own stock as defined in ASC 815, Derivatives and Hedging. The noteholders did not elect to convert the $75,000 convertible promissory note prior its maturity date on December 4, 2012. Therefore, the conversion feature expired and no further derivative valuation is required. On February 4, 2013, the Company satisfied all of its remaining obligations under its $550,000 senior secured promissory note when the noteholders converted the final balance owed of $112,150 into 773,983 shares of common stock at an average conversion rate of $.145 per share. The Company recorded the $12,461 value of the compound embedded derivative on the conversion date as a charge to additional paid-in capital. As of February 4, 2013, all convertible notes in which the conversion feature had been bifurcated and recorded at fair value, had been converted. The Company recorded expense resulting from the change in the fair value of the compound embedded derivatives during the six months ended June 30, 2013 in the amount of $644. The Company recorded expense resulting from the change in the fair value of the compound embedded derivatives during the three and six months ended June 30, 2012 in the amount of $82,536 and $96,246, respectively.

The Monte Carlo Simulation (“MCS”) technique was used to calculate the fair value of the compound embedded derivatives because it provides for the necessary assumptions and inputs. The MCS technique, which is an option-based model, is a generally accepted valuation technique for valuing embedded conversion features in hybrid convertible notes, because it is an open-ended valuation model that embodies all significant assumption types, and ranges of assumption inputs that the Company agrees would likely be considered in connection with the arms-length negotiation related to the transference of the instrument by market participants. In addition to the typical assumptions in a closed-end option model, such as volatility and a risk free rate, MCS incorporates assumptions for interest risk, credit risk and redemption behavior. In addition, MCS breaks down the time to expiration into potentially a large population of time intervals and steps. However, there may be other circumstances or considerations, other than those addressed herein, that relate to both internal and external factors that would be considered by market participants as it relates specifically to the Company and the subject financial instruments. The effects, if any, of these considerations cannot be reasonably measured, quantified or qualified.

The following table shows the summary calculations arriving at the compound embedded derivative value as of December 31, 2012 and on the final conversion date of February 4, 2013. See the assumption details for the composition of these calculations.

Compound Embedded Derivative	December 31, 2012	February 4, 2013
Notional amount	$106,355	$112,150
Conversion price	0.198	0.145
Linked common shares (1)	537,146	773,983
MCS value per linked common share (2)	0.022	0.016
Total	$11,817	$12,461

(1) The Compound Embedded Derivative is linked to a variable number of common shares based upon a percentage of the Company's closing stock price as reflected in the over-the-counter market. The number of linked shares increased as the trading market price decreased and decreased as the trading market price increased.

(2) The Note embodied a contingent conversion feature that was predicated upon a financing transaction that was planned for a date between the issuance date and March 2, 2012. If the financing occurred, the maturity date of the Note was August 2, 2012. If the financing did not occur, the maturity date of the Note was February 2, 2013. While, in hindsight, the financing did not occur, the calculation of value must consider that on the issuance date the contingency was present and resulted in

IZEA, Inc.
Notes to Consolidated Financial Statements

multiple scenarios of outcome as it related to the conversion feature subject to bifurcation. The mechanism for building this contingency into the MCS value was to perform two separate calculations of value and weight them on a reasonable basis.

The significant inputs into the Monte Carlo Simulation used to calculate the compound embedded derivative values as of December 31, 2012 and on the final conversion date of February 4, 2013 are as follows:

Monte Carlo Assumptions	December 31, 2012	February 4, 2013 (7)
Fair market value of asset (1)	$0.22	$0.16
Conversion price	$0.198	$0.14
Term (2)	0.09 years	n/a
Implied expected life (3)	0.09 years	n/a
Volatility range of inputs (4)	16.12%--40.17%	n/a
Equivalent volatility (3)	30.7%	n/a
Risk adjusted interest rate range of inputs (5)	10.00%	n/a
Equivalent risk-adjusted interest rate (3)	10.00%	n/a
Credit risk-adjusted interest rate (6)	15.63%	n/a

(1)  The fair market value of the asset was determined by using the Company's closing stock price as reflected in the over-the-counter market.

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free risk-adjusted interest rate amounts are derived from the MCS.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (2) above.

(5) CED's bifurcated from debt instruments are expected to contain an element of market interest risk. That is, the risk that market driven interest rates will change during the term of a fixed rate debt instrument.

(6) The Company utilized a yield approach in developing its credit risk assumption. The yield approach assumes that the investor's yield on the instrument embodies a risk component, generally, equal to the difference between the actual yield and the yield for a similar instrument without regard to risk.

(7) Monte Carlo inputs are "n/a" on expiration date of February 4, 2013 since only intrinsic value remains. There is no time value left, so the use of an option model is not necessary.

Convertible Notes-Carried At Fair value
On May 31, 2013, the Company signed a loan extension and conversion agreement with Brian W. Brady, a director of the Company, that extended the due date on its $750,000 notes payable to August 31, 2013 and added a conversion feature in which the notes and all accrued interest thereon will be converted into equity upon the closing of the next private placement on the same terms and conditions that will be applicable to other investors in the future financing. In consideration for the extension and conversion agreement, the Company issued Mr. Brady a warrant to purchase 1,000,000 shares of the Company's common stock at $0.25 per share for a period of five years. The Company also agreed that upon the first closing of its next private placement it would issue Mr. Brady an additional warrant to purchase 3,187,500 shares of the Company's common stock at $0.25 per share for a period of five years and 1,687,500 restricted stock units which vest upon the earlier of two years after issuance or completion of a transaction resulting in a change of control of the Company.

The Company concluded that since the modification resulted in the addition of a conversion feature, the notes no longer met the definition of being indexed to the Company's own stock as provided in ASC 815 Derivatives and Hedging. Accordingly, the modification of these loans on May 31, 2013 resulted in a change that required either bifurcation of the embedded conversion feature or the Company could choose to record the entire fair value of the convertible notes at fair value. According to the terms of the modification, the convertible notes are required to be converted on the date the Company finalizes a future contemplated

IZEA, Inc.
Notes to Consolidated Financial Statements

financing.  Rather than choosing to value the notes based on the present value of their cash flows, it was assumed a market participant would likely consider the common stock equivalent value to be more indicative of the fair value of the notes since they will be converted and not paid in cash.  Therefore, management chose to record the promissory notes  at their fair value using a common stock equivalent approach, with changes in fair value being reported as “Change in the fair value of derivatives and notes payable carried at fair value, net” in the accompanying consolidated statements of operations. The $750,000 convertible notes payable was valued at $820,202 on May 31, 2013 and $1,163,555 on June 30, 2013 using a common stock equivalent value as outlined in more detail below. This change in fair value resulted in an expense of $343,353 during the three and six months ended June 30, 2013.

The notes are convertible on the same terms and conditions that will be applicable to investors in a future private placement and since the Company is currently negotiating a future financing and management believes there is a high probability that the financing will occur, the common stock equivalent value of the notes was based on the current negotiated terms of the future financing. As consideration for the extension of the maturity date of the notes, the Company also agreed to issue Mr. Brady an additional warrant to purchase 3,187,500 shares of the Company's common stock at $0.25 per share and 1,687,500 restricted stock units upon the first closing of the future financing event. The obligation for the Company to issue additional warrants and restricted stock is consideration for the modification, so the fair value of these instruments are included in the determination of the amount of extinguishment loss, if applicable. The modification added a substantial conversion feature so the debt instruments were considered “substantially” different after the modification and extinguishment accounting was applicable. However, since Mr. Brady is a board member and shareholder, the extinguishment is in essence an equity transaction. As such, the difference between the carrying amount of the original notes of $755,227 was compared to the fair value of the modified notes plus the fair value of the warrants issued on May 31, 2013, plus the warrants and restricted stock to be issued in the future, which equaled $1,526,202. The difference of $770,975 was treated as a capital transaction of which $64,975 is included in prepaid equity financing costs and $706,000 is included in additional paid-in capital as of June 30, 2013.

The issued warrants, indexed to 1,000,000 shares of common stock met the conditions for equity classification and the fair value of $88,000 as determined using a binomial lattice option valuation technique, was recorded in the Company's consolidated balance sheet as additional paid-in capital. The value of the warrants and the restricted stock to be issued upon the occurrence of the future financing were also recorded in additional paid-in capital. The warrants were valued at $280,500, using a binomial lattice option valuation technique and the restricted stock was valued at $337,500 based on the current market prices.

When the Company extended the terms of the $750,000 promissory notes and added a conversion feature, the Company elected to record the $750,000 convertible notes, at their fair value, under the guidance of ASC 815-15-25-4. The fair value was calculated as a common stock equivalent value. The conversion terms of the modified note agreement are dependent on the terms of a future financing, however, the Company is currently in negotiations to enter into a future private placement so the terms of the new financing are already established and management believes there is a high likelihood the financing will occur. Accordingly, the terms of the negotiated future financing were used to estimate the fair value of the convertible note. The negotiated terms of the future financing will allow investors to purchase units at $25,000 each which will consist of 100,000 shares of common stock and two warrants, one to purchase 50,000 shares of common stock at a purchase price of $0.25 and another warrant to purchase 50,000 shares of common stock at an exercise price of $0.50 per share. As of May 31, 2013, the outstanding principal and interest on the notes was $755,227 and based on the terms of the negotiated financing, the investor would receive 3,021,000 shares of common stock, warrants indexed to 1,510,500 shares of common stock with an exercise price of $0.25, and warrants indexed to 1,510,500 shares of common stock with an exercise price of $0.50. As of June 30, 2013, the outstanding principal and interest on the notes was $759,541 and based on the terms of the negotiated financing, the investor would receive 3,038,000 shares of common stock, warrants indexed to 1,519,000 shares of common stock with an exercise price of $0.25, and warrants indexed to 1,519,000 shares of common stock with an exercise price of $0.50. As such, the common stock equivalent value was based the calculated indexed shares, the fair value of the common stock on the valuation date, and the fair value of the warrants using a binomial lattice model.

As of the date of modification, May 31, 2013, the common stock equivalent value was estimated as follows:

	Indexed Shares	Fair Value per Share	Estimated Fair Value
Common stock	3,021,000	$0.200	604,200
Warrants - $0.25 exercise price	1,510,500	$0.088	132,924
Warrants - $0.50 exercise price	1,510,500	$0.055	83,078
Common stock equivalent value			820,202

IZEA, Inc.
Notes to Consolidated Financial Statements

As of June 30, 2013, the common stock equivalent value was estimated as follows:

	Indexed Shares	Fair Value per Share	Estimated Fair Value
Common stock	3,038,000	$0.270	820,260
Warrants - $0.25 exercise price	1,519,000	$0.137	208,103
Warrants - $0.50 exercise price	1,519,000	$0.089	135,192
Common stock equivalent value			1,163,555

The common stock was valued at the trading market price on the date of the valuation. The warrants were valued using a Binomial model. Significant inputs into the Lattice model as of May 31, 2013 and June 30, 2013 are as follows:

Binomial Assumptions	May 31, 2013	June 30, 2013
Fair market value of asset	$0.20	$0.27
Exercise price	$0.25-$0.50	$0.25-$0.50
Term	5.0 years	5.0 years
Implied expected life	5.0 years	5.0 years
Volatility range of inputs	50.14%--83.49%	50.09%--83.37%
Equivalent volatility	59.15%	57.48%
Risk-free interest rate range of inputs	1.07%--1.05%	0.10%--1.41%
Equivalent risk-free interest rate	0.43%	0.56%

Fair value measurements
Assets and liabilities that are recorded at fair value on a recurring basis are measured in accordance with ASC 820-10-05, Fair Value Measurements. The Brian Brady Promissory Notes originally issued April 11, 2013 and May 22, 2013 and modified on May 31, 2013 to extend the term and add a conversion feature are classified within Level 3 of the fair value hierarchy as they are valued using unobservable inputs including significant assumptions of the Company and other market participants.

The reconciliation of our derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of June 30, 2013 is as follows:

Convertible Notes Payable, Carried at Fair Value
Balance, December 31, 2012	$—
Common stock equivalent value of notes upon modification	820,202
Total loss included in earnings	343,353
Balance, June 30, 2013	$1,163,555

NOTE 4.       STOCKHOLDERS' DEFICIT

On February 6, 2013, the Company's Board of Directors and holders of a majority of the outstanding shares of common stock of the Company approved an increase in the number of authorized shares of common stock of the Company from 12,500,000 shares to 100,000,000 shares (the “Share Increase”). The Company amended its Articles of Incorporation to effect the Share Increase by filing a Certificate of Amendment with the Nevada Secretary of State on February 11, 2013. The Company has authorized 10,000,000 shares of preferred stock with a par value of $0.0001 of which 240 shares were designated as Series A Convertible Preferred Stock on May 25, 2011.

Convertible Securities
From October 2012 through December 2012, the noteholders on the Company's $550,000 senior secured promissory note converted $437,850 of note value into 2,069,439 shares of common stock at an average conversion rate of $.21 per share. The Company recorded the related $83,663 value of the compound embedded derivative on the converted portion as a charge to additional paid-in capital. On February 4, 2013, the Company satisfied all of its remaining obligations under its $550,000 senior secured promissory note when the noteholders converted the final balance owed of $112,150 into 773,983 shares of common stock at an average

IZEA, Inc.
Notes to Consolidated Financial Statements

conversion rate of $.145 per share. The Company recorded the $12,461 value of the compound embedded derivative on the conversion date as a charge to additional paid-in capital.

Warrant Transactions
During the six months ended June 30, 2013, pursuant to private transactions with warrant holders, the Company redeemed warrants to purchase 5,001 shares of common stock for the same number of shares without the Company receiving any further cash consideration. As a result of the exchange, the Company recognized a loss on the exchange of the warrants in the amount $732 during the six months ended June 30, 2013.

On March 1, 2013, the Company entered into a $1.5 million secured credit facility agreement with Bridge Bank, N.A. of San Jose, California. In connection with this agreement, the Company issued a warrant with an expiration date after 5 years to purchase up to 58,139 shares of common stock for $15,000 ($.258 per share). This warrant met the conditions for equity classification and the fair value of $7,209, as determined using a binomial lattice option valuation technique, was recorded in the Company's consolidated balance sheet as an increase in deferred finance costs and additional paid-in capital.

On May 31, 2013, the Company signed a loan extension and conversion agreement with Brian W. Brady, a director of the Company, that extended the due date on its $750,000 notes payable to August 31, 2013. In consideration for the extension and conversion agreement, the Company issued Mr. Brady a warrant to purchase 1,000,000 shares of the Company's common stock at $0.25 per share for a period of five years. The Company also agreed that upon the first closing of its next private placement it would issue Mr. Brady an additional warrant to purchase 3,187,500 shares of the Company's common stock at $0.25 per share for a period of five years and 1,687,500 restricted stock units which vest upon the earlier of two years after issuance or completion of a transaction resulting in a change of control of the Company.

Stock Options
On May 12, 2011, the Company adopted the 2011 Equity Incentive Plan of IZEA, Inc. (the “May 2011 Plan”) that authorizes, subsequent to the latest amendment on February 6, 2013, 11,613,715 shares of common stock to be granted for future stock awards to employees, directors or contractors. As of June 30, 2013, the Company had 9,210,041 shares of common stock available for future grants under the May 2011 Plan.

On August 22, 2011, the Company adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of June 30, 2013, the Company had 50,000 shares of common stock available for for future grants under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan (together the "2011 Equity Incentive Plans"), the board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option must be equal to or exceed 110% of fair market value. Unless otherwise determined by the board of directors at the time of grant, the right to purchase shares covered by any options under the 2011 Equity Incentive Plans typically vest over the requisite service period as follows: 25% of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the following 3 years. The term of the options is up to 10 years. The Company issues new shares to the optionee for any stock awards or options exercised pursuant to its equity incentive plans.

IZEA, Inc.
Notes to Consolidated Financial Statements

A summary of option activity under the 2011 Equity Incentive Plans for the year ended December 31, 2012 and the six months ended June 30, 2013 is presented below:

Options Outstanding	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2011	114,445	$17.61	4.4
Granted	378,293	5.74
Exercised	(551)	2.00
Forfeited	(100,210)	18.81
Outstanding at December 31, 2012	391,977	$5.87	4.3
Granted	3,146,084	0.25
Exercised	—	—
Forfeited	(1,098,121)	0.41
Outstanding at June 30, 2013	2,439,940	$1.08	7.2

Exercisable at June 30, 2013	305,335	$3.32	6.3

During the year ended December 31, 2012, options were exercised into 551 shares of the Company's common stock for cash proceeds of $1,099. The intrinsic value of these options was $5,769. During the three and six months ended June 30, 2013, no options were exercised. There is no aggregate intrinsic value on the outstanding or exercisable options as of June 30, 2013 since the weighted average exercise price exceeded the fair value on such date.

A summary of the nonvested stock option activity under the 2011 Equity Incentive Plans for the year ended December 31, 2012 and the six months ended June 30, 2013 is presented below:

Nonvested Options	Common Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest
Nonvested at December 31, 2011	57,516	$2.73	2.5
Granted	378,293	2.17
Vested	(83,429)	2.26
Forfeited	(43,753)	2.78
Nonvested at December 31, 2012	308,627	$2.17	2.9
Granted	3,146,084	0.15
Vested	(222,529)	0.92
Forfeited	(1,097,577)	0.21
Nonvested at June 30, 2013	2,134,605	$0.33	3.2

Stock-based compensation cost related to stock options granted under the 2011 Equity Incentive Plans is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option-pricing model that uses the assumptions stated in Note 1. Total stock-based compensation expense recognized on awards outstanding during the three months ended June 30, 2013 and 2012 was $128,914 and $84,574, respectively. Total stock-based compensation expense recognized on awards outstanding during the six months ended June 30, 2013 and 2012 was $168,374 and $118,984, respectively. Future compensation related to nonvested awards expected to vest of $323,779 is estimated to be recognized over the weighted-average vesting period of 3 years.

Restricted Stock Issued for Services
In May 2012 and July 2012, the Company entered into seven agreements for celebrity endorsements of the Company's products and services whereby the Company paid cash of $100,000 and issued a total of 135,521 shares of restricted common stock. In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months during the term of the agreements.

On June 12, 2012, the Company issued 1,200 shares of restricted common stock to its investors' counsel in order to pay for legal services totaling $6,000 related to the issuance of the $75,000 convertible promissory note.

IZEA, Inc.
Notes to Consolidated Financial Statements

On July 2, 2012, the Company issued 71,221 shares of restricted common stock to its former legal counsel in order to pay for general legal services totaling $356,103.

In August and September 2012, the Company issued 35,000 and 69,445 respective shares of restricted common stock as a result of a stock subscription agreement with its director, Brian Brady.

On January 3, 2013, the Company issued 60,000 shares of restricted stock pursuant to a twelve-month compensation arrangement with Mitchel J. Laskey for his service as a director and Chairman of the Company's Board of Directors.

On January 3, 2013, the Company issued 20,000 shares of restricted stock valued at $4,820 in order to pay for a small asset purchase.

Effective January 3, 2013, the Company entered into a twelve-month agreement to pay $4,000 per month beginning January 2013 to a firm who would provide investor relations services. In accordance with the agreement, the Company issued 100,000 shares of restricted common stock on January 15, 2013 and agreed to issue an additional 100,000 restricted shares on or before July 15, 2013. This agreement was mutually terminated on May 1, 2013 for no further cash consideration with the Company agreeing to issue the final installment of 100,000 shares of restricted common stock upon the termination of the agreement.

On May 16, 2013, the Company issued 30,000 shares of restricted common stock valued at $6,000 to settle an outstanding balance with a vendor.

The following tables contain summarized information about nonvested restricted stock outstanding at June 30, 2013:

Restricted Stock	Common Shares
Nonvested at December 31, 2011	—
Granted	312,387
Vested	(263,805)
Forfeited	—
Nonvested at December 31, 2012	48,582
Granted	310,000
Vested	(354,991)
Forfeited	—
Nonvested at June 30, 2013	3,591

Total stock-based compensation expense recognized for restricted awards issued for services during the three months ended June 30, 2013 was $55,680 of which $4,680 is included in sales and marketing expense and $51,000 is included in general and administrative expense in the consolidated statements of operations. Total stock-based compensation expense recognized for restricted awards issued for services during the six months ended June 30, 2013 was $94,785 of which $12,805 is included in sales and marketing expense and $81,980 is included in general and administrative expense in the consolidated statements of operations. The fair value of the services are based on the value of the Company's common stock over the term of service. Future compensation related to issued but nonvested restricted awards expected to vest over the remaining individual vesting periods of up to three months was $955 as of June 30, 2013. The fair value of the restricted stock issued during the three and six months ended June 30, 2013 was $31,000 and $78,220, respectively, and the change in the fair value of the issued but nonvested shares was ($22,083) and $6,832, respectively.

NOTE 5.    LOSS PER COMMON SHARE

Net losses were reported during the three and six months ended June 30, 2013 and 2012.  As such, the Company excluded the following items from the computation of diluted loss per common share as their effect would be anti-dilutive:

IZEA, Inc.
Notes to Consolidated Financial Statements

	Three and Six Months Ended
	June 30, 2013	June 30, 2012
Stock options	2,439,940	374,870
Warrants	4,369,527	31,164
Potential conversion of Series A convertible preferred stock	3,788	3,788
Potential conversion of promissory notes payable	7,763,500	217,015
Total excluded shares	14,576,755	626,837

NOTE 6.     RELATED PARTY TRANSACTIONS

On December 26, 2012, Mitchel J. Laskey was elected to the Company's Board of Directors. He was then appointed as the Chairman of the Board, Chairman of the Audit Committee and as a member of the Compensation and Nominating Committees. Upon his appointment, the Board approved a twelve-month compensation arrangement whereby Mr. Laskey would receive $10,000 cash per month, 60,000 restricted stock units in January 2013, 60,000 restricted stock units in June 2013 and up to 120,000 in additional restricted stock units to be issued at the discretion of the disinterested members of the compensation committee for Mr. Laskey's service as Chairman of the Board. Mr. Laskey resigned from the Company's Board of Directors and all his related positions on April 24, 2013. Upon his resignation, he forfeited the right to receive any further cash or stock compensation.

As discussed in Notes 2 and 3, from April 2013 through August 2013, the Company entered into several unsecured loan agreements with a director of the company. Pursuant to these agreements, the Company received short-term loans totaling $1,270,000 due on August 31, 2013, as amended. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360 day year.

NOTE 7.  SUBSEQUENT EVENTS

No material events have occurred since June 30, 2013 that require recognition or disclosure in the financial statements, except as follows:

On July 25, 2013 and August 12, 2013, the Company entered into unsecured loan agreements with Brian W. Brady, a director of the Company. Pursuant to these agreements, the Company received short-term loans totaling $350,000 due on August 31, 2013. The notes bear interest at 7% per annum with a default rate of interest at 12% based on a 360-day year.

YEAR ENDED DECEMBER 31, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IZEA, Inc.

We have audited the accompanying consolidated balance sheets of IZEA, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IZEA, Inc. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and had a negative working capital and an accumulated deficit at December 31, 2012. These conditions raise substantial doubt about the Company's ability to continue as a going concern without raising sufficient additional financing. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that would be necessary to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida
March 29, 2013

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
Assets
Current:
Cash and cash equivalents	$657,946	$225,277
Accounts receivable, net of allowances of $0 and $10,000	426,818	690,575
Prepaid expenses	162,565	165,736
Deferred finance costs, net of accumulated amortization of $25,923	1,877	—
Other current assets	11,627	38,897

Total current assets	1,260,833	1,120,485

Property and equipment, net	113,757	152,434
Intangible assets, net of accumulated amortization of $59,276 and $17,434	18,000	108,091
Security deposits	9,048	21,038

Total assets	$1,401,638	$1,402,048

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,163,307	$1,080,015
Accrued expenses	187,868	224,438
Deferred rent	—	10,830
Unearned revenue	1,140,140	1,132,794
Compound embedded derivative	11,817	—
Current portion of capital lease obligations	17,638	25,070
Current portion of notes payable	75,000	—

Total current liabilities	2,595,770	2,473,147

Capital lease obligations, less current portion	10,212	27,850
Notes payable, less current portion	106,355	—
Warrant liability	2,750	752,486

Total liabilities	2,715,087	3,253,483

Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 5 and 230 shares issued and outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 6,186,997 and 966,227 issued and outstanding	619	97
Additional paid-in capital	21,489,354	16,279,252
Accumulated deficit	(22,803,422)	(18,130,784)

Total stockholders’ deficit	(1,313,449)	(1,851,435)

Total liabilities and stockholders’ deficit	$1,401,638	$1,402,048

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Operations

	Twelve Months Ended December 31,
	2012	2011

Revenue	$4,954,239	$4,347,235
Cost of sales	2,150,379	1,951,571

Gross profit	2,803,860	2,395,664

Operating expenses:
General and administrative	6,287,774	5,859,087
Sales and marketing	981,542	823,365

Total operating expenses	7,269,316	6,682,452

Loss from operations	(4,465,456)	(4,286,788)

Other income (expense):
Interest expense	(115,799)	(24,392)
Loss on exchange of warrants	(802,123)	—
Change in fair value of derivatives, net	711,379	332,484
Other income (expense), net	(639)	104

Total other income (expense)	(207,182)	308,196

Net loss	$(4,672,638)	$(3,978,592)

Weighted average common shares outstanding – basic and diluted	4,736,073	612,791

Loss per common share – basic and diluted	$(0.99)	$(6.49)

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statement of Stockholders’ Deficit

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2010	—	$—	—	$—	$14,074,956	$(14,152,192)	$(75,756)
Reverse merger and recapitalization	—	$—	875,000	$88	$1,392	$—	$—
Sale of common and preferred stock and warrants and exchange of promissory note, net of offering costs and beneficial conversion feature	230	$—	78,030	$8	$3,043,399	$—	$3,043,407
Fair value of warrants issued in offering	—	$—	—	$—	$(1,083,210)	$—	$(1,083,210)
Exercise of stock options	—	$—	683	$—	$1,766	$—	$1,766
Rounding shares	—	$—	14	$—	$—	$—	$—
Stock-based compensation shares issued in exchange for services	—	$—	12,500	$1	$164,999	$—	$165,000
Stock-based compensation expense	—	$—	—	$—	$75,950	$—	$75,950
Net loss	—	$—	—	$—	$—	$(3,978,592)	$(3,978,592)
Balance, December 31, 2011	230	$—	966,227	$97	$16,279,252	$(18,130,784)	$(1,851,435)
Sale of common stock, net of offering costs	—	—	2,636,336	263	2,997,967	—	2,998,230
Conversion of preferred stock	(225)	—	170,455	17	(17)	—	—
Conversion of notes payable into common stock	—	—	2,069,439	207	521,306	—	521,513
Exchange of warrants for common stock	—	—	135,782	13	821,933	—	821,946
Exercise of stock options	—	—	551	1	1,098	—	1,099
Stock issued for payment of services	—	—	207,942	21	686,205	—	686,226
Stock-based compensation	—	—	—	—	181,610	—	181,610
Rounding shares	—	—	265	—	—	—	—
Net loss	—	—	—	—	—	(4,672,638)	(4,672,638)
Balance, December 31, 2012	5	$—	6,186,997	$619	$21,489,354	$(22,803,422)	$(1,313,449)

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,672,638)	$(3,978,592)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	117,745	63,143
Stock-based compensation	181,610	75,950
Stock issued for payment of services	675,538	165,000
Provision for losses on accounts receivable	17,623	10,000
Loss on exchange of warrants	802,123	—
Change in fair value of derivatives, net	(711,379)	(332,484)
Impairment of intangible assets	48,249	—
Cash provided by (used for):
Accounts receivable, net	246,134	(309,461)
Prepaid expenses and other current assets	41,129	(140,960)
Accounts payable	83,292	393,394
Accrued expenses	38,911	143,424
Unearned revenue	7,346	(6,725)
Deferred rent	(10,830)	1,610
Net cash used for operating activities	(3,135,147)	(3,915,701)

Cash flows from investing activities:
Purchase of equipment	(11,303)	(3,051)
Purchase of intangible asset	—	(31,955)
Security deposits	11,990	(12,698)
Net cash provided by (used for) investing activities	687	(47,704)

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	543,700	500,000
Proceeds from issuance of common and preferred stock and warrants, net	3,047,400	2,543,407
Proceeds from exercise of stock options	1,099	1,766
Payments on notes payable and capital leases	(25,070)	(359,596)
Net cash provided by financing activities	3,567,129	2,685,577

Net increase (decrease) in cash and cash equivalents	432,669	(1,277,828)
Cash and cash equivalents, beginning of year	225,277	1,503,105

Cash and cash equivalents, end of period	$657,946	$225,277

Supplemental cash flow information:
Cash paid during period for interest	$10,389	$22,894

Non-cash financing and investing activities:
Fair value of compound embedded derivative in promissory notes	$27,776	$—
Value of common stock issued for deferred finance costs and future services	$10,688	$—
Fair value of warrants issued	$49,170	$1,084,970
Conversion of notes into common stock	$521,513	$—
Promissory note exchanged in financing arrangement	$—	$500,000
Acquisition of assets through capital lease	$—	$50,379
Liabilities assumed in customer list acquisition	$—	$91,810
See accompanying notes to consolidated financial statements.

IZEA, Inc.
Notes to Consolidated Financial Statements

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Reverse Merger and Recapitalization
IZEA, Inc. (the "Company"), formerly known as IZEA Holdings, Inc. and before that, Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, the Company completed a share exchange (see Note 7) pursuant to which it acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA"), which became its wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, the Company discontinued its former business and continued the social media sponsorship business of IZEA as its sole line of business. On November 23, 2011, the Company changed its name from "IZEA Holdings, Inc." to "IZEA, Inc." and the name of its subsidiary changed from "IZEA, Inc." to "IZEA Innovations, Inc." (collectively, the "Company"). The Company's headquarters are in Orlando, FL.

The share exchange was accounted for as a reverse-merger and recapitalization where IZEA was the acquirer for accounting purposes and IZEA, Inc. was the acquired company.  Accordingly, IZEA's historical financial statements for periods prior to the acquisition have become the Company's retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The assets, liabilities and accumulated earnings, along with operations, reported in the financial statements prior to the share exchange are those of IZEA and are recorded at the historical cost basis.

The Company believes it is a world leader in social media sponsorships ("SMS"), a rapidly growing segment within social media where a company compensates a social media publisher to share sponsored content within their social network. The Company accomplishes this by operating multiple marketplaces that include its premier platforms SocialSpark, SponsoredTweets and Staree, as well as its legacy platforms PayPerPost and InPostLinks. The Company recently launched a display advertising network to use within its platforms called IZEAMedia. The Company's advertisers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies. The Company's premier platforms are the focus of its current business for which it is actively developing new features. The Company generates its primary revenue through the sale of SMS to its advertisers. The Company fulfills the SMS transaction through its marketplace platforms by connecting its social media publishers such as bloggers, tweeters and mobile application users with its advertisers.

Reverse Stock Split
On July 30, 2012, the Company filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, the Company's total authorized shares of common stock were decreased from 500,000,000 shares to 12,500,000 shares and subsequently increased to 100,000,000 shares in February 2013 (see Note 11). All current and historical information contained herein related to the share and per share information for the Company's common stock or stock equivalents issued on or after May 12, 2011 reflects the 1-for-40 reverse stock split of the Company's outstanding shares of common stock that became market effective on August 1, 2012.

Principles of Consolidation
The consolidated financial statements include the accounts of IZEA, Inc. as of the date of the reverse merger, and its wholly owned subsidiary, IZEA Innovations, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management’s Plans
The opinion of the Company's independent registered public accounting firm on the audited financial statements as of and for the year ended December 31, 2012 contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

The Company has incurred significant losses from operations since inception and has a working capital deficit of $1,334,937 and an accumulated deficit of $22,803,422 as of December 31, 2012.  Net losses for the years ended December 31, 2012 and December 31, 2011 were $4,672,638 and $3,978,592, respectively. The Company's ability to continue as a going concern is dependent upon raising capital from financing transactions. The Company’s financial statements have been prepared on the basis that it is a going concern, which assumes continuity of operations and the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments that might result if the Company was forced to discontinue its operations.

Revenues generated from the Company's operations are not presently sufficient to sustain its operations. Therefore, the Company will need to raise additional capital to fund its operations and repay its $75,000 promissory note (see Note 4) through various

IZEA, Inc.
Notes to Consolidated Financial Statements

financing transactions in order to continue its operations. Financing transactions may include the issuance of equity or convertible debt securities, obtaining credit facilities, or other financing alternatives. On February 4, 2013, the Company issued 773,983 shares of its common stock to settle the remaining balance owed of $112,150 on its $550,000 senior secured promissory note. On March 1, 2013, the Company secured a credit facility with Bridge Bank N.A. whereby it can receive advances up to $1.5 million based on 80% of eligible accounts receivable. The volatility and sharp decline in the trading price of the Company's common stock over the past year could make it more difficult to obtain financing through the issuance of equity or convertible debt securities. There can be no assurance that the Company will be successful in any future financing or that it will be available on terms that are acceptable.

Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities the Company may issue in future capital transactions may be more favorable for its new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, the Company may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. The Company may also be required to recognize non-cash liabilities in connection with certain securities it may issue, such as convertible notes and warrants, which will adversely impact the Company's financial condition. The Company's ability to obtain needed financing may be impaired by such factors as the capital markets and its history of losses, which could impact the availability or cost of future financings. If the amount of capital the Company is able to raise from financing activities, together with its revenues from operations, is not sufficient to satisfy its capital needs, the Company may have to curtail its marketing and development plans and possibly cease operations.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk
Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company does not have a reserve for doubtful accounts as of December 31, 2012. The reserve for doubtful accounts as of December 31, 2011 was $10,000. Management believes that this estimate is reasonable, but there can be no assurance that the estimate will not change as a result of a change in economic conditions or business conditions within the industry, the individual customers or the Company. Any adjustments to this account are reflected in the consolidated statements of operations as a general and administrative expense. Bad debt expense for the twelve months ended December 31, 2012 and 2011 was $17,623 and $14,115, respectively.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At December 31, 2012, two customers accounted for 46% of total accounts receivable in the aggregate, each of which accounted for more than 10% of the Company’s accounts receivable. At December 31, 2011, the Company had two different customers which accounted for 27% of total accounts receivable in the aggregate. The Company had no customers that accounted for more than 10% of its revenue during the twelve months ended December 31, 2012 and 2011.

Property and Equipment
Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	5 - 10 years
Software	3 years
Leasehold improvements	3 years

IZEA, Inc.
Notes to Consolidated Financial Statements

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense.

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. After analyzing expected future cash flows from a customer list it acquired in 2011, the Company determined that the fair value of this asset exceeded its carrying value as of December 31, 2012 and recorded a $48,249 impairment on the value of its customer lists in general and administrative expenses in the accompanying statements of operations. Additionally, the Company estimated that its future cash flows from these customers would be minimal after one more year and therefore, determined that the remaining fair value of the asset should be amortized equally over the remaining estimated useful life of one year.

Revenue Recognition
The Company derives its revenue from three sources: revenue from an advertiser for the use of the Company's network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase, or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and publishers ("Service Fee Revenue"). Service fees charged to advertisers are primarily related to inactivity fees for dormant accounts and fees for additional services outside of sponsored revenue. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in the Company's platforms, early cash out fees if a publisher wishes to take proceeds earned for services from their account when the account balance is below certain minimum balance thresholds and inactivity fees for dormant accounts. Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on the Company's websites and their request was completed and content listed, as applicable, by the Company's publishers for a requisite period of time. The requisite period ranges from 3 days for an action or tweet to 30 days for a blog. Customers may prepay for services by placing a deposit in their account with the Company.  In these cases, the deposits are recorded as unearned revenue until earned as described above. Media Revenue is recognized and considered earned when the Company's publishers place targeted display advertising in blogs. Service fees are recognized immediately when the maintenance or enhancement service is performed for an advertiser or publisher.   All of the Company's revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. The Company considers its revenue as generally realized or realizable and earned once i) persuasive evidence of an arrangement exists, ii) services have been rendered, iii) the price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and iv) collectability is reasonably assured. The Company records revenue on the gross amount earned since it generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.

Advertising Costs
Advertising costs are charged to expense as they are incurred, including payments to contact creators to promote the Company.  Advertising expense charged to operations for the years ended December 31, 2012 and 2011 were approximately $300,000 and $511,000, respectively. Advertising costs are included in sales and marketing expense in the accompanying consolidated statements of operations.

Deferred Rent
The Company’s operating lease for its office facilities contained predetermined fixed increases of the base rental rate during the lease term which was recognized as rental expense on a straight-line basis over the lease term which ended in December 2012. The Company recorded the difference between the amounts charged to operations and amounts payable under the lease as deferred rent in the accompanying consolidated balance sheets.

Income Taxes
The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing

IZEA, Inc.
Notes to Consolidated Financial Statements

authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2009 through 2011.

Convertible Preferred Stock
The Company accounts for its convertible preferred stock under the provisions of Accounting Standards Codification ("ASC") on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The ASC requires an issuer to classify a financial instrument that is within the scope of the ASC as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company determined that IZEA's preferred stock outstanding prior to May 12, 2011 did not meet the criteria requiring liability classification as its obligation to redeem these instruments was not based on an event certain to occur. The Series A Convertible Preferred Stock of the Company issued in May 2011 does not have a redemption feature. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments
The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation
The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized a) for convertible debt as interest expense over the term of the debt, using the effective interest method or b) for convertible preferred stock as dividends at the time the stock first becomes convertible.

Fair Value of Financial Instruments
The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect certain market assumptions. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.

•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company does not have any Level 1 or 2 financial assets or liabilities. The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability and its compound embedded derivative as of December 31, 2012 (see Note 5).

Significant unobservable inputs used in the fair value measurement of the warrants include the estimated term. Significant increases (decreases) in the estimated remaining period to exercise would result in a significantly higher (lower) fair value measurement.

IZEA, Inc.
Notes to Consolidated Financial Statements

Significant unobservable inputs used in the fair value measurement of the compound embedded derivatives included the variable linked number of shares, the variable conversion price and the credit-risk adjusted yield.

The compound embedded derivatives are linked to a variable number of common shares based upon 90% of the Company's closing stock price. The number of linked shares will increase (decrease) as the trading market price decreases (increases). Also, the conversion price is variable and is based on 90% of the Company's closing stock price on the date of conversion. Significant increases (decreases) in the trading market price in the future would result in a significantly lower (higher) fair value measurement.

In developing our credit risk assumption, consideration was made of publicly available bond rates and US Treasury Yields; however, since the Company does not have a formal credit-standing, management estimated our standing among various reported levels and grades for use in the model. During all periods, management estimated that the Company's standing was in the speculative to high-risk grades (BB- to CCC in the Standard and Poor's Rating). A significant increase (decrease) in the risk-adjusted interest rate could result in a significantly lower (higher) fair value measurement.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The fair value of the Company’s notes payable and capital lease obligations approximate their carrying value based upon current rates available to the Company.

Stock-Based Compensation
Stock-based compensation cost related to stock options granted under the 2007 Equity Incentive Plan and the May 2011 and August 2011 Plans (together the "2011 Equity Incentive Plans") (see Note 7) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the fair value of its common stock using the closing stock price of its common stock as quoted on the OTCQB on the date of the agreement.  Prior to April 1, 2012, due to limited trading history and volumes, the Company estimated the fair value of its common stock using recent independent valuations or the value paid in the most recent equity or financing transactions. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies that are publicly traded and have had a longer trading history than itself. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted under the 2007 and the 2011 Equity Incentive Plans during the twelve months ended December 31, 2012 and 2011:

	Twelve Months Ended
2007 Equity Incentive Plan Assumptions	December 31, 2012	December 31, 2011
Expected term	n/a	5 years
Weighted average volatility	n/a	54.96%
Weighted average risk free interest rate	n/a	2.36%
Expected dividends	n/a	—

	Twelve Months Ended
2011 Equity Incentive Plan Assumptions	December 31, 2012	December 31, 2011
Expected term	5 years	5 years
Weighted average volatility	54.89%	55.05%
Weighted average risk free interest rate	0.75%	1.84%
Expected dividends	—	—

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.    Current average expected forfeiture rates were 50.21% during the twelve months ended December 31, 2012 and 2011.

IZEA, Inc.
Notes to Consolidated Financial Statements

Non-Employee Stock-Based Compensation
The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, “Equity-Based Payments to Non-Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

Segment Information
The Company does not identify separate operating segments for management reporting purposes. The results of operations are the basis on which management evaluates operations and makes business decisions.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on the Company's financial position or operating results.

NOTE 2.     PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2012	December 31, 2011
Furniture and fixtures	$153,521	$144,512
Office equipment	23,400	23,400
Computer equipment	110,568	111,339
Computer software	—	12,292
Leasehold improvements	—	35,950
Total	287,489	327,493
Less accumulated depreciation and amortization	(173,732)	(175,059)
Property and equipment, net	$113,757	$152,434

Computer equipment includes items under capital leases totaling $87,840 as of December 31, 2012 and 2011. Accumulated amortization relating to equipment under capital leases totaled $55,008 and $25,728 as of December 31, 2012 and 2011, respectively. Depreciation and amortization expense on property and equipment recorded in general and administrative expense in the accompanying statements of operations was $49,980 and $41,915 for the twelve months ended December 31, 2012 and 2011, respectively.

NOTE 3.     INTANGIBLE ASSETS

Loan Acquisition Costs
In conjunction with the issuance of note payables in 2012 and 2008 (see Note 4), the Company incurred $27,800 and $12,650, respectively in legal fees. These costs were capitalized as loan acquisition costs and are amortized over the term of the debt using the effective interest method. Amortization of loan costs included in interest expense in the accompanying statements of operations was $25,923 and $3,795 in the twelve months ended December 31, 2012 and 2011, respectively. The remaining value of loan costs as of December 31, 2012 is $1,877.

IZEA, Inc.
Notes to Consolidated Financial Statements

Customer List Acquisition
In July 2011, the Company acquired a network of customers that included approximately 12,000 advertisers and 20,000 Twitter publishers in 143 countries from Magpie & Friends Ltd., a private limited company organized under the laws in England and Wales. The Company recorded total costs of $125,525 for the purchase of these customers including the issuance of warrants to acquire 250 shares of common stock valued at $1,760. In December 2012, after analyzing expected future cash flows the customer list it acquired in 2011, the Company determined that the fair value of this asset exceeded its carrying value as of December 31, 2012 and recorded a $48,249 impairment on the value of the customer lists in general and administrative expenses in the accompanying statements of operations. Additionally, the Company estimated that its future cash flows from these customers would be minimal after one more year and, therefore, determined that the remaining fair value of $18,000 should be amortized equally over the remaining estimated useful life of one year. Amortization of asset costs included in general and administrative expense in the accompanying statements of operations was $41,842 and $17,434 for the twelve months ended December 31, 2012 and 2011. Future amortization costs are estimated to be $19,877 in 2013.

Net intangible assets consists of the following:

	December 31, 2012	December 31, 2011
Loan acquisition costs	$27,800	$—
Customer lists	125,525	125,525
Total	153,325	125,525
Less impairment on customer lists	(48,249)	—
Less accumulated amortization	(85,199)	(17,434)
Intangible assets, net	$19,877	$108,091

NOTE 4.      NOTES PAYABLE

Note Payable – Bank
On July 15, 2008, IZEA entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008.  Repayment of principal was due in thirty-six consecutive equal monthly installments, or approximately $333,333 per year, beginning in January 2009 through December 31, 2011. The Note Payable was secured by all assets of IZEA until it was paid in full in December 2011.

In conjunction with the issuance of the Note Payable, IZEA also issued initial warrants to purchase 2,216 shares of Series A common stock, immediately exercisable, at an exercise price of $0.2039 per share. Per the terms of the Note Payable, IZEA also issued 1,108 additional warrants, containing similar terms as the initial warrants, for a total of 3,324 warrants issued under the Note Payable. The fair value associated with the warrants was not recorded since the amount was insignificant to the financial statements. The warrants expire on July 15, 2015 and automatically convert to common stock on this date if the fair market value of the Company’s common stock is greater than the warrant exercise price. Upon closing of the exchange on May 12, 2011 (see Note 7), the Company assumed these outstanding warrants of IZEA and authorized the issuance of replacement warrants to purchase 84 shares of its common stock at an exercise price of $8.16 per share.

Bridge Notes
On May 11, 2011, IZEA sold an aggregate $500,000 principal amount of 6% secured promissory notes (“Bridge Notes”) in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes. The Bridge Notes were paid in full through their exchange into 50 Units in the May 2011 Offering as described in Note 7.

Convertible Notes Payable – Related Parties
On February 3, 2012, the Company issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of its existing shareholders.  In connection with the note, the Company incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,700. Unless earlier converted, exchanged or prepaid, the note matured on February 2, 2013. The note may be prepaid by the Company at any time. The obligations under the note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of the Company's assets. The face value of the note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by the Company in a subsequent financing. The holders were permitted to convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of the Company's common stock on the trading day prior to the date that the note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like, without

IZEA, Inc.
Notes to Consolidated Financial Statements

limitation on the number of shares that could potentially be issued. The Company is further subject to certain liquidated damages if it fails to timely effectuate a conversion under the terms of the note. Until such time that the note is no longer outstanding, without the consent of the holders, the Company was prohibited from incurring certain debt, selling any account receivable or declaring any dividend. From October 2012 through December 2012, the noteholders of this promissory note, converted $437,850 of note value into 2,069,439 shares of common stock at an average conversion rate of $.21 per share. This note had a carrying balance of $106,355 with a 12.78% effective rate of interest and an unamortized discount of $5,795 remaining as of December 31, 2012. The note was fully amortized and on February 4, 2013, the Company satisfied all of its remaining obligations under this note when the noteholders converted the final balance owed of $112,150 into 773,983 shares of common stock at an average conversion rate of $.145 per share. In accordance with accounting standards for classification of debt, the Company has reflected the balance of this note as a long term liability as of December 31, 2012 since it was converted to equity and will not require the use of working capital in the future.

On May 4, 2012, the Company issued a 30-day promissory note to two of its existing shareholders in the principal amount of $75,000, incurring $6,000 in expenses for legal fees, which resulted in net proceeds of $69,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of the Company's common stock for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum. The noteholders did not elect to convert this note and the Company was not able to pay the balance owed upon its maturity on December 4, 2012. Therefore, the conversion feature expired and the note is currently in default bearing interest at the default rate of 18% per annum. The amount owed on this note as of December 31, 2012 was $75,000, plus $4,007 in accrued interest.

Proceeds from the note financings were allocated first to the embedded conversion option (see Note 5) that required bifurcation and recognition as a liability at fair value and then to the carrying value of the notes. The carrying value of the notes is subject to amortization, through charges to interest expense, over the term to maturity using the effective interest method. During the twelve months ended December 31, 2012 and 2011, interest expense on the notes amounted to $79,488 and $13,466, respectively. Direct finance costs allocated to the embedded derivatives were expensed in full upon issuance of the notes. Direct finance costs allocated to the notes are subject to amortization, through charges to interest expense, using the effective interest method. During the twelve months ended December 31, 2012 and 2011, interest expense related to the amortization of finance costs amounted to $25,923 and $3,795, respectively.

NOTE 5.     DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company entered into financing transactions during the years ended December 31, 2012 and 2011that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in the Company's financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income in the period of change. Accordingly, all income and expense amounts discussed below are reflected in the Company's consolidated statements of operations in other income under loss on exchange of warrants or change in fair value of derivatives.

The following table summarizes the Company's activity and fair value calculations of its derivative warrants and convertible promissory notes for the years ended December 31, 2012 and 2011.

IZEA, Inc.
Notes to Consolidated Financial Statements

	Linked Common Shares to Derivative Warrants	Warrant Liability	Linked Common Shares to Promissory Notes	Compound Embedded Derivatives
Balance, December 31, 2010	—	$—	—	$—
Issuance of warrants with preferred stock financing - May 2011 Offering	153,882	$1,083,210	—	$—
Issuance of warrants in purchase of intangible assets	250	$1,760	—	$—
Change in fair value of derivatives		$(332,484)	—	$—
Balance, December 31, 2011	154,132	$752,486	—	$—
Issuance of $550,000 promissory note with compound embedded derivative - February 3, 2012	—	—	23,416	12,151
Issuance of $75,000 promissory note with compound embedded derivative - June 6, 2012	—	—	26,042	15,625
Issuance of warrants to underwriters - September 11, 2012	110,000	49,170	—	—
Exchange of warrants for common stock	(135,782)	(19,823)	—	—
Conversion of notes into common stock	—	—	(2,069,439)	(83,663)
Change in fair value of derivatives	—	(779,083)	2,557,127	67,704
Balance, December 31, 2012	128,350	$2,750	537,146	$11,817

The Company calculated the fair value of its warrant liability and compound embedded derivatives using the valuation methods and inputs described below.

Derivative Warrants
On September 11, 2012, the Company closed on a public offering of 2,200,000 shares of its common stock at an offering price of $1.00 per share and issued warrants to the underwriter to purchase 110,000 shares of common stock, which had a fair value of $49,170 (see Note 7). The Company determined that these warrants required classification as a liability and recorded this value on the balance sheet as a Warrant Liability.

In applying current accounting standards to the 153,882 warrant shares issued in the May 2011 Offering, the 110,000 warrant shares issued in the September 2012 public offering (see Note 7) and the 250 warrant shares issued in July 2011 during a customer list acquisition (see Note 3), the Company determined that the warrants require classification as a liability due to certain registration rights and listing requirements in the agreement.

The Company recorded income resulting from the change in the fair value of the warrants during the twelve months ended December 31, 2012 and 2011 in the amount of $779,083 and $332,484, respectively.

From May through August 2012, pursuant to separate private transactions with twenty-four warrant holders, the Company redeemed warrants to purchase an aggregate of 135,782 shares of common stock for the same number of shares without the Company receiving any further cash consideration. The redemptions were treated as an exchange wherein the $821,946 fair value of the newly issued common stock was recorded and the difference between that and the $19,823 carrying value of the warrants received in the exchange is recorded in the Company's consolidated statements of operations in other income under loss on exchange of warrants. As a result of the exchange, the Company recognized a loss on the exchange of these warrants in the amount of $802,123 during the twelve months ended December 31, 2012.

The derivative warrants were valued using a Binomial Lattice Option Valuation Technique (“Binomial”). Significant inputs into this technique are as follows:

IZEA, Inc.
Notes to Consolidated Financial Statements

	Inception Dates
Binomial Assumptions	May 24 and 26, 2011	August 15, 2011	September 11, 2012	December 31, 2011	December 31, 2012
Fair market value of asset (1)	$13.20	$13.20	$0.95	$12.50	$0.22
Exercise price	$20.00	$20.00	$1.25	$20.00	$1.25
Term (2)	5.0 years	5.0 years	5.0 years	4.4--4.6 Years	4.7 years
Implied expected life (3)	4.9 years	4.9 years	4.9 years	4.4--4.6 Years	4.6 years
Volatility range of inputs (4)	64.4%--95.8%	61.9%--94.7%	50.9%--86.3%	63.4%--92.2%	45.82%--84.21%
Equivalent volatility (3)	76.90%	75.20%	65.31%	74.2%	60.20%
Risk-free interest rate range of inputs (5)	0.11%--1.81%	0.08%--0.99%	0.02%--0.96%	0.02%--0.83%	0.11%--0.72%
Equivalent risk-free interest rate (3)	0.50%	0.33%	0.22%	0.27%--0.31%	0.32%
(1)  The fair market value of the asset was determined by the Company using all available information including, but not limited to the trading market price and the actual, negotiated prices paid by the independent investors in the May 2011 Offering and a private offering in December 2011.

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free interest rate amounts are derived from the Binomial.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1), above.

(5)  The risk-free rates used for inputs represent the yields on zero coupon US Government Securities with periods to maturity consistent with the intervals described in (1), above.

Compound Embedded Derivative
The Company concluded that the compound embedded derivative in its $550,000 senior secured promissory note issued on February 3, 2012 and its $75,000 convertible promissory note as modified on June 6, 2012 (see Note 4) required bifurcation and liability classification as derivative financial instruments as they were not considered indexed to the Company's own stock as defined in ASC 815, Derivatives and Hedging. From October 2012 through December 2012, the noteholders on the Company's $550,000 senior secured promissory note converted $437,850 of note value into 2,069,439 shares of common stock at an average conversion rate of $.21 per share. The Company recorded the related $83,663 value of the compound embedded derivative on the converted portion as a charge to additional paid-in capital. The Company recorded expense resulting from the change in the fair value of the compound embedded derivatives during the twelve months ended December 31, 2012 in the amount of $67,704.

The Monte Carlo Simulation (“MCS”) technique was used to calculate the fair value of the compound embedded derivatives because it provides for the necessary assumptions and inputs. The MCS technique, which is an option-based model, is a generally accepted valuation technique for valuing embedded conversion features in hybrid convertible notes, because it is an open-ended valuation model that embodies all significant assumption types, and ranges of assumption inputs that the Company agrees would likely be considered in connection with the arms-length negotiation related to the transference of the instrument by market participants. In addition to the typical assumptions in a closed-end option model, such as volatility and a risk free rate, MCS incorporates assumptions for interest risk, credit risk and redemption behavior. In addition, MCS breaks down the time to expiration into potentially a large population of time intervals and steps. However, there may be other circumstances or considerations, other than those addressed herein, that relate to both internal and external factors that would be considered by market participants as it relates specifically to the Company and the subject financial instruments. The effects, if any, of these considerations cannot be reasonably measured, quantified or qualified.

The following table shows the summary calculations arriving at the compound embedded derivative values as of February 3, 2012, June 6, 2012 and December 31, 2012. See the assumption details for the composition of these calculations.

IZEA, Inc.
Notes to Consolidated Financial Statements

Compound Embedded Derivative	February 3, 2012	June 6, 2012	December 31, 2012
Notional amount	$505,785	$75,000	$106,355
Conversion price	21.60	2.88	0.198
Linked common shares (1)	23,416	26,042	537,146
MCS value per linked common share (2)	0.52	0.60	0.022
Total	$12,151	$15,625	$11,817

(1) The Compound Embedded Derivative is linked to a variable number of common shares based upon a percentage of the Company's closing stock price as reflected in the over-the-counter market. The number of linked shares will increase as the trading market price decreases and will decrease as the trading market price increases. The fluctuation in the number of linked common shares will have an effect on fair values in future periods.

(2) The Note embodied a contingent conversion feature that was predicated upon a financing transaction that was planned for a date between the issuance date and March 2, 2012. If the financing occurred, the maturity date of the Note was August 2, 2012. If the financing did not occur, the maturity date of the Note was February 2, 2013. While, in hindsight, the financing did not occur, the calculation of value must consider that on the issuance date the contingency was present and resulted in multiple scenarios of outcome as it related to the conversion feature subject to bifurcation. The mechanism for building this contingency into the MCS value was to perform two separate calculations of value and weight them on a reasonable basis.

Significant inputs into the Monte Carlo Simulation used to calculate the compound embedded derivative values as of February 3, 2012, June 6, 2012 and December 31, 2012 are as follows:

	Inception Date	Inception Date
Monte Carlo Assumptions	February 3, 2012	June 6, 2012	December 31, 2012
Fair market value of asset (1)	$12.50	$3.20	$0.22
Conversion price	$21.60	$2.88	$0.198
Term (2)	.5 - 1 year	0.60 years	0.09 years
Implied expected life (3)	0.74 years	0.58 years	0.09 years
Volatility range of inputs (4)	44.23%--70.30%	53.54%--68.00%	16.12%--40.17%
Equivalent volatility (3)	55.9%	59.2%	30.7%
Risk adjusted interest rate range of inputs (5)	10.00%--30.95%	7.62%--12.33%	10.00%
Equivalent risk-adjusted interest rate (3)	16.43%	9.33%	10.00%
Credit risk-adjusted interest rate (6)	12.71%	15.74%	15.63%

(1)  The fair market value of the asset was determined by management using all available information including, but not limited to, the trading market price and the actual, negotiated prices paid by a private investor in December 2011.

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free risk-adjusted interest rate amounts are derived from the MCS.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1) above.

(5) CED's bifurcated from debt instruments are expected to contain an element of market interest risk. That is, the risk that market driven interest rates will change during the term of a fixed rate debt instrument.

IZEA, Inc.
Notes to Consolidated Financial Statements

(6) The Company utilized a yield approach in developing its credit risk assumption. The yield approach assumes that the investor's yield on the instrument embodies a risk component, generally, equal to the difference between the actual yield and the yield for a similar instrument without regard to risk.

NOTE 6.      COMMITMENTS & CONTINGENCIES

Lease Commitments
Operating Leases
In December 2012, the Company moved its corporate headquarters to 1000 Legion Place, Suite 1600, in Orlando, Florida upon the expiration of its former lease. The Company entered into a one year sub-lease agreement for these premises with total rent owed of $85,000 payable in two equal installments.

In July 2011, the Company entered into three separate agreements to rent satellite sales office space in New York City, Chicago and Los Angeles through short-term rental agreements. The leases for Chicago and Los Angeles expired in 2012 and the lease for New York City is continuing on a month-to-month basis after its initial term of one year ended on July 31, 2012. The Company is obligated to pay applicable sales taxes and utilities along with the monthly rental payment.

Capital Leases
During 2010 and 2011, the Company entered into capital leases for equipment which expire in June 2012 and August 2014, respectively. The balance outstanding under the leases are disclosed in the current and long-term portion of capital lease obligations on the accompanying balance sheet was $27,850 and $52,920 at December 31, 2012 and December 31, 2011, respectively. See Note 2 for more information on the Company's equipment under capital leases.

A summary of future minimum lease payments under the Company's non-cancelable leases as of December 31, 2011 is as follows:

Year ending December 31:	Capital Leases	Operating Leases
2013	$21,599	$81,458
2014	10,799
Total minimum lease payments	32,398	$81,458
Less amount representing interest	(4,548)
Total principal lease payments	27,850
Less current maturities	(17,638)
Total long term obligations	$10,212

Total rent expense recorded in general and administrative expense in the accompanying statements of operations was approximately $329,000 and $287,000 for the twelve months ended December 31, 2012 and 2011, respectively.

Retirement Plans
In December 2007, the Company introduced a 401(k) plan that covered all eligible employees. The Company matches participant contributions in an amount equal to 50% of each participant's contribution up to 8% of the participant's salary. The participants become vested in 20% annual increments after 2 years of service. During the twelve months ended December 31, 2012 and 2011, the Company incurred $40,405 and $20,239, respectively, in expense for matching employer contributions.

Litigation
From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is, however, subject to inherent uncertainties, and an adverse result in these or other matters may harm the Company's business.

On October 17, 2012, Blue Calypso, Inc. filed a complaint against the Company in the U.S. District Court for the Eastern District of Texas accusing the Company of infringing a patent related to peer-to-peer advertising between mobile communication devices seeking unspecified damages. The Company made a request that the Texas court transfer the matter to the Middle District of Florida, but no ruling has yet been made on that motion. At this stage, the Company does not have an estimate of the likelihood or the amount of any potential exposure to it. The Company believes that there is no merit to this suit and intends to vigorously defend itself.

IZEA, Inc.
Notes to Consolidated Financial Statements

The Company is currently not aware of any other legal proceedings or claims that it believes would or could have, individually or in the aggregate, a material adverse effect on its operations or financial position.

NOTE 7.       STOCKHOLDERS' DEFICIT

Share Exchange and Cancellation
Pursuant to the Share Exchange Agreement on May 12, 2011 (the "Exchange") between the Company and the shareholders of IZEA, all of the issued and outstanding capital stock of IZEA was transferred to the Company in exchange for 562,500 shares (approximately 64.29%) of the Company's common stock. Additionally, immediately prior to the exchange, IZEA had outstanding options to purchase an aggregate of 3,712,365 shares of Series A common stock and outstanding warrants to purchase 3,324 shares of Series A common stock. Upon closing of the Exchange, the Company assumed the outstanding options of IZEA and authorized the issuance of 92,823 replacement options to these option-holders pursuant to the Company's 2011 Equity Incentive Plan. Furthermore, upon closing of the Exchange, the Company assumed the outstanding warrants of IZEA and authorized the issuance of replacement warrants to purchase 84 shares of its common stock to the former warrant-holder.

Immediately following the closing of the Exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-exchange assets and liabilities to a wholly-owned subsidiary, RTL Holdings, Inc. and thereafter, pursuant to a stock purchase agreement, transferred all of the outstanding capital stock of RTL Holdings, Inc. to Anthony Barron, the Company's former officer and director, in exchange for the cancellation the Company's common stock he owned. Immediately after the exchange and cancellation, the Company had 312,500 shares of common stock outstanding plus the 562,500 shares issued to the IZEA shareholders for a total of 875,000 shares of common stock issued and outstanding as of May 12, 2011.

Authorization of Convertible Preferred Stock
In May 2011, the Board of Directors designated 240 shares of its Preferred Stock as Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 758 shares of common stock at the option of the preferred holder and does not have a redemption feature.

Stock Financing Transactions and Registration Rights
On May 24, 2011, May 26, 2011 and August 15, 2011, the Company entered into subscription agreements with certain investors (the “Investors”) whereby it raised $3,330,000 through the sale of 333 units (the “Units”), at a purchase price of $10,000 per Unit (the “May 2011 Offering”). Each Unit consisted of either (i) approximately 758 shares of the Company’s common stock or (ii) one share of the Company’s Series A convertible preferred stock, par value $.0001 per share, which is convertible into approximately 758 shares of common stock, plus a fully exercisable, five-year warrant to purchase approximately 455 shares of common stock for $9,091 or $20 per linked share of common stock (the “Warrants”).

As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, the Company issued (i) 78,030 shares of common stock, (ii) 230 shares of Series A preferred stock, which are linked by conversion to 174,243 shares of common stock, and (iii) 333 warrant contracts which had a fair value of $1,065,610 and are linked by exercise to an aggregate of 151,382 shares of common stock.

In connection with the May 2011 Offering, the Company incurred expenses of $286,593 for placement agent, legal and other fees. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,043,407. Additionally, the Company issued warrants to the placement agent to purchase 2,500 shares of common stock, which had a fair value of $17,600, with the same terms and conditions as the Warrants issued to the investors in the May 2011 Offering.

In May and June 2012, in accordance with the terms of the May 2011 Offering financing documents, Investors converted 225 shares of the Series A preferred stock into 170,455 shares of common stock. As of December 31, 2012, only 5 shares of the Series A preferred stock remained outstanding.

From May through August 2012, pursuant to separate private transactions with twenty four warrant holders, the Company redeemed warrants to purchase an aggregate of 135,782 shares of common stock for the same number of shares without the Company receiving any further cash consideration. These transactions were effected in order to reduce the substantial overhang represented by the warrants issued in the May 2011 Offering. As a result of the exchange, the Company recognized a loss on the exchange of these warrants in the amount $802,123 during the twelve months ended December 31, 2012 (see Note 5).

On May 8 and 15, 2012, the Company sold a total of 274,224 shares of its common stock at a purchase price of $5.00 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors, pursuant to the terms of a Common Stock

IZEA, Inc.
Notes to Consolidated Financial Statements

Purchase Agreement. The Company incurred expenses of $149,262 in regards to the private placement and thus received $1,221,858 in net proceeds. Pursuant to the terms of a Registration Rights Agreement, the Company timely filed a registration statement with the SEC for purposes of registering the resale of the shares of common stock sold in the private placement on June 6, 2012. This registration statement was declared effective by the SEC on September 5, 2012.

On August 1, 2012, Edward H. (Ted) Murphy, the Company's President and Chief Executive Officer, purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by disinterested members of the Company's board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, the Company's Chief Operating Officer, purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by the Company's board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 6, 2012.

On August 6, 2012, Brian W. Brady, a private investor who became a director of the Company on August 7, 2012, made a private investment of $100,000 for the purchase of 41,667 shares of the Company's common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if the Company's future public offering as discussed below was priced and sold below $2.40 per share within 120 days following the closing of his investment, the Company would issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $0.50 per share. Mr. Brady also received 35,000 shares of the Company's restricted common stock and received a $10,000 cash finance fee upon the closing of the public offering. On September 11, 2012, the Company issued an additional 69,445 shares of common stock to Mr. Brady, so that he received a total of 111,112 shares at an effective price of $0.90 per share.

On September 11, 2012, the Company closed on a public offering of 2,200,000 shares of its common stock at an offering price of $1.00 per share, receiving gross proceeds of $2,200,000. In connection with the September 2012 offering, the Company incurred expenses of $502,858 for underwriter fees, legal and other expenses. Accordingly, net cash proceeds from the September 2012 offering amounted to $1,697,142. Additionally, the Company issued warrants to the underwriter to purchase 110,000 shares of common stock, which had a fair value of $49,170 that was recorded as an additional cost of the offering. The warrants are fully exercisable after August 23, 2013 at an exercise price of $1.25 per share and expire on August 23, 2017.

Convertible Securities
From October 2012 through December 2012, the noteholders on the Company's $550,000 senior secured promissory note converted $437,850 of note value into 2,069,439 shares of common stock at an average conversion rate of $.21 per share. The Company recorded the related $83,663 value of the compound embedded derivative on the converted portion as a charge to additional paid-in capital.

Stock Issued for Services
On May 24, 2011, the Company entered into an investor relations agreement, as amended, with a consulting company to provide investor relations services, including an investor marketing campaign, during 2011. In accordance with the agreement, the Company paid $1,190,000 in cash with proceeds from the May 2011 Offering and issued 12,500 shares of common stock valued at $165,000 based on $13.20 per common share in August 2011.  The Company subsequently received a refund of $175,000 so that the net expense for these services recorded in general and administrative expense in the accompanying statements of operations in 2011 was $1,180,000.

Stock Options
In February 2007, the board of directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed the Company to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with a share exchange on May 12, 2011, all of the outstanding stock options to purchase 3,712,365 shares of Series A common stock under the 2007 Plan were canceled, effectively terminating the 2007 Plan. The Company simultaneously issued new stock options for 92,823 shares of common stock to the same employees under a new 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Plan”). The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was a minimal incremental difference required to be recorded on 2,743 shares where the fair value of the replacement options exceeded the fair value of the canceled options at the date of cancellation and replacement. On May 25, 2012, upon consent from holders of a majority of the Company's outstanding voting capital stock, the Company increased the number of common shares available for issuance under the May 2011 Plan from 177,500 to 613,715 shares. On May 25, 2012, the Board approved a cancellation of stock options for 82,542 shares of common stock granted to its three executive officers with an average exercise price of $20.00 per share, expiring in May 2016. These

IZEA, Inc.
Notes to Consolidated Financial Statements

options were subsequently reissued with an exercise price of $6.00 per share (110% of the closing stock price on such date) expiring on May 25, 2017. The modification of these options did not result in any incremental compensation cost. As of December 31, 2012, 354,477 option shares have been granted and are outstanding and 1,234 have been exercised, leaving an aggregate of 258,004 shares of common stock available for future grants under the May 2011 Plan.

On August 22, 2011, the Company adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of December 31, 2012, 37,500 option shares have been granted and are outstanding, leaving 50,000 shares of common stock available for for future grants under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, the board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option must be equal to or exceed 110% of fair market value. Unless otherwise determined by the board of directors at the time of grant, the right to purchase shares covered by any options under the May and August 2011 Plans typically vest over the requisite service period as follows: 25% of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the following 3 years. The term of the options is up to 10 years. The Company issues new shares to the optionee for any stock awards or options exercised pursuant to its equity incentive plans.

A summary of option activity under the 2007 Plan for Series A common stock from January 1, 2011 through May 12, 2011, the date the 2007 Plan was canceled, is presented below:

2007 Plan
Options	Series A Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	69,970	$1.08	2.00
Granted	3,788,620	0.03
Exercised	(13,497)	0.03
Forfeited	(132,728)	0.03
Canceled	(3,712,365)	0.05
Outstanding at May 12, 2011 (date Plan was canceled)	—	$—	—

During the year ended December 31, 2011, there were options exercised into 13,497 shares of the Company's Series A common stock for cash proceeds of $404 respectively. There was no intrinsic value on the options exercised during the year ended December 31, 2011.

A summary of option activity under the May and August 2011 Plans for the years ended December 31, 2012 and 2011 is presented below:

Options Outstanding	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	—	$—
Granted	119,707	17.09
Exercised	(683)	2.00
Forfeited	(4,579)	6.18
Outstanding at December 31, 2011	114,445	$17.61	4.4
Granted	378,293	5.74
Exercised	(551)	2.00
Forfeited	(100,210)	18.81
Outstanding at December 31, 2012	391,977	$5.87	4.3

Exercisable at December 31, 2012	83,350	$6.04	4.3

IZEA, Inc.
Notes to Consolidated Financial Statements

During the twelve months ended December 31, 2011, options were exercised into 683 shares of the Company's common stock for cash proceeds of $1,362. The intrinsic value of these options was $7,568. During the twelve months ended December 31, 2012, options were exercised into 551 shares of the Company's common stock for cash proceeds of $1,099. The intrinsic value of these options was $5,769. There is no aggregate intrinsic value on the outstanding or exerciable options as of December 31, 2012 since the weighted average exercise price exceeded the fair value on such date. In March 2012, the Company modified one employee option agreement whereby it accelerated the vesting on all the remaining 2,329 unvested shares to current day and it extended the exercise period post termination from 90 days to 180 days. The modification resulted in an incremental difference of $11,744 that was recorded and included in stock-based compensation expense during the twelve months ended December 31, 2012.

The following table contains summarized information related to nonvested stock options during the years ended December 31, 2012 and 2011 under the May and August 2011 Plans:

Nonvested Options	Common Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest
Nonvested at December 31, 2010	—	$—
Granted	119,707	2.13
Vested	(57,969)	1.52
Forfeited	(4,222)	2.27
Nonvested at December 31, 2011	57,516	$2.73	2.5
Granted	378,293	2.17
Vested	(83,429)	2.26
Forfeited	(43,753)	2.78
Nonvested at December 31, 2012	308,627	$2.17	2.9

Total stock-based compensation expense recognized on awards outstanding during the twelve months ended December 31, 2012 and 2011 was $181,610 and $75,950, respectively. Future compensation related to nonvested awards expected to vest of $278,654 is estimated to be recognized over the weighted-average vesting period of 3 years.

Restricted Stock Issued for Services
In May 2012 and July 2012, the Company entered into seven agreements for celebrity endorsements of the Company's products and services whereby the Company paid cash of $100,000 and issued a total of 135,521 shares of restricted common stock. In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months during the term of the agreements.

On June 12, 2012, the Company issued 1,200 shares of restricted common stock to its investors' counsel in order to pay for legal services totaling $6,000 related to the issuance of the $75,000 convertible promissory note.

On July 2, 2012, the Company issued 71,221 shares of restricted common stock to its former legal counsel in order to pay for general legal services totaling $356,103.

In August and September 2012, the Company issued 35,000 and 69,445 shares of restricted common stock as a result of a stock subscription agreement with its director, Brian Brady, as detailed above.

The following tables contain summarized information about nonvested restricted stock outstanding at December 31, 2012:

Restricted Stock	Common Shares
Nonvested at December 31, 2011	—
Granted	312,387
Vested	(263,805)
Forfeited	—
Nonvested at December 31, 2012	48,582

Total stock-based compensation expense recognized for restricted awards issued for services during the twelve months ended December 31, 2012 was $675,538 of which $313,435 is included in sales and marketing expense, $356,103 is included in general

IZEA, Inc.
Notes to Consolidated Financial Statements

and administrative expense and $6,000 is included in interest expense on the consolidated statements of operations. The fair value of the services are based on the value of the Company's common stock over the term of service. Future compensation related to nonvested restricted awards expected to vest and amortization of deferred finance costs of $10,688 is estimated to be recognized over the remaining individual vesting periods of up to six months.

NOTE 8.     INCOME TAXES

The components of the Company’s net deferred income taxes are as follows (rounded):

	Twelve Months Ended December 31,
	2012	2011
Deferred tax assets:
Net operating loss carry forwards	$8,457,000	$6,836,000
Accrued expenses	32,000	37,000
Depreciation and amortization	19,000	(2,000)
Stock option and warrant expenses	51,000	3,000
Other	2,000	10,000
Gross deferred income tax assets	8,561,000	6,884,000
Valuation allowance	(8,561,000)	(6,884,000)
Total deferred income tax assets	$—	$—

The following summary reconciles differences from taxes at the federal statutory rate with the effective rate:

	Twelve Months Ended December 31,
	2012	2011
Federal income tax at statutory rates	(34.0)%	(34.0)%
Change in deferred tax asset valuation allowance	35.9%	39.8%
Deferred state taxes	(3.5)%	(3.8)%
Non-deductible expenses:
Meals & entertainment	0.2%	0.1%
Other	1.4%	(2.1)%
Income taxes (benefit) at effective rates	—%	—%

The Company has incurred net losses since inception. At December 31, 2012, the Company had approximately $22,526,000 in net operating loss carryforwards for U.S. federal and state income tax purposes that expire in various amounts between the years of 2026 and 2032. The Company's ability to deduct its historical net operating losses may be limited in the future due to IRC Section 382 limitations as a result of the substantial issuances of common stock in 2012. The change in valuation allowance for the years ended December 31, 2012 and 2011 was an increase of $1,677,000 and $1,583,000, respectively, resulting primarily from net operating losses generated during the periods.

NOTE 9.    LOSS PER COMMON SHARE

Net losses were reported during the twelve months ended December 31, 2012 and 2011.  As such, the Company excluded the following items from the computation of diluted loss per common share as their effect would be anti-dilutive:

	Twelve Months Ended December 31,
	2012	2011
Stock options	391,977	114,445
Warrants	128,434	154,216
Potential conversion of Series A convertible preferred stock	3,788	174,243
Potential conversion of promissory note payable	537,146	—
Total excluded shares	1,061,345	442,904

IZEA, Inc.
Notes to Consolidated Financial Statements

NOTE 10.     RELATED PARTY TRANSACTIONS

As part of the Company’s May 2011 Offering, as more fully discussed in Note 7, the Company sold an aggregate of $50,000 worth of Units to Edward H. (Ted) Murphy, the Company's President and Chief Executive Officer and an entity under his control.

On August 1, 2012, Mr. Murphy purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by disinterested members of the Company's board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, the Company's Chief Operating Officer, purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by the Company's board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 6, 2012.

On August 6, 2012, Brian W. Brady, a private investor who became a director of the Company on August 7, 2012, made a private investment of $100,000 for the purchase of 41,667 shares of the Company's common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if the Company's future public offering as discussed below was priced and sold below $2.40 per share within 120 days following the closing of his investment, the Company would issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $0.50 per share. Mr. Brady also received 35,000 shares of the Company's restricted common stock and received a $10,000 cash finance fee upon the closing of the public offering. On September 11, 2012, the Company issued an additional 69,445 shares of common stock to Mr. Brady, so that he received a total of 111,112 shares at an effective price of $0.90 per share.

On December 26, 2012, Mitchel Laskey was elected to the Company's Board of Directors. He was then appointed as the Chairman of the Board and Chairman of the Audit Committee. Upon his appointment, the Board approved a twelve month compensation arrangement whereby Mr. Laskey will receive $10,000 cash per month, 60,000 restricted stock units in January 2013, 60,000 restricted stock units on June 27, 2013 and up to 120,000 additional restricted stock units to be issued at the discretion of the disinterested members of the compensation committee for Mr. Laskey's service as Chairman of the Board.

NOTE 11.  SUBSEQUENT EVENTS

No material events have occurred since December 31, 2012 that require recognition or disclosure in the financial statements, except as follows:

The Company entered into an agreement with a firm who will provide investor relations services for the Company for twelve months beginning January 3, 2013. In accordance with the agreement, the Company will pay the firm $4,000 per month for twelve months beginning January 2013 and will issue 100,000 shares of common stock on or before January 15, 2013 and another 100,000 shares of common stock on or before July 15, 2013.

On February 4, 2013, the Company satisfied all of its remaining obligations under its $550,000 senior secured promissory note when the noteholders converted the final balance owed of $112,150 into 773,983 shares of common stock at an average conversion rate of $.145 per share.

On February 6, 2013, the Company's Board of Directors and holders of a majority of the outstanding shares of common stock of the Company approved an increase in the number of authorized shares of common stock of the Company from 12,500,000 shares to 100,000,000 shares (the “Share Increase”). The Company amended its Articles of Incorporation to effect the Share Increase by filing a Certificate of Amendment with the Nevada Secretary of State on February 11, 2013. Additionally, on February 6, 2013, the Board amended its May 2011 Plan to increase the number of common shares available for issuance thereunder from 613,715 shares to 11,613,715 shares.

On March 1, 2013, the Company entered into a secured credit facility agreement with Bridge Bank, N.A. of San Jose, California. Pursuant to this agreement, the Company may submit requests for funding up to 80% of its eligible accounts receivable up to a maximum advance of $1.5 million. The agreement requires the Company to pay an annual facility fee of $7,500 (0.5% of the credit facility) and an annual due diligence fee of $1,000. Interest accrues on the advances at the prime rate plus 2% per annum. The default rate of interest is prime plus 7%. If the agreement is terminated prior to March 1, 2014, then the Company will be required to pay a termination fee of $18,750 (1% of the credit limit divided by 80%). As of March 22, 2013, the Company had $185,470 outstanding under this agreement.

IZEA, Inc.
Notes to Consolidated Financial Statements

On March 18, 2013, the Company entered into an agreement with a consultant to provide business advisory and support services. In exchange for the services, the Company granted the consultant a stock option to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share. The option vests in equal quarterly installments of 62,500 over 4 years beginning on March 18, 2013 and expires 10 years after the date of grant. Additionally, the Company will accrue a fee of $10,000 per month that will become due and payable after the Company raises gross proceeds of at least $1,000,000 through new debt or equity financing. This agreement may be terminated at any time by either party without penalty and all accrued but unpaid fees will be immediately due and payable. Upon a termination of the consulting agreement, the option agreement will be canceled as to any unvested options and all accrued and vested options will be deemed as earned and owed.

9,316,277 Shares
Common Stock

_________________
PROSPECTUS
_________________

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount

SEC registration fee	$1,000
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Transfer agent's fees and expenses	1,000
Printing and related fees	1,000
Miscellaneous	2,000
Total	$35,000

Item 14. Indemnification of Directors and Officers.
Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.
Limitation of Liability of Directors
Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of our securities that were not registered under the Securities Act:

Sales by IZEA, Inc.

We issued 598 and 85 shares of our common stock on September 2, 2011 and December 20, 2011, respectively, upon exercise of stock options pursuant to our equity incentive plans. We issued approximately 63 and 488 shares of our common stock on February 9, 2012 and March 16, 2012, respectively, upon exercise of stock options pursuant to our equity incentive plans.

On February 3, 2012, we issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of our existing shareholders.  In connection with the note, we incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,400. The holders were permitted to convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of our common stock. From October 2012 through December 2012, the holders of this promissory note converted $437,850 of note value into 2,069,439 shares of our common stock at an average conversion rate of $.21 per share. On February 4, 2013, we satisfied all of our remaining obligations under this note when the holders converted the final balance owed of $112,150 into 773,983 shares of our common stock at an average conversion rate of $.145 per share.

On May 8 and 15, 2012, we sold a total of 274,224 shares of our common stock at a purchase price of $5 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors, pursuant to the terms of a Common Stock Purchase Agreement. We incurred expenses of $149,262 in regards to the private placement and thus received $1,221,858 in net proceeds. Pursuant to the terms of a Registration Rights Agreement, we timely filed a registration statement with the SEC for purposes of registering the resale of the shares of common stock sold in the private placement on June 6, 2012. This registration statement was declared effective by the SEC on September 5, 2012.

On August 1, 2012, Edward H. (Ted) Murphy, our President and Chief Executive Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by disinterested members of our Board of Directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, our Chief Marketing Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by our Board of Directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share.

On August 6, 2012, Brian W. Brady, a private investor who became a director of our company on August 7, 2012, made a private investment of $100,000 for the purchase of 41,667 shares of our common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if our public offering was priced and sold below $2.40 per share within 120 days following the closing of his investment, we would issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $0.50 per share. Mr. Brady also received 35,000 shares of our restricted common stock and received a $10,000 cash finance fee upon the closing of the public offering. On September 11, 2012, we issued an additional 69,445 shares of common stock to Mr. Brady, so that he received a total of 111,112 shares at an effective price of $0.90 per share.

As a result of the private placement and conversion of notes and accrued interest thereon from August 15, 2013 through September 23, 2013 (the "Private Placement"), we issued 14,236,472 shares of restricted stock, fully-exercisable, five-year warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.25 per share and fully-exercisable, five-year warrants to purchase 7,118,236 shares of our common stock at an exercise price of $0.50 per share. Pursuant to the terms of the Securities Purchase Agreements issued in the Private Placement, we agreed to file a registration statement with the SEC for purposes of registering the resale of these shares of common stock and the shares underlying the warrants within four months after the final closing date (by January 23, 2014) and use our commercially reasonable efforts to have it declared effective no later than six months after the final closing date (by March 23, 2014).

The company is using the proceeds from the above stock issuances for general working capital purposes. The shares of common stock issued in the transactions described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), unless noted otherwise, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Sales by IZEA Innovations, Inc.

On May 11, 2011, the company sold an aggregate $500,000 principal amount of 6% secured promissory notes (“Bridge Notes”) in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes. The Bridge Notes were paid in full through their exchange into 50 Units in the May 2011 Offering discussed above.

On May 11, 2011, holders of IZEA Innovations' 13,800,549 shares of Preferred Stock (which constituted 100% of the issued and outstanding Preferred Stock of IZEA Innovations) converted their shares of Preferred Stock into an aggregate of 18,560,510 shares of IZEA Innovations' common stock.

The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Share Exchange and Cancellation

Pursuant to the Share Exchange Agreement dated May 12, 2011 between the company and the shareholders of IZEA Innovations, Inc., all of the issued and outstanding capital stock of IZEA Innovations was transferred to IZEA in exchange for 562,500 shares (approximately 64.29%) of our common stock. Additionally, immediately prior to the exchange, IZEA Innovations had outstanding options to purchase 3,712,365 shares of Series A common stock and outstanding warrants to purchase 3,324 shares of Series A common stock. Upon closing of the exchange, IZEA assumed the outstanding options of IZEA Innovations and authorized the issuance of 92,823 replacement options to these option-holders pursuant to our 2011 Equity Incentive Plan. Furthermore, upon closing of the exchange, IZEA assumed these outstanding warrants of IZEA Innovations and authorized the issuance of replacement warrants to purchase 84 shares of its common stock to the former warrant holder at an exercise price of $8.16 per share.

Issuance of Common Stock upon Conversion of Preferred Stock

From May 24, 2011 until August 15, 2011, we conducted a private placement whereby we raised $3,330,000 through the sale of 333 units (the “Units”), at a purchase price of $10,000 per Unit (the “May 2011 Offering”). Each Unit consisted of either (i) approximately 758 shares of our common stock or (ii) one share of our Series A Preferred Stock, par value $.0001 per share, which is convertible into approximately 758 shares of our common stock, plus a fully exercisable, five-year warrant to purchase approximately 455 shares of common stock for $9,091 or $20 per linked share of common stock (the “Warrants”). Of the gross proceeds received, (i) $500,000 was received on May 11, 2011 under a promissory note that was contractually exchanged into 50 Units under the May 2011 Offering, and (ii) $50,000 was received for the purchase of 5 Units from our Chief Executive Officer. As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, we issued (i) 78,030 shares of common stock, (ii) 230 shares of Series A Preferred Stock, which are linked by conversion to 174,243 shares of common stock, and (iii) 333 Warrant Contracts that are linked by exercise to an aggregate of 151,382 shares of common stock. In connection with the May 2011 Offering, we incurred expenses of $286,593 for placement agent, legal and other fees. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,043,407. Additionally, we issued warrants to the placement agent to purchase 2,500 shares of common stock, which had a fair value of $17,600, with the same terms and conditions as the Warrants issued to the investors in the May 2011 Offering.

In May and June 2012, in accordance with the terms of the May 2011 financing documents, investors converted 225 shares of our series A convertible preferred stock into 170,455 shares of common stock. On October 4, 2013, an investor converted the remaining 5 shares of our series A convertible preferred stock into 3,788 shares of common stock.

Issuance of Common Stock for Services

During May and July 2012, we entered into seven agreements to issue a total of 135,548 shares of restricted common stock for celebrity endorsements of our products and services (primarily related to the launch of our new Staree platform). In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vested

6.25% per month over the following 12 months. Pursuant to the terms of the agreements, we agreed to offer piggyback registration rights to all the holders of these shares upon filing of our next registration statement.

On June 12, 2012, we issued 1,200 shares of restricted common stock to our investors' counsel in order to pay for legal services totaling $6,000 related to the issuance of the $75,000 convertible promissory note.

On July 2, 2012, we issued 71,221 shares of restricted common stock to our former legal counsel in order to pay for general legal services totaling $356,103.

On January 3, 2013, we issued 60,000 shares of restricted stock pursuant to a twelve-month compensation arrangement with Mitchel J. Laskey for his service as a director and Chairman of our Board of Directors.

On January 3, 2013, we issued 20,000 shares of restricted stock valued at $4,820 in order to pay for a small asset purchase.

In January 2013 and May 2013, we issued a total of 200,000 shares of restricted common stock valued at $53,850 for investor relations services.

On May 16, 2013, we issued 30,000 shares of restricted common stock valued at $6,000 to settle an outstanding balance with a vendor.

On September 30, 2013, we entered into an agreement pursuant to which we issued 823,090 shares of restricted common stock, at an effective price of $0.35 per share, to settle a $288,081 balance owed for legal services. Under the terms of the agreement, we agreed to register these shares upon filing of our next registration statement.

On October 1, 2013, we issued 50,000 shares of restricted common stock for investor relations services.

Warrant Exchange

Between May 2012 and February 2013, pursuant to private transactions, 24 warrant holders exchanged their warrants to purchase an aggregate of 140,783 shares of common stock for the same number of shares without any further cash consideration. These transactions were effected in order to reduce the overhang represented by the warrants issued in our May 2011 reverse merger and private placement.

EXHIBITS

Exhibit No.	Description
2.1	Share Exchange Agreement, dated as of May 12, 2011, by and among Izea Holdings, Inc., Izea, Inc. and the shareholders of Izea, Inc. (1)
3.1	Articles of Incorporation. (2)
3.2	Certificate of Amendment to the Articles of Incorporation. (3)
3.3	Bylaws. (2)
3.4	Certificate of Designation. (4)
3.5	Amendment to Certificate of Designation. (4)
3.6	Certificate of Change of IZEA, Inc., filed with the Nevada Secretary of State on July 30, 2012. (11)
4.1	Form of Common Stock Certificate.
5.1	Opinion of Olshan Frome Wolosky, LLP. *
10.1	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations. (5)
10.2	Stock Purchase Agreement for Split-Off. (1)
10.3	Form of Directors and Officers Indemnification Agreement. (1)
10.4	IZEA, Inc. 2011 Equity Incentive Plan. (1)
10.5	Form of 2011 Incentive Stock Option Agreement. (1)
10.6	Form of 2011 Non-Qualified Stock Option Agreement. (1)
10.7	Employment Agreement with Edward H. Murphy. (1)
10.8	Employment Agreement with Donna L. Mackenzie. (1)
10.9	Form of Subscription Agreement. (4)
10.10	Form of Warrant. (4)
10.11	Form of Registration Rights Agreement. (4)
10.12	Revised Form of Directors and Officers Indemnification Agreement. (6)
10.13	Employment Agreement with Ryan S. Schram. (7)
10.14	IZEA, Inc. 2011 B Equity Incentive Plan. (7)
10.15	Amendment No. 1 to 2011 Equity Incentive Plan. (8)
10.16	Note Purchase Agreement dated as of February 3, 2012. (9)
10.17	Senior Secured Promissory Note, dated as of February 3, 2012, issued by IZEA, Inc. and IZEA Innovations, inc. to Michael Brauser and Barry Honig. (9)
10.18	Security Agreement dated as of February 3, 2012. (9)
10.19	Form of Common Stock Purchase Agreement in connection with the May 2012 Private Placement by and between IZEA, Inc. and the Investors named in the signature pages thereto. (10)
10.20	Form of Registration Rights Agreement in connection with the May 2012 Private Placement by and between IZEA, Inc. and the Investors named in the signature pages thereto. (10)
10.21	Promissory Note, dated June 6, 2012, issued by IZEA, Inc. and IZEA Innovations, inc. to Michael Brauser and Barry Honig. (22)
10.22	Stock Subscription Agreement, dated August 6, 2012, between IZEA, Inc. and Brian W. Brady. (12)
10.23	Form of Warrant issued to Aegis Capital Corp. (13)
10.24	Agreement between the Company and Mitchel Laskey, dated December 26, 2012. (14)
10.25	Amended 2011 Equity Incentive Plan as of February 6, 2013. (14)
10.26	Financing Agreement between the Company and Bridge Bank, dated March 1, 2013. (14)
10.27	Loan Agreement and Promissory Note, dated as of April 11, 2013, between Brian W. Brady and IZEA, Inc. (15)
10.28	Loan Agreement and Promissory Note, dated as of May 22, 2013, between Brian W. Brady and IZEA, Inc. (16)
10.29	Extension of IZEA, Inc. Promissory Notes, dated May 31, 2013, between IZEA, Inc. and Brian W. Brady. (17)
10.30	Loan Agreement and Promissory Note, dated as of June 7, 2013, between Brian W. Brady and IZEA, Inc. (18)
10.31	Loan Agreement and Promissory Note, dated as of June 14, 2013, between Brian W. Brady and IZEA, Inc. (18)
10.32	Loan Agreement and Promissory Note, dated as of July 25, 2013, between Brian W. Brady and IZEA, Inc. (19)
10.33	Loan Agreement and Promissory Note, dated as of August 12, 2013, between Brian W. Brady and IZEA, Inc. (20)

10.34	Form of Securities Purchase Agreement executed by IZEA, Inc. and Investors in the 2013 Private Placement. (21)
10.35	Form of Warrant to Purchase Common Stock of IZEA, Inc. issued to Investors in the 2013 Private Placement. (21)
21.1	List of Subsidiaries. (14)
23.1	Consent of Cross, Fernandez & Riley, LLP. *
23.2	Consent of Olshan Frome Wolosky LLP. (included in Exhibit 5.1). *
101
The following materials from IZEA, Inc.'s Quarterly Report on Form 10-Q for the six months ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012 are formatted in XBRL (eXtensible Business Reporting Language):  (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statement of Stockholders' Deficit, (iv) the Consolidated Statements of Cash Flow, and (iv) Notes to the Consolidated Financial Statements tagged as blocks of text.**

*    Filed herewith.

**
In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this registration statement on Form S-1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

(1)	Incorporated by reference to Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2011.

(2)	Incorporated by reference to Form S-1 (No. 333-167960), filed with the SEC on July 2, 2010.

(3)	Incorporated by reference to Form 8-K, filed with the SEC on May 16, 2011, February 14, 2012 and February 15, 2013.

(4)	Incorporated by reference to Form 8-K, filed with the SEC on May 27, 2011.

(5)	Incorporated by reference to Form 8-K/A, filed with the SEC on May 17, 2011.

(6)	Incorporated by reference to Form 8-K, filed with the SEC on June 7, 2011.

(7)	Incorporated by reference to Form 10-Q, filed with the SEC on November 8, 2011.

(8)	Incorporated by reference to Form S-1/A (No. 333-177906), filed with the SEC on December 23, 2011.

(9)	Incorporated by reference to Form 8-K, filed with the SEC on February 8, 2012.

(10)	Incorporated by reference to Form 8-K, filed with the SEC on May 9, 2012.
(11)    Incorporated by reference to Form 8-K, filed with the SEC on August 1, 2012.
(12)    Incorporated by reference to Form 8-K, filed with the SEC on August 8, 2012.
(13)    Incorporated by reference to Form S-1/A (No. 333-181916), filed with the SEC on August 15, 2012.
(14)    Incorporated by reference to Form 10-K, filed with the SEC on March 29, 2013.
(15)    Incorporated by reference to Form 8-K, filed with the SEC on April 16, 2013.
(16)    Incorporated by reference to Form 8-K, filed with the SEC on May 28, 2013.
(17)    Incorporated by reference to Form 8-K, filed with the SEC on June 3, 2013.
(18)    Incorporated by reference to Form 8-K, filed with the SEC on June 21, 2013.
(19)    Incorporated by reference to Form 8-K, filed with the SEC on July 30, 2013.
(20)    Incorporated by reference to Form 8-K, filed with the SEC on August 14, 2013.
(21)    Incorporated by reference to Form 8-K, filed with the SEC on August 21, 2013.
(22)    Incorporated by reference to Form S-1/A (No. 333-181916), filed with the SEC on July 18, 2012.

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida.

IZEA, Inc.
A Nevada Corporation

/s/ Edward H. Murphy	October 30, 2013
Edward H. Murphy
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Edward H. Murphy	October 30, 2013
Edward H. Murphy
President, Chief Executive Officer and Director
(Principal Executive & Accounting Officer)

/s/ Ryan S. Schram *	October 30, 2013
Ryan S. Schram
Chief Operating Officer and Director

/s/ Brian W. Brady *	October 30, 2013
Brian W. Brady
Director

/s/ Daniel R. Rua *	October 30, 2013
Daniel R. Rua
Director

*By: /s/ Edward H. Murphy	10/30/2013
Edward H. Murphy
Attorney-in-Fact